As filed with the Securities and Exchange Commission on August 17, 2026.

Registration No. 333-296254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VARSAL TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	5169	41-3424196
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

363 Ivyland Road

Warminster, PA 18974

215-957-5880

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pingxin Wang

Chairman and Chief Executive Officer

363 Ivyland Road

Warminster, PA 18974

215-957-5880

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Pang Zhang-Whitaker, Esq. Darius R. Alam, Esq. Womble Bond Dickinson (US) LLP 888 7th Avenue, 38th Floor New York, NY 10106 332 258-8400	Justin F. Hoffman, Esq. Beniamin D. Smolij, Esq. Winston Taylor LLP 800 Capitol St., Suite 2400, Houston, TX 77002-2925 713 651-2792

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED                  , 2026

Shares of Class A Common Stock

This is an initial public offering on a firm commitment basis of 3,000,000 shares of our Class A Common Stock, par value $0.001 per share (“Class A Common Stock”). Prior to this offering, there has been no public market for our Class A Common Stock. We expect the initial public offering price to be in the range of $ 5 to $ 6 per share.

We plan to apply to list our Class A Common Stock on the NYSE American and intend to reserve the symbol “VAT” for purposes of listing our Class A Common Stock on the NYSE American. The closing of this offering is conditioned upon NYSE American’s approval of our listing application, and there is no guarantee or assurance that our Class A Common Stock will be approved for listing on NYSE American.

As of August 17, 2026, we had no shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), issued and outstanding. Holders of Class A Common Stock and Class B Common Stock have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes and is convertible into Class A Common Stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A Common Stock are not convertible into shares of any other class.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.

	Per Share of Class A Common Stock	Total Without Over-Allotment Option	Total With Over- Allotment Option
Initial public offering price	$5.5	$16,500,000	$18,975,000
Underwriters’ discounts and commissions(1)	$0.385	$1,155,000	$1,328,250
Proceeds to our company before expenses(2)	$5.115	$15,345,000	$17,646,750

(1)	Represents underwriting discounts and commissions equal to 7.0% of the gross proceeds of this offering. We have also agreed with R.F. Lafferty & Co., Inc. as representative of the several underwriters (the “Representative”), to issue warrants to the Representative exercisable in the aggregate for up to such number of shares as is equal to 5% of the number of shares sold in this offering, at a price equal to 110% of the public offering price, to reimburse the underwriters for certain expenses and to provide the Representative a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering. See “Underwriting” for additional information regarding compensation payable to the underwriters.

(2)	In addition to the underwriting discounts and commissions listed above, we intend to grant the underwriters an option for a period of forty-five (45) days from the closing of this offering to purchase up to 15% of the total number of shares of Class A Common Stock to be offered by us pursuant to this offering (excluding shares of Class A Common Stock subject to this option), solely for the purpose of covering over-allotments, if any, at the public offering price less the underwriting discounts and commissions payable by us. If the underwriters exercise their over-allotment option in full, the total underwriting discounts and commissions payable will be $1,328,250, based on an assumed public offering price of $ 5.5 per share of Class A Common Stock, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and the total gross proceeds to us, before underwriting discounts and commissions and expenses, will be $ 18,975,000.

The underwriters are offering Class A Common Stock for sale on a firm commitment basis. The underwriters expect to deliver the shares of our Class A Common Stock against payment in U.S. dollars in New York, New York on or about              , 2026.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

R.F. Lafferty & Co., Inc.

Prospectus dated                      , 2026

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ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the Class A Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

We intend to file current interim financial statements in our subsequent amendments to this registration statement.

Neither we nor the underwriters have taken any action that would permit a public offering of the Class A Common Stock outside the United States or permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A Common Stock and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

MARKET DATA

We use market data throughout this prospectus. We have obtained certain market data from publicly available information and industry publications. We did not fund and are otherwise not affiliated with any such third-party sources. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Shanghai Everbright” are to Shanghai Everbright Co. LTD, a company organized under the laws of the People’s Republic of China;

●	“Shanghai Varsal” are to Shanghai Varsal Co. LTD, a company organized under the laws of the People’s Republic of China;

●	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States;

●	“Varsal” are to Varsal Tech, Inc., a corporation that was incorporated under the laws of the State of Delaware;

●	“Varsal Chemicals” are to Varsal Chemical (Tangshan) Co., Ltd. , a company organized under the laws of the People’s Republic of China;

●	“Varsal Holdings” are to Varsal Holdings LLC, a Pennsylvania limited liability company;

●	“Varsal LLC” are to Varsal LLC, a Pennsylvania limited liability company and subsidiary of Varsal;

●	“Varsal Technology” are to Varsal Technology (Tianjin) Co., Ltd., a company organized under the laws of the People’s Republic of China; and

●	“we,” “us,” “our,” “our Company,” or the “Company” are to Varsal and its subsidiary Varsal LLC.

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Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Below is a glossary of terms used in this prospectus.

Chiral compounds: Molecules that are non-superimposable on their mirror images (like left and right hands). In chemistry, they exist as enantiomers and are important in pharmaceuticals because one enantiomer often has the desired therapeutic effect while the other may be inactive or harmful. Chiral compounds are central to asymmetric synthesis and drug development.

Chlorination: A type of halogenation reaction where one or more atoms of chlorine are introduced into a chemical compound. This process is a cornerstone of specialty chemistry, used to create highly reactive intermediates that serve as precursors for a wide array of crop protection chemicals and pharmaceutical products.

Crystallization-induced asymmetric transformation: A specialized technique in asymmetric (chiral) synthesis where crystallization drives the conversion of a racemic mixture (equal parts of mirror-image forms) into a single desired enantiomer. It often combines in-situ racemization or epimerization with selective crystallization, enabling high yields of optically pure chiral compounds without traditional resolution methods.

Esterification: The chemical process of combining an organic acid (such as a carboxylic acid) with an alcohol to form an ester and water. This reaction is fundamental in creating specialized chemical building blocks, solvents, and plasticizers, often requiring precise acid catalysis to ensure high yield and purity.

Fluorination: The controlled introduction of fluorine atoms into an organic molecule. Due to the unique electronegativity of fluorine, this process is used to enhance the metabolic stability and bioavailability of life-science products. It often requires specialized equipment and handling due to the high reactivity of fluorinating agents.

Halogenation processes: Chemical reactions that introduce one or more halogen atoms (fluorine, chlorine, bromine, or iodine) into an organic molecule. These processes are widely used in the production of intermediates and specialty chemicals, often via substitution or addition mechanisms, to create reactive building blocks for further synthesis.

Hydrogenation: A chemical reaction that involves the addition of hydrogen to an organic compound, typically in the presence of a catalyst such as nickel, palladium, or platinum. In specialty chemical manufacturing, this process is frequently used to saturate compounds or reduce functional groups to achieve specific molecular stability or reactivity required for active pharmaceutical ingredients (APIs).

Industrial intermediates: Chemical compounds produced during multi-step manufacturing processes and used as building blocks to create other industrial chemicals, materials, or products (e.g., for polymers, agrochemicals, or coatings). They are not intended for direct consumer use but serve as precursors in large-scale chemical production.

Intermediates: Stable chemical compounds formed as intermediate steps in a multi-step synthesis. In the chemical industry, they act as building blocks or precursors that undergo further reactions to produce final products such as active pharmaceutical ingredients (APIs), specialty chemicals, or end-use materials. They are consumed in the process and typically not present in the finished product.

Pharmaceutical intermediates: Chemical compounds synthesized during the production of active pharmaceutical ingredients (APIs). They serve as key building blocks or precursors in the multi-step chemical pathway leading to the final drug substance. These intermediates undergo further reactions, purifications, and transformations before yielding the API.

Phosphorus chemicals: Compounds containing phosphorus atoms, often in the form of organophosphorus structures such as phosphines, phosphites, phosphates, or phosphonates. In industrial contexts, they serve as important intermediates or building blocks for flame retardants, plasticizers, catalysts, ligands in catalysis, agrochemicals, and pharmaceutical synthesis. They are valued for their unique reactivity and are produced in both commodity and specialty grades.

Specialty chemicals: High-value chemical products manufactured for their specific performance, function, or unique properties rather than for their chemical composition alone. Unlike commodity chemicals (produced in high volume with many uses), specialty chemicals are often made in lower volumes for targeted applications in industries such as pharmaceuticals, electronics, agriculture, and coatings.

Specialty intermediates: Advanced or high-value chemical intermediates designed for use in the production of specialty chemicals. They often incorporate complex structures, specific functionalities (e.g., chiral centers), or tailored properties required for niche applications in pharmaceuticals, agrochemicals, or performance materials.

Sulfonation: A synthetic organic reaction in which a sulfonic acid group is introduced into an organic molecule. This process is essential for increasing the solubility of compounds and is a critical step in the production of various pharmaceutical intermediates, surfactants, and high-performance polymers.

Sulfonyl chemicals: Compounds containing the sulfonyl functional group (–SO₂–), including sulfonyl chlorides, sulfonamides, sulfones, and related derivatives. They are highly versatile reactive intermediates widely used in pharmaceutical and agrochemical synthesis (e.g., for sulfonamide antibiotics, anti-diabetic drugs, or herbicides). Sulfonyl chemicals are valued for their ability to undergo nucleophilic substitution and serve as key building blocks in multi-step organic synthesis.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Common Stock, discussed under “Risk Factors,” before deciding whether to buy our Class A Common Stock.

Business Overview

We develop and supply International Organization for Standardization (“ISO”)-certified and Good Manufacturing Practice (“GMP”)-compliant chemicals, intermediates and other customized product solutions that are supported by proprietary know-how and deep domain and product expertise. Through decades of technological development, we have established a business that serves a diversified and global customer base in the pharmaceutical, electronics, industrial, personal care and research markets.

Our Mission

Our mission is to harness our deep technical expertise, proprietary process innovation, and chemistry know-how to deliver value-added chemicals and specialty intermediates (short-lived, high-energy molecules that are formed during a chemical reaction and then quickly react further to become a product) that enhance the performance of our customers’ products, as well as their quality and reliability. By embedding our technology within the solutions we provide, we create differentiated, high-impact materials that drive efficiency, compliance, and provide a competitive advantage for our global customers in high-end markets such as pharmaceuticals and industrials.

Our Strengths

Our strengths stem from a combination of proprietary process know-how, technology-driven differentiation and capital-efficient execution. These attributes enable us to generate sustainable margins, recurring revenue streams and strong competitive barriers within regulated and performance-critical markets.

Comprehensive Manufacturing and Logistics Partnering for our Customers

We provide our customers with a fully integrated source for the development, manufacture, quality assurance, packaging and global delivery of specialty chemicals, pharmaceutical intermediates and customized product solutions. By combining decades of proprietary chemical expertise with specialized logistics and supply chain capabilities, we eliminate the need for customers to separately coordinate research, manufacturing, quality control, packaging and transportation across multiple vendors. A customer simply places an order and we manage every step in fulfilling a finished, specification-compliant product—on time and delivery to the customer’s doorstep.

At the core of our value proposition is deep, proprietary chemical expertise. Our technical team, led by Dr. Pingxin Wang and Dr. Youmao Shi, both of whom hold PhD degrees in chemistry, brings extensive experience in multi-step synthesis, purification and scale-up of complex intermediates used in regulated and performance-critical applications. This expertise enables us to offer customers a full spectrum of chemical development services: from gram-level laboratory experiments to multi-metric-ton commercial production, we design, optimize, and validate the chemical processes required to produce each customer’s product, covering specialized capabilities such as hydrogenation, sulfonation, esterification, chlorination, fluorination, and crystallization-induced asymmetric transformation for chiral compounds. For customers, this means that we handle the entire technical challenge of translating a product specification into a commercially viable manufacturing process—a service that would otherwise require the customer to separately engage product development consultants, process engineers and contract manufacturers.

We translate our chemical know-how into manufactured products through our network of qualified third-party manufacturers, all located in the People’s Republic of China (the “PRC”)—currently five in number— of which we have maintained continuous working relationships with four manufacturers for many years. We provide these manufacturers with proprietary process specifications, project plans and technical direction that govern every aspect of production, from complex organic synthesis and custom chemical reactions to precisely control reaction conditions including temperature, pressure and timing.

We conduct a portion of our product development activities pursuant to two written product development agreements, pursuant to which our counterparties perform product development activities on our behalf for the creation, improvement and enhancement of our products in accordance with project plans and specifications provided or approved by us. The first agreement is an agreement between Varsal LLC and Varsal Technology pursuant to which Varsal Technology conducts research, development, and production activities for instruments, laboratory components, and related products on our behalf. The second agreement is a three-way agreement among Varsal LLC, Shanghai Varsal, and Varsal Chemicals (the “Three-Way Product Development Agreement”). None of the counterparties to these agreements are our affiliates or related parties. The third-party companies are independent of one another, are not affiliated with each other, and operate separately. Each provides services to us under our guidance while continuing to conduct business with other customers. In addition, we are neither the sole nor primary customer of any of these entities, and each independently conducts business with other customers. These companies are independent entities that serve other customers. In the agreements, all intellectual property, inventions, know-how, and other developments arising from our product development activities are owned exclusively by us and we retain full rights to license and commercialize such developments worldwide.

Under the Three-Way Product Development Agreement, Shanghai Varsal and Varsal Chemicals are responsible for finance, logistics, and import/export activities. Product development activities and manufacturing operations are conducted under our direction and in accordance with our specifications and instructions. Pursuant to these agreements, we and the third-party chemical manufacturers perform joint and/or separate product development activities relating to the creation, improvement, and enhancement of chemical products, intermediates, and related compounds in accordance with project plans approved by us. Products developed under these arrangements include products for pharmaceutical, electronics, and other industrial applications.

Both agreements were executed on July 1, 2018 and remain in effect unless terminated by either party upon 180 days’ prior written notice. Under the terms of the agreements, all intellectual property developed through the product development activities is exclusively owned by us.

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Product development projects are initially discussed among the participating parties, and responsibilities are allocated by us based on each party’s technical capabilities, available resources, and operational capacity.

Many of our products are highly toxic, corrosive, temperature-sensitive, moisture-sensitive, or otherwise hazardous, requiring handling, packaging and transportation solutions that go well beyond standard chemical distribution. We have developed logistics and packaging solutions tailored to the unique characteristics of each product. Our logistics team performs internally much of the work that logistics consultants and freight forwarders typically handle. We are able to work across a variety of transportation modes, including air transportation, ocean cargo, full container loads, less-than-truckloads (LTL) and inland truck transportation. We can handle many different classes of chemicals including poisonous, hazardous, and toxic materials, as well as temperature-controlled products and products requiring moisture control. After the manufacturing process is completed, customers receive the product with no additional arrangements needed due to our specialized logistics, packaging and delivery capabilities. This benefits our customers financially and alleviates them of additional logistical burden as customers would ordinarily need to independently source specialized packaging vendors, hazardous materials carriers and cold-chain logistics providers, adding cost, complexity and risks to their supply chains.

Technology-Rich Business Model

Our foundation is built upon proprietary chemical processes, formulation know-how and accumulated trade secrets that enable the production of value-added specialty intermediates and high-performance chemicals. We believe that our technology-rich model differentiates from commodity producers by embedding technical depth and intellectual property into each offering. This allows us to deliver performance attributes that are not easily replicated by competitors, while capturing margins reflective of our technical contribution, rather than raw material arbitrage.

Instead of licensing our technologies through one-time agreements, we capture long-term value by integrating our intellectual capital directly into manufacturing and supply relationships. This embedded model allows us to retain control over quality, process consistency, and proprietary steps, while earning sustained margins through recurring product sales. This approach also aligns our economic incentives with customer performance, promoting continuity and trust across multi-year supply relationships.

Scale-Up Capabilities and Expertise from Lab to Commercial Production

We possess extensive expertise in custom synthesis and process scale-up, enabling us to efficiently transition products from laboratory development to full commercial manufacturing through our third-party manufacturers. Our technical team has deep experience in designing, optimizing, and validating multi-step chemical processes from gram-level laboratory experiments to multi-metric-ton production. This end-to-end capability allows us to rapidly prototype and refine new intermediates, reduce time-to-market, and ensure consistent quality and performance as volumes increase. By managing the entire development continuum, we provide customers with a single, technically sophisticated source capable of delivering both innovative and reliable large-scale supply. This capability not only supports product differentiation and customer confidence but also reinforces our role as a preferred source for complex, high-value chemistry.

Our technical team has extensive experience in multi-step synthesis, purification, and scale-up of complex intermediates used in regulated and performance-critical applications. This expertise, which is transparently shared with our manufacturers for the benefit of our customers, allows us to meet our customers’ demanding purity, safety and traceability standards, which are required by the pharmaceutical, coating and advanced materials industries. Our ability to translate laboratory innovation into consistent, commercial-scale manufacturing is a key differentiator that supports high-value, defensible revenue streams.

Strong Customer Retention and High Barriers to Entry

Our products are typically customized to meet exacting technical or regulatory specifications, becoming integral to customers’ formulations and production workflows. As a result, substitution would require costly reformulation, revalidation, and regulatory reapproval, creating high switching costs and promoting long-term retention. We believe that our collaborative technical engagement during product development deepens customer reliance and embeds us as a trusted supplier in their innovation pipeline. We believe that our accumulated process knowledge, specialized chemistry expertise and embedded customer relationships create significant barriers for new entrants. Many of our processes involve proprietary synthesis methods, confidential operating parameters and accumulated know-how that are not easily replicated or reverse engineered. Moreover, our deep familiarity with regulatory pathways and supply chain validation, especially the handling of hazardous materials, provides additional protection against displacement by less experienced and low-cost competitors.

Capital-Efficient and Flexible Operating Model

We maintain a lean and capital-efficient structure by strategically utilizing external manufacturing resources under our technical direction and quality systems. This hybrid model allows us to preserve our focus on innovation and enhance customer interfaces while minimizing fixed overhead and capital investments. Simultaneously, because our manufacturing agreements grant us exclusive rights to all discoveries, inventions, know-how, trade secrets and all other intellectual property developed during the manufacturing processes, we are able to build a valuable IP portfolio and grow our own knowledge at minimal cost to our company. By flexibly scaling capacity with demand, we have achieved attractive returns on invested capital and have maintained our margins across business cycles.

Proven Track Record of Technical Innovation with Global Supply Chain Reach and Execution Capability

Innovation is central to our growth strategy. We have demonstrated an ability to continuously evolve our process technologies to improve yield, purity and sustainability while enabling customers to enhance product performance and meet new regulatory standards. Our iterative development approach and willingness to co-innovate with customers foster a continuous pipeline of differentiated products that strengthen our competitive positioning.

In addition to our innovation, our experience managing international sourcing, logistics (especially the handling of hazardous products and materials) and regulatory compliance enable us to deliver consistent quality and reliable supplies to customers around the world. Our established relationships with global manufacturing partners and freight networks allow us to balance cost efficiency with control and traceability. We believe that this global reach supports the scalability of our model and positions us to serve multinational customers across various regions.

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Diversified Product Portfolio of Chemicals and Specialty Intermediates Across Multiple Applications and End Markets

We provide a comprehensive portfolio of pharmaceutical intermediates, sulfonyl and phosphorous chemicals, and other high-value custom compounds, backed by stringent quality standards and regulatory compliance. Our portfolio spans multiple end markets including pharmaceuticals, polymers, coatings and performance materials. This diversification mitigates exposure to any single customer, product, or sector, while providing resilience across economic cycles. It also enables cross-pollination of technical insights from one application area to another, accelerating innovation and broadening our commercial opportunities.

Our Strategy

We plan to achieve our mission through the following key strategies:

Expand Manufacturing Capabilities in Key Regions

We plan to expand our operational capacity in both the United States and the Middle East as part of our strategy to enhance supply chain resilience, capture regional growth opportunities and strengthen our global competitiveness. In the United States, we intend to do so through acquisitions of existing businesses with operating manufacturing facilities in place. Our goal is to establish production of higher-value sulfonyl and other derivatives tailored to advanced electronics and pharmaceutical applications and other high-end industries, positioning us to move further up the value chain.

We intend to pursue greenfield expansion opportunities in the Middle East to accelerate growth and develop more downstream advanced technologies to provide more value to our customers. We are currently in discussions with local business partners and regulatory authorities in Saudi Arabia, on establishing a local company. We intend to set up a company, obtain the necessary approvals and build a chemical manufacturing plant within one year after this offering. We anticipate the total cost of this project to be approximately $100 million. We intend to fund this project through a combination of local project financing partners such as the Saudi Industrial Development Fund (SIDF), local investment firms, and a portion of the proceeds from this offering. We anticipate that Varsal Tech will invest approximately 5% up to 10% of the total project cost (approximately $5 million up to $10 million in cash, with the remainder represented by contributions of technology know-how through an assignment, license, or other arrangement) to obtain a majority equity interest in the venture. The remaining funding of approximately $90 million up to $95 million is expected to come from government funds and local financing sources, including bank loans, with our local partners contributing the balance through cash and other sources. We intend to complete the first phase of the construction within one year from the time of company registration in Saudi Arabia. To date, the costs incurred in connection with this initiative have not been material, consisting primarily of management time devoted to preliminary discussions and planning activities. There can be no assurance that we will be able to fund this project or that we will be successful in its operation, if completed. We intend to utilize the abundant sulfur, methanol and natural gas in the region as they are key feedstocks for our products, leveraging access to low-cost feedstocks to create a cost-advantaged hub to produce key raw materials and inputs that support both regional and international markets and create a globalized, vertically integrated product supply chain.

Strengthen Our Product Portfolio and Application Breadth

We intend to expand beyond core pharmaceutical and industrial intermediates by developing higher-value specialty products and broadening application scenarios for our existing portfolio. By leveraging our process know-how and research and development (“R&D”) capabilities, we aim to create new solutions in areas such as electronics, advanced materials and personal care, thereby increasing cross-selling opportunities and enhancing customer stickiness. We believe that our R&D and analytical capabilities enable rapid development and scale-up of complex chemistries. As part of our commitment to innovation and technical, value-added focus, we have published an ongoing whitepaper series discussing some of our most advanced products, highlighting our technical focus and commitment to solving complex materials challenges including toluenesulfonylmethyl isocyanide (“TMC”), 2-Isocyanatoethyl methacrylate (IEM), 4-Octylbenzenesulfonic acid (OBSA), methanesulfonic anhydride (MSAA), propane-1-sulfonyl chloride (PSC), and l-Arginine ethyl ester dihydrochloride (L-AEE). These publications serve to establish our company as a thought leader in complex, cutting edge compounds, and to help detail relevant applications of our specialized compound portfolio. By focusing on these high-complexity molecules, we aim to provide significant value-added solutions that are integral to our customers’ R&D and manufacturing success, further solidifying our position as a leader in technical material innovation. We intend to continue to add to this series as we develop new projects with customers, both from a product and application perspective.

Deepen Customer Relationships and Enhance Market Penetration

We believe our long-standing customer relationships and integrated supply capabilities position us to attract new global customers. We intend to strengthen customer engagement through technical collaboration, co-development projects and differentiated logistics and procurement services. We believe that these efforts will support greater penetration in pharmaceuticals, electronics and specialty industries where reliable, high-quality supply is critical. We plan to deepen engagement with our existing customer base by expanding product offerings, increasing share-of-wallet and supporting customers’ geographic and capacity expansions. Because our intermediates and specialty chemicals are often embedded in customers’ validated production processes, each new formulation or derivative product presents an opportunity for incremental revenue with minimal additional customer acquisition cost.

Expand Organizational Capabilities Through Targeted Hiring

We recognize that our people and technical expertise are core to our competitive advantage. We plan to strategically expand our team by hiring experienced professionals across technical, commercial and operational functions. By attracting and retaining top talent with specialized chemistry, regulatory, and market expertise, we aim to strengthen execution, accelerate innovation, and enhance scalability as the business grows.

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Our Corporate Structure

The following diagram illustrates our corporate structure before and after this offering:

We have a dual-class voting structure consisting of shares of Class A and Class B Common Stock. Under this structure, holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to 10 votes per share, which may cause the holders of shares of Class B Common Stock to have an unbalanced, higher concentration of voting power. While there is currently no single shareholder with more than 50% of the voting power, such concentration of voting power may discourage, prevent, or delay the consummation of transactions that stockholders may consider favorable, including ones in which stockholders might otherwise receive a premium for their shares. Future issuances of shares of Class B Common Stock may also be dilutive to the holders of Class A Common Stock. As a result, the market price of our Class A Common Stock could be adversely affected.

The following diagram illustrates the structure of Varsal Holdings: The current shareholders of Varsal also hold 100% of the equity interests in Varsal Holdings, which itself holds 12.90% of the outstanding equity of Varsal Chemicals. We have certain contractual arrangements with Varsal Chemicals. None of Shanghai Everbright, Shanghai Varsal, or Varsal Technology holds any equity interest in our company. Neither we nor our shareholders hold any equity interest in Shanghai Everbright, Shanghai Varsal, or Varsal Technology:

Corporate Information

Our principal executive offices are located at 363 Ivyland Road, Warminster, PA 18974. Our telephone number at our principal executive office is 215-957-5880. Our corporate website is https://www.varsal.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

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Summary of Risk Factors

Investing in our Class A Common Stock involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Common Stock. Below is a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

●	We depend heavily on manufacturing facilities located in China which subjects us to significant operational, economic, political, and regulatory risks.
●	We operate in a highly regulated industry and must comply with complex and evolving regulations in multiple jurisdictions; any failure to comply could harm our business.
●	We handle and transport hazardous and toxic chemicals, which expose us to significant risks of accidents, injuries, environmental contamination, and liability.
●	Our business has been, and may continue to be, adversely impacted by newly imposed tariffs and geopolitical tensions.
●	We depend on key customers for a significant portion of our revenue and the loss of these customers could materially harm our business.
●	The manufacturing processes that we have developed are highly technical and complex, and any quality failures or production disruptions could damage customer relationships and harm our business.
●	We face intense competition from larger, more established chemical suppliers with greater resources and global reach.
●	We may not be able to protect our proprietary technologies and technical know-how, particularly in China, and we may become subject to claims that our products, processes or technologies infringe, misappropriate or otherwise violate third-party intellectual property rights.
●	We depend on key personnel, particularly our founders and technical experts, partners, and manufacturers, with the loss of key personnel potentially causing harm to our business.
●	Our growth strategy depends on our ability to successfully develop new products, expand into new markets and increase business with existing customers, which efforts may not be successful.
●	We may require additional capital to fund our operations and growth, which we may not be able to obtain or obtain on less than favorable terms.
●	As a holding company, we are dependent on the operations and cash flows of our subsidiary, and our ability to pay dividends, cover corporate expenses, or service any future obligations depends on receiving distributions from our subsidiary.
●	Our dual-class common stock structure, in which holders of shares of our Class B Common Stock have ten votes per share, will concentrate voting power with holders of shares of our Class B Common Stock and could delay, defer or prevent a change in control and may adversely affect the market price of our Class A Common Stock.
●	U.S.-China trade tensions, tariffs, and import-export restrictions could significantly harm our business.
●	We face risks related to international logistics, shipping, and customs, which could disrupt our ability to deliver products to customers.
●	Geopolitical tensions and conflicts in the Middle East could disrupt our planned expansion into the region and adversely affect our business, financial condition and results of operations.
●	Our planned manufacturing operations in Saudi Arabia are subject to complex and evolving regulatory requirements; any failure to obtain or maintain necessary approvals could delay or prevent the commencement of our operations.
●	We are subject to extensive environmental regulations, and the cost of compliance or liability for violations could be substantial.
●	Climate change and increasing focus on environmental sustainability could increase our costs or affect demand for our products.
●	We may face liability for injury, death, or property damage arising from our operations or products.
●	We have a history of rapid growth and we may not be able to manage our growth effectively.
●	We face cybersecurity risks that could disrupt our operations, compromise confidential information, or harm our reputation.
●	Changes in trade policies, export controls, or entity list designations could severely restrict our ability to operate in countries where we currently do business including, United States, the PRC, India, Japan, Mexico, Canada, Brazil, Argentina, Singapore and Europe.
●	Product liability suits, if brought, could have a material adverse effect on our business.
●	We may become subject to warranty claims or contractual disputes that could result in significant costs or liabilities.
●	Increasing data privacy and security regulations could increase our compliance costs and risks.
●	An active trading market may not develop for our Class A Common Stock.
●	The initial public offering price for our Class A Common Stock may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.
●	You will experience immediate and substantial dilution in the net tangible book value of the Class A Common Stock purchased in this offering.
●	Our insiders will continue to have substantial influence over us after the consummation of this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

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●	We have identified a material weakness in our internal control over financial reporting, and if we are unable to remediate such weakness or otherwise maintain adequate internal controls, we may not be able to accurately report our financial results or effectively manage our business.
●	We will incur substantial increased costs as a result of being a public company.
●	We are an emerging growth company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and have elected to take advantage of certain reduced reporting requirements.
●	We may not be able to maintain the listing of our Class A Common Stock on the NYSE American.
●	Substantial future sales of our Class A Common Stock, or the perception that such sales may occur, could cause the price of our Class A Common Stock to decline.
●	If securities or industry analysts do not publish research about us, or publish negative reports, the price of our Class A Common Stock and trading volume could decline.
●	Our management has broad discretion to determine how to use the funds raised in the offering.
●	NYSE American may apply additional or more stringent criteria for our listing.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●

are eligible to claim longer phase-in periods provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Recent Developments

Class B Common Stock Recapitalization

On July 3, 2026, we issued an aggregate of 16,500,000 additional shares of Class B Common Stock to our existing Class B stockholders for no cash or other consideration in connection with a recapitalization of our outstanding Class B Common Stock. The shares were issued as follows: (i) 71,355 shares to Pingxin Wang, our Chief Executive Officer and Chairman; (ii) 7,599,226 shares to Dongwei Wang, our Interim Chief Financial Officer and a director; (iii) 7,135,425 shares to Huiqin Zhang, a principal stockholder and employee of the Company; (iv) 1,025,715 shares to James Wang, a stockholder of the Company; and (v) 668,279 shares to Austin Wang, a stockholder of the Company. After giving effect to the issuance, we had 20,000,000 shares of Class B Common Stock and no shares of Class A Common Stock issued and outstanding. Each share of Class B Common Stock is entitled to ten votes per share and is convertible into one share of Class A Common Stock at the option of the holder.

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THE OFFERING

Shares of Class A Common Stock offered	3,000,000 shares of Class A Common Stock (or 3,450,000 shares of Class A Common Stock if the underwriters exercise their over-allotment option.)

Price per share	We currently estimate that the initial public offering price will be in the range of $ 5.00 to $ 6.00 per share of Class A Common Stock.

Shares of Common Stock outstanding prior to completion of this offering	0 shares of Class A Common Stock; 20,000,000 shares of Class B Common Stock.

Shares of Common Stock outstanding immediately after this offering

23,000,000 shares of Common Stock including (i) 3,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock assuming no exercise of the underwriters’ over-allotment option.

Listing	We intend to list our Class A Common Stock on the NYSE American. At this time, the NYSE American has not yet approved our application to list our Class A Common Stock. The closing of this offering is conditioned upon NYSE American’s final approval of our listing application, and there is no guarantee or assurance that our Class A Common Stock will be approved for listing on the NYSE American.

Proposed ticker symbol	VAT

Transfer Agent	Transhare Corporation

Over-allotment Option	We intend to grant the underwriters an option, exercisable within 45 days from the closing of this offering, to purchase up to an aggregate of 450,000 additional shares of our Class A Common Stock.

Use of proceeds	We intend to use the proceeds from this offering for general corporate purposes in support of our current business, acquisition opportunities in the United States, and develop a greenfield manufacturing plant in the Middle East. See “Use of Proceeds” on page 29 for more information.

Lock-up	We, our officers, directors, and holders of four percent (4.0%) or more of our Class A Common Stock and any options exercisable for, or securities convertible into, our Class A Common Stock, intend to enter into lock-up agreements with the underwriters, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company without the written consent of the Representative. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors	The Class A Common Stock offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 11 for a discussion of factors to consider before deciding to invest in our Class A Common Stock.

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SUMMARY FINANCIAL DATA

The following tables set forth our summary historical financial data as of, and for the periods ended on the dates indicated. The summary financial data as of and for the years ended September 30, 2025 and 2024 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The summary financial data for the nine months ended June 30, 2026 and 2025 are derived from our unaudited interim condensed consolidated financial statements and notes that are included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period.

In the opinion of management, the summary consolidated interim financial information reflects all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations, cash flows and changes in equity as of June 30, 2026, and for the nine months ended June 30, 2026 and 2025. The following summary financial data should be read together with the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes thereto appearing elsewhere in this prospectus. The summary financial data in this section is not intended to replace our audited financial statements and the related notes and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

Statement of income data:

	For the Nine Months Ended June 30
	2026	2025
Revenues, net	$16,574,573	$22,102,026
Cost of revenues	6,291,666	14,218,467
Gross profit	10,282,907	7,883,559
Operating expenses	1,682,389	898,121
Income from operations	8,600,518	6,985,438
Other income	49,881	47,606
Net income	$6,786,999	$7,033,044

Basic and diluted net income per share	$0.34	$0.35
Weighted average common shares outstanding, basic and diluted	20,000,000	20,000,000

	For the year ended September 30
	2025	2024
Revenues, net	$22,929,976	$14,555,046
Cost of revenues	14,632,108	10,761,488
Gross profit	8,297,868	3,793,558
Operating expenses	1,244,293	948,283
Income from operations	7,053,575	2,845,275
Other income	60,397	52,290
Net income	$7,113,972	$2,897,565

Basic and diluted net income per share	$0.36	$0.14
Weighted average common shares outstanding, basic and diluted	20,000,000	20,000,000

Balance sheet data:

	June 30, 2026	September 30, 2025	September 30, 2024
Current assets	$12,041,773	$3,837,610	$3,936,668
Total assets	$12,607,919	$4,160,090	$4,334,010
Current liabilities	$2,452,994	$222,113	$189,554
Total liabilities	$2,500,577	$339,747	$398,173
Total equity	$10,107,342	$3,820,343	$3,935,837

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RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. Before deciding whether to invest in our Class A Common Stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Common Stock to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Common Stock if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Operations

We depend heavily on manufacturing facilities located in China which subjects us to significant operational, economic, political, and regulatory risks.

Substantially all of our products are manufactured at two facilities in the People’s Republic of China (the “PRC”) with whom we have had working relationships for many years. We have agreements in place with these manufacturers under which they make custom products for us pursuant to exclusive arrangements. Our dependence on these PRC manufacturing operations exposes us to numerous risks, including:

●	Political and economic instability, including tensions between the United States and the PRC;

●	Changes in PRC government policies, regulations, or interpretations thereof, particularly relating to chemical manufacturing, environmental standards, and foreign ownership;

●	Difficulties in staffing and managing foreign operations;

●	Potential nationalization or expropriation of private enterprises;

●	Currency exchange rate fluctuations and restrictions on currency conversion or the transfer of funds;

●	Inflation or changes in labor costs in the PRC;

●	Trade restrictions, tariffs, or embargoes imposed by the United States or other countries;

●	Challenges in protecting our intellectual property rights under PRC law;

●	Disruptions in transportation and shipping from the PRC to our customers worldwide; and

●	Public health crises, natural disasters, or other events that could disrupt our manufacturing operations.

We operate in a highly regulated industry and must comply with complex and evolving regulations in multiple jurisdictions; any failure to comply could harm our business.

Our business is subject to extensive regulation by governmental authorities in the United States, the PRC and other countries where we sell our products. We must comply with regulations governing:

●	The distribution, handling and transportation of hazardous chemicals;

●	Environmental, health, and safety standards, including chemical emissions and waste disposal;

●	Import and export controls, including customs regulations and international trade restrictions;

●	Good Manufacturing Practice (GMP) requirements for pharmaceutical intermediates;

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●	ISO quality management standards;

●	Product registration and approval requirements in various jurisdictions; and

●	Anti-corruption laws, including the Foreign Corrupt Practices Act and similar laws in other countries.

These regulations are complex, change frequently, and may become more stringent over time. Compliance with these regulations requires significant resources, and we may face difficulties in obtaining or maintaining necessary permits, licenses, registrations, or certifications. Our ISO 9001:2015 certification expires in August of 2026, and failure to recertify could impact customer relationships and revenue. Any violation of applicable regulations could result in:

●	Fines, penalties, and/or criminal liability;

●	Suspension or revocation of permits and/or licenses;

●	Product recalls or seizures;

●	Restrictions on our ability to manufacture and/or sell our products;

●	Damage to our reputation and customer relationships; and

●	Increased costs of compliance and remediation.

We handle and transport hazardous and toxic chemicals, which expose us to significant risks of accidents, injuries, environmental contamination, and liability.

Our core business involves the production of specialty chemicals and pharmaceutical intermediates, many of which are highly toxic, poisonous, corrosive, temperature-sensitive, or otherwise hazardous.

Despite our safety protocols and quality control measures, accidents can occur that could result in:

●	Fires, explosions, or chemical releases that could cause injuries or fatalities to our employees or nearby communities;

●	Environmental contamination of soil, water, or air;

●	Significant property damage to our facilities or equipment;

●	Substantial cleanup costs and environmental remediation expenses;

●	Product liability claims from customers or end users;

●	Personal injury or wrongful death claims;

●	Regulatory enforcement actions, fines, or criminal penalties;

●	Temporary or permanent shutdown of affected facilities;

●	Increased insurance costs or inability to obtain adequate insurance coverage; and

●	Reputational harm that could impact customer relationships and future business.

Any significant accident or environmental incident could have a material adverse effect on our business, financial condition, and results of operations.

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Our business has been, and may continue to be, adversely impacted by newly imposed tariffs and geopolitical tensions.

As our current business model involves selling PRC–sourced products for sale into the U.S. and other international markets, the ongoing tariff war between the U.S. and the PRC has affected us from a logistics, supply and financial perspective. The administrative complexity of managing tariff compliance and the potential for customs delays have necessitated higher inventory levels, increasing our carrying costs. Financially, we have to pay the higher tariff rates from cash reserves and while we endeavor to pass these costs on to our customers through price adjustments, there is no guarantee that market conditions will allow for full cost recovery. Continued or escalating trade tensions could result in significant working capital requirements and may adversely affect our competitive position against non-U.S. based entities who do not face similar import duties. As of May 12, 2025, the United States and the PRC entered into a bilateral tariff reduction arrangement under which the PRC reduced tariffs on certain U.S. goods from 125% to 10%, while the United States lowered tariffs on PRC goods from 145% to 30%. Originally intended to last 90 days, the arrangement has since been extended, and as of February 10, 2026, the reduced tariff levels remain in effect and are expected to continue through November 2026 under the current bilateral framework. The underlying trade tensions and the potential reimposition of elevated tariffs may continue to pose risks to global supply chains and bilateral economic relations. As our current business model involves selling PRC-sourced products into the U.S. and other international markets, the total landed cost of our products has increased and reduced their price competitiveness relative to domestic or non–U.S. manufactured alternatives. During the nine months ended June 30, 2026, tariffs on specialty chemicals sold into the U.S. market negatively affected our gross margins by approximately 16.7%.

We depend on key customers for a significant portion of our revenue and the loss of any of these customers could materially harm our business.

We have developed long-term relationships with customers in the pharmaceutical, electronics, personal care, and specialty industrial sectors. These long-term relationships create concentration risk. In the fiscal year ended September 30, 2025, our two largest customers, Customer B and Customer A, respectively accounted for 45% and 41% of our total revenues and in the fiscal year ended September 30, 2024, approximately 78% of our revenue was attributable to Customer B, accordingly, our financial performance is highly influenced by the level and timing of business conducted with these customers. No revenue was attributable to Customer A during the fiscal year ended September 30, 2024. During the nine months ended June 30, 2026, 64% of our total revenues were attributable to Customer A, and 25% of our total revenues were attributable to Customer B. During the nine months ended June 30, 2025, 42% of our total revenues were attributable to Customer A, and 47% of our total revenues were attributable to Customer B. The absence of purchases by Customer B during the first half of fiscal year 2026 was attributable to excess inventory accumulated by Customer B as a result of significant purchase volumes during fiscal year 2025. Customer B resumed purchasing in the third quarter of fiscal year 2026 and accounted for approximately 49% of net revenues during the three months ended June 30, 2026. As of June 30, 2026, two customers, Customer A and Customer B, accounted for approximately 62% and 34% of our total accounts receivable, respectively. A significant reduction in orders from these customers would significantly reduce our revenue and profitability. Factors that could lead to customer loss include:

●	Customers deciding to bring production in-house or diversify their supplier base;

●	Customers experiencing financial difficulties or changes in their business strategies;

●	Quality issues or delivery delays that damage customer relationships;

●	Competitors offering more attractive pricing or terms;

●	Changes in regulatory requirements that affect our ability to supply certain products;

●	Geopolitical tensions that discourage customers from sourcing from China-based manufacturers; or

●	Loss of sole supplier status if customers develop alternative sources.

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The manufacturing processes that we have developed are highly technical and complex, and any quality failures or production disruptions could damage customer relationships and harm our business.

Our customers, particularly in the pharmaceutical industry, have stringent quality requirements and expect consistent, high-quality products that meet exact specifications. The manufacturing processes that are undertaken on our behalf involve:

●	Complex organic synthesis and custom chemical reactions;

●	Precise control of reaction conditions, including temperature, pressure, and timing;

●	Sophisticated analytical testing and quality control procedures;

●	Management of highly reactive or unstable intermediates;

●	Crystallization-induced asymmetric transformation for chiral compounds; and

●	Specialized processes such as hydrogenation, sulfonation, esterification, chlorination, and fluorination.

Any failure in our manufacturing processes could result in:

●	Products that do not meet customer specifications or regulatory requirements;

●	Batch failures that reduce production yields or require disposal of materials;

●	Delays in fulfilling customer orders;

●	Product recalls or customer complaints;

●	Damage to our reputation for quality and reliability;

●	Loss of customer confidence and future business;

●	Failure to maintain ISO certification or GMP compliance; and

●	Liability for customer losses or damages.

Our pharmaceutical customers in particular may have qualified us as their sole supplier after extensive testing and validation. Any quality failure could result in loss of this qualified status and significant revenue.

We face intense competition from larger, more established chemical suppliers with greater resources and global reach.

The specialty chemicals and pharmaceutical intermediates markets are highly competitive. We compete with large multinational chemical companies, such as BASF and Arkema, which have:

●	Substantially greater financial, technical, manufacturing, and marketing resources;

●	More diversified product portfolios and customer bases;

●	Established global manufacturing and distribution networks;

●	Stronger brand recognition and reputations;

●	Greater ability to invest in research and development;

●	More leverage in negotiating with suppliers and customers; and

●	Better ability to withstand pricing pressures or market downturns.

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While we have successfully competed in this market by focusing on quality, technical expertise, and customer service, there can be no assurance that we will be able to maintain our competitive position. Larger competitors may:

●	Develop superior or alternative products that displace our offerings;

●	Offer more attractive pricing, especially for commodity-type chemicals;

●	Invest in new technologies or manufacturing processes that we cannot match;

●	Acquire our customers or enter into exclusive supply arrangements; or

●	Establish competing manufacturing operations in low-cost locations.

Additionally, our customers may develop in-house manufacturing capabilities or find alternative suppliers, particularly if they seek to reduce supplier concentration risk or diversify their supply chains.

We may not be able to protect our proprietary technologies and technical know-how, particularly in China, and we may be subject to third-party intellectual property claims.

Our competitive advantage depends in part on our proprietary manufacturing processes, technical expertise, and product formulations. We have developed specialized capabilities in areas such as:

●	Custom synthesis of complex pharmaceutical intermediates;

●	Cleaner synthesis;

●	Crystallization-induced asymmetric transformation for chiral compounds;

●	Highly selective halogenation processes; and

●	Production of highly specialized compounds.

Many of our proprietary methods, formulations, and process innovations are not easily patentable or enforceable through traditional intellectual property registration mechanisms. Therefore, we place particular emphasis on internal controls and contractual protections, including trade secret and confidentiality protections. We rely on a comprehensive framework of trade secret protection, confidentiality agreements and domain ownership to safeguard our intellectual property. These measures may not be adequate to protect our technology from misappropriation, unauthorized disclosure or use by third parties, and our competitors might independently develop technologies that are substantially equivalent or superior to ours. In addition, we may face claims that our products, manufacturing processes, technologies or other activities infringe, misappropriate or otherwise violate intellectual property rights of third parties, which could result in litigation, damages, license fees, design around costs, injunctions or restrictions on our ability to develop, manufacture or sell certain products.

We depend on key personnel, particularly our founders and technical experts, partners, and manufacturers, with the loss of key personnel potentially causing harm to our business.

Our success depends significantly on the continued service of our senior management, as well as our technical and R&D staff, along with our partner companies and manufacturers, all of whom possess specialized knowledge relating to chemical manufacturing processes, customer relationships, and industry expertise. Many of our key personnel and partners have worked with the company for many years and have developed customer relationships and deep institutional knowledge. We face competition for qualified personnel from larger, more established companies that may offer more attractive compensation packages. The loss of key personnel could result in:

●	Disruption of our operations and strategic initiatives;

●	Loss of critical technical knowledge and manufacturing expertise;

●	Damage to customer relationships built over many years;

●	Difficulty in successfully executing on growth opportunities;

●	Costs and delays in recruiting and training replacement personnel; and

●	Potential loss of proprietary information if personnel join competitors.

15

Our growth strategy depends on our ability to successfully develop new products, expand into new markets and increase business with existing customers, which efforts may not be successful.

Our historical growth has been driven by deepening relationships with existing customers, developing new products, and expanding into new applications and markets. Our growth strategy includes:

●	Expanding the range of products we supply to existing pharmaceutical customers;

●	Developing new custom synthesis capabilities for pharmaceutical intermediates;

●	Growing in adjacent markets such as personal care, flavors and fragrances, and specialty industrial applications; and

●	Capitalizing on market growth opportunities in existing product lines.

Additionally, our growth strategy includes expanding into the Middle East. We plan to build a plant in the Middle East with access to an abundance of raw materials at a highly competitive price, which will allow us to vertically integrate our operations. This will allow us to take advantage of cost-advantaged feedstocks and provide cost-effective raw materials for wholesale distribution and use in our downstream products.

There are substantial risks associated with this growth strategy, including:

●	Technical challenges in developing and scaling up production of new products;

●	Significant capital investment required for new equipment, facilities, or capacity expansion;

●	Regulatory approval requirements for new products or manufacturing processes;

●	Customer qualification and testing processes that may be lengthy and uncertain;

●	Market acceptance and demand for new products may be lower than anticipated;

●	Competition from established players in new markets we enter; and

●	Operational complexity and resource constraints in managing multiple growth initiatives simultaneously.

If we are unable to successfully execute our growth strategy, our revenue may experience slower growth or even decline, which could adversely affect our financial condition and stock price.

We may require additional capital to fund our operations and growth, which we may not be able to obtain or obtain on less than favorable terms.

Our business requires significant capital to:

●	Purchase finished products (we do not purchase any raw materials as those materials are purchased by our suppliers) and maintain inventory;

●	Fund working capital needs as we grow;

●	Comply with increasingly stringent environmental and safety regulations;

●	Invest in research and development for new products and processes; and

●	Potentially acquire complementary businesses or technologies.

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We may need additional capital in the future to purchase, build and maintain manufacturing facilities, fund operations, growth initiatives, or unexpected expenses. If we need to raise additional capital:

●	Such capital may not be available on favorable terms or at all;

●	Debt financing may impose restrictive covenants that limit our operational flexibility;

●	Equity financing may be dilutive to existing stockholders;

●	Our ability to obtain financing may be affected by economic conditions, credit market conditions, or our financial performance; and

●	Lack of adequate capital could force us to delay or abandon growth initiatives, facility upgrades, or other strategic plans.

Risks Related to Our Corporate Structure

As a holding company, we are dependent on the operations and cash flows of our subsidiary, and our ability to pay dividends, cover corporate expenses, or service any future obligations depends on receiving distributions from our subsidiary.

We are a Delaware holding company with no material operations of our own. Following our restructuring on December 31, 2025, our business is conducted through our wholly owned operating subsidiary, Varsal LLC. As a result, our principal assets are our equity interests in Varsal LLC, and our operations and cash needs are dependent on the results of operations and cash flows of Varsal LLC. Our ability to pay dividends (if any), fund corporate-level operating expenses, and meet any obligations we may incur as a public company therefore depends on dividends and other distributions from Varsal LLC.

Distributions by Varsal LLC to us are subject to its financial condition, results of operations, cash requirements, applicable law, and, from time to time, contractual or other restrictions to which Varsal LLC may be subject, including under current or future financing arrangements. If Varsal LLC is unable to generate sufficient cash flows or is restricted from distributing cash to us, we may not be able to pay dividends, even if our Board of Directors were to determine to do so, or to fund corporate activities at the holding company level.

We do not anticipate paying dividends in the foreseeable future. Any future determination to declare dividends will be at the discretion of our Board and will depend on a variety of factors, including results of operations, financial condition, capital requirements, contractual restrictions, and other considerations. Consequently, you should not rely on an investment in our Class A Common Stock for dividend income, and any return on your investment may depend on appreciation in the price of our Class A Common Stock, which may not occur.

Our dual-class common stock structure, in which holders of shares of our Class B Common Stock have ten votes per share, will concentrate voting power with holders of shares of our Class B Common Stock and could delay, defer or prevent a change in control and may adversely affect the market price of our Class A Common Stock.

We have two classes of common stock: Class A Common Stock, which entitles holders to one vote per share, and Class B Common Stock, which entitles holders to ten votes per share. As a result, holders of our Class B Common Stock will have significant influence over matters submitted to a vote of stockholders, including the election and removal of directors, amendments to our organizational documents, and the approval of any merger, consolidation, sale of all or substantially all of our assets or other significant corporate transactions. This concentration of voting power may have the effect of delaying, deterring or preventing a change of control that other stockholders may view as beneficial.

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Because our Class B Common Stock has higher voting power but generally the same economic rights as Class A Common Stock, the interests of holders of Class B Common Stock may not always align with the interests of holders of Class A Common Stock. The holders of Class B Common Stock may make decisions, or may be able to block actions, that could conflict with or be adverse to the interests of holders of Class A Common Stock, including with respect to corporate strategy, financing and other corporate matters.

Shares of our Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder, while shares of Class A Common Stock are not convertible into any other class of our stock. Conversions of Class B Common Stock into Class A Common Stock could increase the number of shares of Class A available for trading and may adversely affect the market price of our Class A Common Stock. Conversely, so long as our Class B Common Stock remains outstanding, the holders of Class B Common Stock will continue to control a significant portion of the voting power even if they own a minority of the total outstanding shares.

Risks Related to International Operations and Trade

U.S.-China trade tensions, tariffs, and import-export restrictions could significantly harm our business.

Our current business model depends on manufacturing products in China and exporting them globally. We are vulnerable to changes in trade policies and relations between the China and the rest of the world including:

●	Imposition of tariffs or increased tariffs on products imported from China;

●	Export restrictions or controls on chemical products or technologies;

●	Import restrictions or bans on products from certain Chinese manufacturers or regions;

●	Sanctions or restrictions on business with Chinese entities;

●	Technology transfer restrictions or requirements;

●	Increased scrutiny of supply chains sourcing from China; and

●	Retaliatory actions by the Chinese government affecting companies operating in China.

In recent years we have seen significant tensions in U.S.-China trade relations, including high tariffs, export controls on sensitive technologies, and concerns about supply chain security. If tariffs increase on our products or if new restrictions are imposed for U.S. customers, we could face:

●	Higher costs that reduce our competitiveness versus domestic U.S. manufacturers or manufacturers in other countries;

●	Customer reluctance to source from China-based suppliers due to supply chain risk or political pressure;

●	Difficulties in importing our products into the United States or other key markets;

●	Disruptions to our supply chain and logistics operations; and

●	Need to establish alternative manufacturing outside the PRC which would require substantial capital investment and time.

We face risks related to international logistics, shipping, and customs, which could disrupt our ability to deliver products to customers.

We ship hazardous and non-hazardous chemical products from China to customers globally via sea, air, and land transportation. Our business depends on reliable international logistics, and we face numerous risks, including:

●	Shipping delays due to port congestion, labor disputes, or capacity constraints;

●	Increased shipping costs that erode profit margins;

●	Damage to products during transportation, particularly temperature-sensitive or reactive materials;

●	Customs delays or inspections that impact delivery schedules;

●	Loss or theft of shipments;

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●	Compliance with complex and varying hazardous materials transportation regulations in multiple jurisdictions;

●	Documentation errors that result in customs holds or penalties;

●	Maritime accidents or shipping incidents involving hazardous materials;

●	Geopolitical events that disrupt shipping routes or increase transportation risks; and

●	Transportation provider failures or bankruptcies.

We rely on third-party logistics providers, shipping companies, and freight forwarders over which we have limited control. Any significant disruption in our ability to ship products internationally could result in delayed customer deliveries, lost sales, customer dissatisfaction, and harm to our reputation.

Geopolitical tensions and conflicts in the Middle East could disrupt our planned expansion into the region and adversely affect our business, financial condition and results of operations.

We intend to expand our commercial activities in select Middle Eastern markets. Heightened geopolitical tensions, armed conflicts, terrorist activity, and civil or political instability in the region could disrupt our ability to enter or scale these markets, impair customer demand, delay regulatory approvals, or interrupt supply chains. Such events may result in border closures, port or airspace restrictions, shipping disruptions, increased freight and insurance costs, cybersecurity and infrastructure outages, or the unavailability of transportation and logistics providers, any of which could increase our costs and lengthen delivery times.

Sanctions, export controls, anti-boycott rules, or other trade restrictions could change rapidly, and banks and other counterparties may adopt de-risking policies that delay or block payments, letters of credit, or other cross-border transactions. We could face challenges with contracting, licensing, import/export permits, product registration, and compliance with anticorruption, sanctions, and anti-money laundering laws. If customers, distributors, or suppliers in the region are unable or unwilling to perform, we could experience order delays or cancellations, reduced collections, inventory write-downs, or disputes including force majeure claims.

Security concerns and travel restrictions could limit our ability to deploy personnel, meet with customers, conduct quality audits, and provide on-site support, and we may incur incremental costs for security and insurance coverage that may not be available on commercially reasonable terms. Prolonged instability could also lead to currency volatility, capital controls, or restrictions on repatriation of funds. Any of these developments could slow or derail our regional expansion plans, cause us to miss internal forecasts and strategic objectives, and adversely affect our business, financial condition and results of operations.

On February 28, 2026, the United States and Israel commenced military operations against Iran (Operation Epic Fury), resulting in the most significant military engagement in the Middle East since the 2003 Iraq invasion. In response, Iranian forces have declared the Strait of Hormuz “closed” and have attacked or threatened commercial vessels attempting to transit the Strait. Major marine insurers have cancelled war-risk coverage for vessels transiting the Strait, and several major shipping lines have suspended all Hormuz transits. Approximately 20% of the world’s maritime trade in crude oil and petroleum products, and approximately 20% of global liquefied natural gas trade, normally passes through the Strait of Hormuz. On June 17, 2026, the United States and Iran signed a “Memorandum of Understanding” to bring the conflict to a close, but there can be no assurances that the conflict will end or will not recommence.

These developments pose several material risks to our business, including:

Supply chain disruption. Substantially all of our products are sourced from manufacturers in the PRC. While our current shipping routes from China do not typically transit the Strait of Hormuz, the broader disruption to global shipping and energy markets caused by the conflict could increase our freight costs, extend transit times, reduce vessel availability, and increase insurance costs for all maritime shipments. To the extent that the conflict causes a sustained increase in oil prices, input costs for our PRC-based manufacturers could increase, which could in turn increase our cost of revenues and reduce our gross margins. Additionally, increased customs tariffs, retaliatory trade measures, or heightened regulatory scrutiny of chemical shipments between the United States and China resulting from the conflict could further disrupt our supply chain.

Energy and raw material price volatility. The disruption of oil and gas flows through the Strait of Hormuz has caused significant volatility in global energy prices. Because our products are manufactured in China, where energy costs are an input to the manufacturing process, sustained increases in energy prices could increase our per-unit production costs. Additionally, certain raw materials used in the production of our pharmaceutical intermediates and specialty chemicals may be affected by disruptions in global petrochemical supply chains. Approximately One-third of global fertilizer trade passes through the Strait of Hormuz, and related chemical feedstock disruptions could have cascading effects on the availability and cost of raw materials used by our manufacturers.

Furthermore, in connection with the US-Iran conflict and the US government’s “maximum pressure” campaign, the US Department of the Treasury’s Office of Foreign Assets Control (OFAC) has significantly expanded sanctions targeting PRC-based companies alleged to be involved in Iranian oil transactions. On April 24, 2026, OFAC designated Hengli Petrochemical (Dalian) Refinery Co., Ltd. (one of China’s largest independently operated refineries) and four other Chinese petrochemical companies to the Specially Designated Nationals and Blocked Persons List (SDN List) for alleged involvement in Iranian oil transactions. Since February 2025, OFAC has sanctioned over 1,000 Iranian-related persons, vessels, and aircraft. In direct response, on May 2, 2026, China’s Ministry of Commerce (MOFCOM) issued its first-ever formal blocking order under China’s anti-sanctions framework, prohibiting any person in China from recognizing, enforcing, or complying with the specific US sanctions imposed on the five designated Chinese petrochemical companies. This unprecedented blocking order creates a direct legal conflict between US and Chinese law for companies operating in or sourcing from China, which could impact our operations.

The duration and ultimate outcome of the US-Iran conflict are highly uncertain. Any prolonged disruption, escalation of hostilities, or expansion of the conflict to additional countries in the region could materially and adversely affect our business, financial condition, cash flows, and results of operations.

Our planned manufacturing operations in Saudi Arabia are subject to complex and evolving regulatory requirements and our ability to obtain financing; any failure to obtain or maintain necessary approvals or financing could delay or prevent the commencement of our operations.

We are currently in the process of establishing a manufacturing facility in the Kingdom of Saudi Arabia. This process requires a significant number of licenses, permits, and approvals from various Saudi governmental and quasi-governmental authorities, as well as sufficient financing to fund the construction, development, equipment procurement, commissioning, and initial operation of the facility. These licenses include, but are not limited to: (i) a Foreign Investment License from the Ministry of Investment (“MISA”); (ii) an Industrial License from the Ministry of Industry and Mineral Resources; (iii) specialized petrochemical activity licenses from the Ministry of Energy under the Petroleum and Petrochemical Materials Law (Royal Decree M/139); and (iv) safety and environmental clearances from the High Commission for Industrial Security (“HCIS”) and the National Center for Environmental Compliance (“NCEC”).

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If we are unable to obtain these licenses in a timely manner, if we are unable to obtain financing on acceptable terms or at all, or if we fail to comply with the rigorous environmental and safety standards—such as the Royal Commission Environmental Regulations (RCER) 2025 if located in a Royal Commission city—our ability to construct, finance, or operate the plant could be significantly impaired. Any such delays or failures could result in substantial capital loss, increased financing costs, the need to seek alternative sources of capital that may not be available on favorable terms or at all, regulatory penalties of up to SAR 30 million (approximately $8 million), or more depending on the violation, and a material adverse effect on our business, financial condition, and results of operations. Furthermore, even if initial approvals or financing are obtained, approvals are typically subject to periodic renewal and financing arrangements may be subject to conditions, covenants, drawdown requirements, market conditions, and other contingencies; any failure to satisfy or maintain these requirements could delay or prevent completion of the facility, limit our ability to commence operations, or adversely affect our liquidity and growth strategy. Approvals can also be revoked or modified if we fail to maintain compliance with changing local laws, “Saudization” (local labor) requirements, or shifting geopolitical trade policies.

The ongoing military conflict in the broader Middle East region, including the potential for hostilities to escalate beyond Iran, poses significant risks to this planned expansion. Saudi Arabia’s proximity to the conflict zone, potential retaliatory actions by Iran or its regional proxies, and the disruption of maritime routes through the Persian Gulf could delay or prevent the construction and operation of our planned manufacturing facility. The conflict may also affect the availability of government financing from Saudi institutions such as the Saudi Industrial Development Fund (“SIDF”), increase construction and insurance costs, impair our ability to recruit personnel willing to relocate to the region, and complicate regulatory approvals. If the conflict is prolonged or expands, we may be unable to execute our Saudi Arabia expansion strategy on the timeline or within the budget contemplated in this prospectus, or at all.

Risks Related to Environmental, Health, and Safety Matters

We are subject to extensive environmental regulations, and the cost of compliance or liability for violations could be substantial.

Our operations are subject to extensive environmental laws and regulations in the United States, including regulations governing:

●	Chemical spill prevention and response during transport;

●	Use and management of hazardous substances; and

●	Environmental impact assessments for facility expansions or new operations.

We may incur substantial costs to comply with current or future environmental regulations. Moreover, if we violate environmental laws or regulations, we could face:

●	Significant fines and penalties;

●	Orders to suspend or cease operations at affected facilities;

●	Criminal and/or civil liability for responsible individuals;

●	Civil liability for environmental damages;

●	Costs of environmental cleanup and remediation;

●	Citizen suits or actions by environmental non-governmental organizations (“NGOs”); and

●	Reputational harm.

Additionally, environmental liabilities can arise many years after the events giving rise to the liability, and we could face material costs related to historical contamination or past practices.

Climate change and increasing focus on environmental sustainability could increase our costs or affect demand for our products.

There is increasing global focus on climate change, carbon emissions, and environmental sustainability. This trend could affect our business in several ways, including:

●	Regulations mandating reductions in greenhouse gas emissions or energy consumption could increase our manufacturing costs;

●	Carbon pricing or carbon taxes could make our operations more expensive;

●	Customers may increasingly prefer suppliers with lower carbon footprints or more sustainable practices;

●	Water scarcity or restrictions on water usage could affect our manufacturing processes;

●	Extreme weather events or natural disasters could damage our facilities or disrupt operations;

●	Changing regulations could affect demand for certain end products that use our intermediates;

●	Pressure from investors or stakeholders to improve environmental performance could require significant capital investments; and

●	Enhanced disclosure requirements related to climate risks and emissions could increase compliance costs.

We have positioned ourselves as offering “green, environmentally friendly products” and “sustainable environmental stewardship” as core principles. Implementing these commitments may require substantial ongoing product costs as these measures require higher costs for our suppliers to provide. Failure to adequately address environmental sustainability concerns could harm our reputation and competitive position.

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We may face liability for injury, death, or property damage arising from our operations or products.

Given the hazardous nature of the chemicals we manufacture and the risks inherent in our operations, we face potential liability for:

●	Workplace injuries or fatalities to our employees;

●	Injuries to third parties from accidents during transportation of our products;

●	Property damage caused by fires, explosions, chemical releases, or other accidents;

●	Environmental damage from contamination or pollution;

●	Product liability if our chemicals cause harm to customers or end users;

●	Failure of our products to meet specifications, causing damage to our customers’ operations and liability to us; and

●	Recalls or corrective actions if our products are defective or contaminated.

We maintain insurance coverage, but such coverage may not be adequate to cover all potential liabilities. Large claims or multiple claims could exceed our insurance coverage limits. Additionally:

●	Insurance for hazardous materials operations is expensive and may become more costly or difficult to obtain;

●	We may not be able to recover costs from suppliers or subcontractors;

●	Legal defense costs alone can be substantial, even if claims are ultimately unsuccessful; and

●	Liability claims can result in significant reputational harm regardless of outcome.

Any significant uninsured or underinsured liability could have a material adverse effect on our financial condition.

Risks Related to Financial Condition and Capital Requirements

We have a history of rapid growth and we may not be able to manage our growth effectively.

Rapid growth can strain our:

●	Operating capacity and ability to meet increased customer demand;

●	Working capital resources as we purchase more raw materials and maintain higher inventory;

●	Quality control systems as production volumes increase;

●	Management systems and internal controls;

●	Ability to hire, train, and retain qualified personnel;

●	Information technology systems and infrastructure; and

●	Ability to maintain our company culture and customer service focus.

If we fail to manage our growth effectively, we could experience operational difficulties, quality problems, customer dissatisfaction, loss of key personnel, or failure of internal controls, any of which could harm our business and financial performance.

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We face cybersecurity risks that could disrupt our operations, compromise confidential information, or harm our reputation.

Our business depends on information technology systems for:

●	Manufacturing process control and monitoring;

●	Quality control data management and analysis;

●	Customer relationship management and order processing;

●	Supply chain and logistics coordination;

●	Financial reporting and accounting;

●	Protection of proprietary technical information and trade secrets;

●	Communication between our U.S. headquarters and other locations; and

●	Compliance documentation and recordkeeping.

Although we have not experienced any material cybersecurity incidents in the past few years, we face cybersecurity risks from:

●	Cyberattacks, malware, or ransomware that could disrupt our IT systems or operations;

●	Theft of confidential information, including proprietary manufacturing processes, customer information, or financial data;

●	Industrial espionage targeting our technical know-how or customer relationships;

●	Phishing or social engineering attacks on our employees;

●	Vulnerabilities in our IT infrastructure or systems;

●	Third-party service provider security breaches that affect our systems; and

●	State-sponsored cyber threats at partner facilities in China and exposure to geopolitical tensions.

A significant cybersecurity incident could result in:

●	Disruption of manufacturing operations and customer deliveries;

●	Loss of proprietary information to competitors;

●	Regulatory penalties for failure to protect sensitive data;

●	Costs of incident response, investigation, and remediation;

●	Legal liability to customers or other affected parties;

●	Damage to our reputation and customer relationships; and

●	Loss of competitive advantages if our technical know-how is compromised.

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Risks Related to Regulatory and Legal Matters

Changes in trade policies, export controls, or entity list designations could severely restrict our ability to operate in countries where we currently do business including, United States, the PRC, India, Japan, Mexico, Canada, Brazil, Argentina, Singapore and Europe.

Many of these governments currently maintain, or may impose in the future, export control regulations and restricted entity lists that prohibit or restrict business with certain Chinese companies or entities. We could be affected if:

●	The manufacturing facilities we rely upon in the PRC are added to restricted entity lists;

●	Suppliers of critical equipment, software, or materials are prohibited from selling to us;

●	Customers are prohibited from purchasing products manufactured in China or from designated entities;

●	Export controls are expanded to cover chemical products or technologies we use;

●	New regulations require us to obtain export licenses that are difficult or impossible to obtain; or

●	Broad restrictions are imposed on business with certain regions of China where our facilities are located.

Such restrictions could effectively prevent us from operating our business in its current form and could require expensive and time-consuming restructuring or relocation of manufacturing operations.

Product liability suits, if brought, could have a material adverse effect on our business.

From time to time in the normal course of our business, we may become subject to product liability claims. If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could harm our business. We cannot assure you that such coverage will be sufficient to insure against claims which may be brought against us, or that we will be able to maintain such insurance or obtain additional insurance covering existing or new products.

We maintain general product liability and umbrella insurance coverages and generally require that our manufacturers maintain product liability insurance that allows them to operate in compliance with domestic laws and allows them to export products to us safely and legally. Similarly, most of our customers require us to take responsibility for products until they reach their mode of transportation. We work exclusively with reputable carriers that maintain adequate insurance policies for product transport, and in some cases, we are required to sign indemnification agreements.

We may become subject to warranty claims or contractual disputes that could result in significant costs or liabilities.

We manufacture and sell chemical products used in pharmaceutical formulations, electronics manufacturing, personal care products, and other critical applications. If our products:

●	Fail to meet specified quality or purity standards;

●	Contain contaminants or impurities not disclosed to customers;

●	Are mislabeled or shipped with incorrect documentation;

●	Cause harm to persons or property during use;

●	Do not perform as warranted or expected; or

●	Result in customer recalls, production shutdowns, or other losses;

We could face significant breach of warranty claims or contractual disputes. Even if we have contractual limitations on liability, customers may assert that such limitations are unenforceable or inapplicable. These claims can be expensive to defend, can result in significant damage, and can harm our reputation even if ultimately unsuccessful.

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Increasing data privacy and security regulations could increase our compliance costs and risks.

We collect and process personal information about our employees, customers, suppliers, and other business partners. We are subject to increasing regulations related to data privacy and security, including:

●	U.S. data privacy laws;

●	European Union General Data Protection Regulation (GDPR) if we have European customers or employees;

●	Sector-specific data security requirements; and

●	Contractual obligations to protect customer confidential information.

Compliance with these regulations requires:

●	Implementation of technical and organizational security measures;

●	Data protection impact assessments;

●	Employee training on data protection;

●	Appointment of data protection officers or representatives;

●	Incident notification procedures; and

●	Documentation of compliance activities.

Failure to comply with data privacy and security regulations could result in:

●	Regulatory investigations and enforcement actions;

●	Significant fines and penalties (such as GDPR fine up to 4% of global revenue);

●	Requirements to change business practices;

●	Civil liability to affected individuals; and

●	Reputational harm.

The evolving and sometimes conflicting nature of data protection laws creates compliance challenges and risks which may negatively impact our operations.

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Risks Related to this Offering

An active trading market may not develop for our securities.

This is the initial public offering of our securities. Prior to this offering, there was no public market for our common stock. We plan to apply to list common stock on the NYSE American. Even if our stock is approved for listing on the NYSE American, we cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our common stock or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of our common stock at the time you wish to sell them, at a price that is attractive to you, or at all.

The trading market for our Class A Common Stock in the future could be subject to wide fluctuations in response to several factors, including, but not limited to:

●	actual or anticipated variations in our results of operations;

●	our ability or inability to generate revenue or profit;

●	the number of shares of our common stock in our public float; and

●	increased competition.

Furthermore, our stock price may be impacted by factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations, may adversely affect the market price of our Class A Common Stock. Additionally, moving forward we anticipate having a limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our common stock.

The initial public offering price for our Class A Common Stock may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A Common Stock will be determined by negotiations between us and the underwriters and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our common stock will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Common Stock may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of the Class A Common Stock purchased in this offering.

The initial public offering price of our Class A Common Stock is substantially higher than the (as adjusted) net tangible book value per share of our Class A Common Stock. Consequently, when you purchase our common stock in the offering, upon completion of the offering you will incur immediate dilution of $4.41 per share, assuming an initial public offering price of $5.50. See “Dilution.” In addition, you may experience further dilution to the extent that additional shares of Class A Common Stock are issued upon exercise of outstanding options we may grant to our employees, directors, and officers from time to time.

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Our insiders will continue to have substantial influence over us after the consummation of this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

After the consummation of this offering, our directors, executive officers, principal stockholders (5% or more stockholders) and their affiliates are expected to continue to hold a significant percentage of our outstanding equity and voting power, particularly through their holdings of Class B Common Stock, which carries ten votes per share compared to one vote per share for our Class A Common Stock. As a result, these holders, acting alone or together, will be able to influence the outcome of matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. In particular, the holders of our Class B Common Stock will continue to have outsized voting power relative to their economic interest, which may enable them to significantly influence or effectively control the outcome of stockholder votes following this offering. The interests of these holders may not always align with our corporate interests or the interests of other stockholders, and they may vote their shares in a manner with which you may not agree. This continued concentration of voting power could have the effect of delaying, deferring or preventing a transaction that might result in a change in control of our company, including a merger, consolidation, takeover or other business combination, and might adversely affect the market price of our Class A Common Stock. In addition, the underwriters will have an over-allotment option, and any exercise of that option will affect the relative ownership and voting percentages of our stockholders; however, the relative voting control afforded by Class B Common Stock will remain, which may continue to limit the ability of holders of Class A common stock to influence corporate actions.

We have identified a material weakness in our internal control over financial reporting, and if we are unable to remediate such weakness or otherwise maintain adequate internal controls, we may not be able to accurately report our financial results or effectively manage our business.

In connection with the preparation of our audited financial statements as of and for the years ended September 30, 2025, and 2024, we concluded that there was a material weakness in our internal control over financial reporting. Specifically, we concluded that we had limited accounting personnel, and as such, are unable to properly segregate duties.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In addition, as a public company, we will be required to file annual and quarterly reports containing our financial statements and will be subject to the requirements and standards set by the SEC, the Public Company Accounting Oversight Board and the NYSE. If we fail to remediate such material weakness, or we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results and manage our business could be adversely affected, we may have to restate our financial statements or have our stock delisted, and our management’s evaluations regarding the effectiveness of our internal control over financial reporting, which will be required when the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to us beginning with our annual report on Form 10-K for the year following our first annual report on Form 10-K, may be adversely affected. As a result, our stockholders could lose confidence in our financial reporting, we could be subject to litigation from investors or sanctions or investigations by the SEC and other regulatory authorities, our access to the capital markets may be restricted and the trading price of the shares of our Class A Common Stock could be adversely affected.

Although we have implemented a remediation plan, which includes the addition of a controller to address the gaps in our accounting and segregation of duties, and will continue to take measures to implement an effective control environment, we cannot assure you that our plans, or the steps we have taken, will be sufficient to remediate our material weakness or otherwise establish and maintain effective internal control over financial reporting.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. Compliance with U.S. securities laws, NYSE American rules, and other regulations will increase our legal and financial compliance costs and make some corporate activities more time-consuming. These requirements may evolve over time, further increasing compliance burdens. We also expect to incur additional costs in obtaining director and officer liability insurance and in recruiting qualified independent directors.

We are an emerging growth company within the meaning of the Securities Act and have elected to take advantage of certain reduced reporting requirements.

We are an “emerging growth company” as defined in the JOBS Act, and will remain so until the earlier of (i) the last day of the fiscal year in which the fifth anniversary of this offering occurs; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the date on which we become a “large accelerated filer” under the Exchange Act; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. As a result, our financial statements may not be comparable to companies that comply with all public company requirements.

We may not be able to maintain the listing of our Class A Common Stock on the NYSE American.

Even if our Class A Common Stock is approved for listing on the NYSE American, there can be no assurance that we will be able to maintain compliance with its listing standards, including those relating to stockholders’ equity, market capitalization, and the value of publicly held shares. Failure to meet these requirements could result in our securities being delisted, which could reduce liquidity and adversely affect the market price of our common stock.

Substantial future sales of our Class A Common Stock, or the perception that such sales may occur, could cause the price of our Class A Common Stock to decline.

Sales of substantial amounts of our Class A Common Stock in the public market after this offering, or the perception that such sales could occur, could cause the market price of our common stock to decline. Immediately after the completion of this offering, we expect that an aggregate of 23,000,000 shares of Common Stock will be outstanding, consisting of 3,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, assuming no exercise of the underwriters’ over-allotment option.

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All of the shares of Class A Common Stock sold in this offering will be freely transferable by persons other than our “affiliates,” as that term is defined under Rule 144 under the Securities Act of 1933, as amended. Shares of our Common Stock outstanding prior to this offering, including the shares of Class A Common Stock issuable upon conversion of our Class B Common Stock, are “restricted securities” and may be sold publicly only if they are registered under the Securities Act or qualify for an exemption from registration, including under Rule 144 or Rule 701.

In connection with this offering, we, our officers, directors, and holders of four percent (4.0%) or more of our Class A Common Stock and any options exercisable for, or securities convertible into, our Class A Common Stock, intend to enter into lock-up agreements with the underwriters restricting the sale or transfer of their shares for 180 days after the date of this prospectus, subject to certain limited exceptions and waiver by R.F. Lafferty & Co., Inc., as representative of the underwriters.

Following the expiration of these lock-up restrictions, such shares may be eligible for sale in the public market, subject to compliance with Rule 144 under the Securities Act. We currently expect none of our shares of Class A Common Stock to be available for resale under Rule 144 beginning 90 days after the date of this prospectus. Sales under Rule 144 by our affiliates or people selling shares on behalf of our affiliates are subject to certain manner of sale, volume limitation, and notice provisions, and to the availability of current public information about us.

Upon the closing of this offering, we will issue to the representative of the underwriters warrants to purchase a number of shares of Class A Common Stock equal to 5.0% of the total number of shares of Class A Common Stock sold in this offering, including any shares sold upon exercise of the underwriters’ over-allotment option. The issuance or resale of shares of Class A Common Stock issuable upon exercise of the representative’s warrants, or the perception that such issuance or resale may occur, could adversely affect the market price of our Class A Common Stock.

Sales of a substantial number of shares of our Class A Common Stock after this offering, upon the expiration of the lock-up restrictions described above, pursuant to Rule 144 or Rule 701, upon exercise of the representative’s warrants, pursuant to any applicable registration rights, or otherwise, or the perception that such sales may occur, could cause the market price of our Class A Common Stock to decline or make it more difficult for you to sell your Class A Common Stock at a time and price that you deem appropriate.

If securities or industry analysts do not publish research about us, or publish negative reports, the price of our Class A Common Stock and trading volume could decline.

Any trading market for our Class A Common Stock may depend in part on the research and reports that industry or securities analysts publish about us or our industry. We do not control these analysts. If one or more of them downgrades us, or ceases coverage entirely, the price and trading volume of our Class A Common Stock could decline.

Our management has broad discretion to determine how to use the funds raised in the offering.

We currently plan to allocate the net proceeds from this offering for future acquisition opportunities in the United States and for greenfield manufacturing plant development in the Middle East. However, our management has significant discretion in determining how to allocate the net proceeds among these categories, and the actual use of the net proceeds may differ substantially from our current plans.

Our management may reallocate the net proceeds in response to changing circumstances and business opportunities, including unforeseen challenges, competitive pressures, regulatory developments, or shifts in market demand. As a result, investors in this offering will be relying on the judgment of our management with respect to the application of the net proceeds. The proceeds may be used in ways that do not enhance our operating results or the market price of our common stock.

In addition, because we may allocate a portion of the net proceeds to working capital and general corporate purposes, investors will not have the opportunity to evaluate the economic merits of these uses before we deploy the funds. Our failure to apply the net proceeds effectively could materially and adversely affect our business, financial condition, results of operations, and the market price of our common stock.

The NYSE American may apply additional or more stringent criteria for our listing.

Section 101 of the NYSE American Company Guide provides the NYSE American with broad discretionary authority over the listing of securities. Because we plan to have a relatively small public offering and insiders will continue to hold a large portion of our listed securities, NYSE American may apply additional or more stringent criteria in reviewing our listing application. This could cause delay or even denial of our listing application.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “aim,” “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” “target,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, gross profits, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding the normalization of customer ordering patterns, our customer concentration and customer base, and the timing and magnitude of future customer demand;

●	the impact of changes in the composition of our supplier base on our cost of revenues and gross margins, and our ability to maintain relationships with our existing PRC-based manufacturers and to diversify our supplier base;

●	the impact of US government sanctions, including OFAC designations of PRC-based petrochemical companies, and any retaliatory measures by the PRC government, including blocking orders or counter-sanctions, on our ability to source products from our PRC-based manufacturers, and US-China trade tensions, tariffs, export controls, and other regulatory developments on our business, including the possibility of new or increased customs duties on our PRC-sourced products;

●	the impact of the ongoing US-Iran military conflict, disruptions to shipping through the Strait of Hormuz, and broader instability in the Middle East on our supply chain, expansion plans, and business operations;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to maintain existing customers, attract new customers and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to maintain the listing of our securities on the NYSE American;

●	the potential liquidity and trading of our Class A Common Stock;

●	the lack of an established market for our Class A Common Stock

●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act

●	our anticipated use of the proceeds from this offering;

●	our financial performance following this offering;

●	trends and competition in our industries; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

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USE OF PROCEEDS

Based upon an assumed initial public offering price of $5.50 per share of our Class A Common Stock, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, of approximately $15,021,216 if the underwriters do not exercise their over-allotment option, and $17,322,966 if the underwriters exercise their over-allotment option in full.

We plan to use the net proceeds we receive from this offering to fund working capital and for other general corporate purposes, including the support of our current business and:

●	approximately $5 million up to $10 million for future acquisition opportunities for businesses with manufacturing facilities in the United States. Specifically, we are seeking targets within the specialty chemicals sector that offer vertical integration for our sulfur-based product lines; and

●	approximately $5 million up to $10 million for greenfield manufacturing plant development in the Middle East, (e.g. Saudi Arabia).

In the United States, we intend to target acquisitions of existing businesses with operating manufacturing facilities in place. Our goal is to establish production of higher-value sulfonyl and other derivatives tailored to advanced electronics and pharmaceutical applications and other high-end industries, positioning us to move further up the value chain. However, we have no current agreements or commitments for any specific acquisitions and are not currently involved in any negotiations regarding a potential acquisition. We will have broad discretion in the application of these proceeds, and our plans may change based on market conditions or the identification of superior opportunities

In the Middle East, we intend to pursue greenfield expansion opportunities to accelerate growth and develop more downstream advanced technologies to provide more value to our customers. We anticipate the total cost of this project to be approximately $100 million. We intend to fund this project through a combination of local project financing partners such as the Saudi Industrial Development Fund (SIDF), local investment firms, and a portion of the proceeds from this offering. We anticipate that we will invest approximately 5% up to 10% of the total project cost (approximately $5 million up to $10 million in cash, with the remainder represented by contributions of technology know-how through an assignment, license or other arrangement) to obtain a majority equity interest in the venture. The remaining funding of approximately $90 million up to 95 million is expected to come from government funds and local financing sources, including bank loans, with our local partners contributing the balance through cash and other sources. There can be no assurance that we will be able to fund this project or that we will be successful in its operation, if completed. We intend to leverage access to low-cost feedstocks in the Middle East to create a cost-advantaged hub to produce key raw materials and inputs that support both regional and international markets and create a globalized, vertically integrated product supply chain.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

While Varsal LLC has made distributions to its sole member, Varsal Inc. in the past, which was then distributed to its shareholders. Varsal has never declared or paid cash dividends. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, tax considerations, legal or contractual restrictions, business prospects, the requirements of current or then-existing debt instruments, general economic conditions and other factors our Board of Directors may deem relevant.

Should we decide in the future to pay dividends, as a holding company, our ability to do so depends upon the receipt of dividends or other distributions from our operating subsidiary, Varsal LLC.

CAPITALIZATION

The following table sets forth the capitalization of Varsal as of June 30, 2026 on an actual basis, retroactively adjusted to reflect the issuance on July 3, 2026 of an aggregate of 16,500,000 additional shares of Class B Common Stock, which represents a recapitalization and resulted in 20,000,000 shares of Class B Common Stock issued and outstanding as of August 17, 2026, and on a pro forma as adjusted basis to reflect the issuance and sale of 3,000,000 shares of Class A Common Stock by us in this offering at the assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts and commissions to the underwriters and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2026
	Actual	Pro Forma as Adjusted(1)

Cash and Cash Equivalents	$8,481,982	$23,503,198
Total Debt	-	-
Equity
Member’s Equity	-	-
Common Stock	20,000	23,000
Additional paid-in capital		$15,018,216
Retained Earnings	10,087,342	10,087,3422
Total stockholders’ equity	10,107,342	25,128,558
Total Capitalization	$10,107,342	$25,128,558

Notes:

(1) The pro forma as adjusted column gives effect to the issuance and sale of 3,000,000 shares of Class A Common Stock in this offering and the application of the estimated net proceeds therefrom to the Company’s capitalization, reflecting (i) an increase in cash and cash equivalents of approximately $15.0 million, (ii) the issuance of 3,000,000 shares of Class A Common Stock, par value $0.001 per share, resulting in an increase in common stock of $3,000, (iii) an increase in additional paid-in capital of approximately $15.0 million, and (iv) the retroactive effect, where applicable, of the issuance of an additional 16,500,000 shares of Class B Common Stock on July 3, 2026 in connection with the recapitalization of the Company’s outstanding Class B Common Stock.

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DILUTION

If you invest in our Class A Common Stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A Common Stock in this offering and the net tangible book value per share of Class A Common Stock upon completion of this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares of Class A Common Stock.

Holders of Class A Common Stock and Class B Common Stock have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A Common Stock will be entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock will be entitled to ten votes per share of Class B Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A Common Stock are not convertible into shares of any other class. Shares of Class B Common Stock are not being converted as part of this offering.

Our net tangible book value as of June 30, 2026 was $10.0 million, or $0.50 per share of Class A or Class B Common Stock. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per share of Class A Common Stock (as adjusted for the offering) from the initial public offering price per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Because the shares of Class A Common Stock and Class B Common Stock have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding shares of common stock, including Class A and Class B Common Stock.

After giving effect to our sale of 3,000,000 shares of Class A Common Stock offered in this offering based on the initial public offering price of $5.50 per share after deduction of the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2026, would have been $25.0 million, or $1.09 per outstanding share of Class A Common Stock. This represents an immediate increase in net tangible book value of $0.59 per share of Class A Common Stock to the existing stockholders, and an immediate dilution in net tangible book value of $4.41 per share to investors purchasing the Class A Common Stock in this offering. The adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

Post-Offering
Assumed Initial public offering price per share of Class A Common Stock	$5.50
Net tangible book value per share of Class A Common Stock as of June 30, 2026	$0.50
As adjusted net tangible book value per share of Class A Common Stock attributable to payments by new investors	$0.59
As adjusted net tangible book value per share of Class A Common Stock immediately after this offering	$1.09
Amount of dilution in net tangible book value per share of Class A Common Stock to new investors in the offering	$4.41

The following tables summarize, on an as adjusted basis as of June 30, 2026, the differences between existing stockholders and the new investors with respect to the number of shares of our Class A Common Stock purchased from us, the total consideration paid and the average price per share before deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

	Shares of Class A common stock purchased		Total consideration		Average price
	Number	Percent	Amount	Percent	Per share
Existing stockholders (Class A and Class B Common Stock)	20,000,000	86.96%	$10,000,000	40%	$0.50
New investors (Class A Common Stock)	3,000,000	13.04%	$15,000,000	60%	$5.50
Total	23,000,000	100%	$25,000,000	100%	$1.09

The as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Common Stock and other terms of this offering determined at the pricing.

If the underwriters exercise their over-allotment option to purchase up to 450,000 additional shares of our Class A Common Stock in full, our as adjusted net tangible book value as of June 30, 2026 would be $1.17 per outstanding share of Class A Common Stock. This represents an immediate increase in net tangible book value of $0.67 per share of Class A Common Stock to the existing holders, and an immediate dilution in net tangible book value of $4.33 per share to investors purchasing the Class A Common Stock in this offering.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity, as common stock, or other securities that are convertible into our common stock such as convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a global provider of specialty chemicals, intermediates and related products and services, serving customers primarily in regulated and performance-critical end markets, including pharmaceuticals, electronics, industrials and personal care. We source products from qualified suppliers and provide customers products that are designed to support efficiency, compliance, and customer-specific requirements.

Our business is primarily focused on specialty chemicals, electronic chemicals, and pharmaceutical-related projects, serving a diversified global customer base. Leveraging decades of industry experience, we deliver value-added, customized intermediates that support sustainable margins and recurring revenue in regulated and performance-critical markets.

Looking forward, we expect our future results to be influenced by several factors, including planned investments in manufacturing capabilities, supply chain dynamics, input cost volatility, regulatory developments in end markets, and overall global economic conditions. These factors may affect our revenues, gross margins, operating expenses and liquidity. The following discussion provides an analysis of these trends and their potential impact on our results of operations and financial condition.

Recent Developments

Restructuring

On December 31, 2025, Varsal Inc., the sole member of Varsal LLC, merged with Varsal, a Delaware corporation incorporated on September 30, 2025 and jointly owned by Pingxin Wang, Dongwei Wang, Huiqin Zhang, James Wang and Austin Wang. Varsal is the surviving entity after the merger and became the sole member of the Varsal LLC. (the “Restructuring”). Varsal LLC continues as our sole operating entity.

Before the Restructuring, Varsal Inc. also owned a 12.9% minority equity interest in Varsal Chemicals (such interest, the “Varsal Tangshan Minority Interest”). Simultaneously with the Restructuring, the Varsal Tangshan Minority Interest was sold to Varsal Holdings LLC, which has the same shareholders as us. The 12.9% minority equity interest in Varsal Chemicals is the only equity interest held by Varsal Holdings LLC. None of Varsal Chemicals, Shanghai Everbright, Shanghai Varsal or Varsal Technology holds any equity interest in our company.

Suppliers

We source products from third-party suppliers located in China, including Varsal Chemicals, Shanghai Everbright and Shanghai Varsal. Four of these suppliers accounted for 90% and 87% of our product purchases during the years ended September 30, 2025 and 2024. Varsal Chemicals and the other third-party suppliers supply custom-made products to us only and standardized products to their other customers.

The following table sets forth the approximate percentages of products we purchased from our top suppliers during the fiscal years ended September 30, 2025 and 2024, and the nine-month periods ended June 30, 2026 and 2025:

	Fiscal Year ended September 30,		Nine Months ended June 30,
Supplier	2025	2024	2026	2025
Supplier A*	3%	7%	3%	2%
Supplier B**	73%	15%	39%	72%
Supplier C***	13%	64%	23%	19%
Supplier D	3%	5%	2%	2%
Supplier E	1%	2%	1%	1%

* Varsal Chemicals

** Shanghai Everbright.

*** Shanghai Varsal

Our suppliers generally offer comparable pricing. Accordingly, our selection among suppliers for a given product is driven primarily by factors other than price, including the technical specifications required by our customers, each supplier’s demonstrated service quality and reliability, the optimization of particular manufacturing facilities for specific processes, production capacity and lead-time availability, and each supplier’s ability to meet the applicable quality, regulatory, and certification requirements for the product being manufactured. Purchases from our suppliers are thus allocated based on customer requirements and each supplier’s capabilities, and under guidance we provide to suppliers regarding our products. Suppliers B and C manufacture pharmaceutical intermediates at facilities operating under our optimized process specifications. Supplier A manufactures custom-made products to us exclusively and standardized products to its other customers. None of our suppliers is affiliated with our company. See “Risk Factors—Interruptions in the supply of products from our manufacturers in the PRC could adversely affect our revenues.”

Global Economic Disruption

At present the majority of our products are sourced in China, which increases the likelihood of supply chain interruptions. Thus far, as a result of the general global economic disruption, we have experienced a decrease in the speed with which we are able to purchase new inventory, as well as an increase in costs due to tariffs, delays in shipping, thus resulting in reduced profits. In addition, supply chain disruptions may make it harder for us to find favorable pricing and reliable sources for our products, putting upward pressure on our costs and increasing the risk that we may be unable to acquire certain products and services.

We expect that continued higher energy prices, supply chain disruptions, tariffs and logistics constraints may adversely impact future gross margins, working capital requirements and operating cash flows. While we may seek to mitigate these impacts through supplier diversification, pricing adjustments and operational efficiencies, there can be no assurance that such actions will fully offset increased costs.

Recapitalization

On July 3, 2026, we issued an aggregate of 16,500,000 additional shares of Class B Common Stock to our existing Class B stockholders for no cash or other consideration in connection with a recapitalization of our outstanding Class B Common Stock. The shares were issued as follows: (i) 71,355 shares to Pingxin Wang, our Chief Executive Officer and Chairman; (ii) 7,599,226 shares to Dongwei Wang, our Interim Chief Financial Officer and a director; (iii) 7,135,425 shares to Huiqin Zhang, a principal stockholder and employee of the Company; (iv) 1,025,715 shares to James Wang, a stockholder of the Company; and (v) 668,279 shares to Austin Wang, a stockholder of the Company. After giving effect to the issuance, we had 20,000,000 shares of Class B Common Stock and no shares of Class A Common Stock issued and outstanding. Each share of Class B Common Stock is entitled to ten votes per share and is convertible into one share of Class A Common Stock at the option of the holder.

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Key Factors Affecting Our Business

Our operations and the operating metrics discussed below have been and will likely continue to be affected by certain key factors. The key factors affecting our business and results of operations include among others, our dependence on one key customer for a significant portion of our sales, dependence on a limited number of PRC-based suppliers and manufacturers to produce and supply our products, our reliance on a limited number of key executives to manage our business and significant competition from bigger and better capitalized competitors. For further discussion of the factors affecting our results of operations, see “Risk Factors.”

We depend on two customers for a significant portion of our sales.

A significant portion of our sales are to one customer (“Customer A”), that accounted for 41% and 0% of our net sales for the fiscal years ended September 30, 2025 and 2024, respectively, 45% and 70% of our net sales for the three months ended June 30, 2026 and 2025, respectively, and 64% and 42% of our net sales for the nine months ended June 30, 2026 and 2025, respectively, and one customer (“Customer B”) that accounted for 45% and 78% of our net sales for the fiscal years ended September 30, 2025 and 2024, respectively, 49% and 24% of our net sales for the three months ended June 30, 2026 and 2025, respectively, and 25% and 47% of our net sales for the nine months ended June 30, 2026 and 2025, respectively. The absence of purchases by Customer B during the first half of fiscal year 2026 was attributable to excess inventory accumulated by Customer B as a result of significant purchase volumes during fiscal year 2025. Customer B resumed purchasing in the third quarter of fiscal year 2026 and accounted for 49% of net revenues for the three months ended June 30, 2026.

Interruptions in the supply of products from our manufacturers in the PRC could adversely affect our revenues.

We depend on a limited number of PRC-based suppliers and manufacturers for the production and supply of our products, including five third-party manufacturers, all located in the PRC. We do not produce any of our own products. Any disruption in supply could have a material adverse effect on our company. Any disruption in these relationships could adversely impact our sales which, in turn, would adversely affect our business and operating results. We believe that, if necessary, we could obtain available alternative sources of supply for each of our products. Depending on the product, that might entail using more than one source of supply.

Factors that are hard to predict or beyond our control, such as weather, higher energy prices, raw material shortages, natural disasters, fires or explosions, terrorism, or health pandemics, such as COVID-19, could damage or disrupt our operations or our suppliers’, co-packers’ or distributors’ operations. These disruptions may require additional resources to restore our supply chain. If we cannot respond to disruptions in our operations, whether by finding alternative suppliers or replacing capacity at key manufacturing, or if we are unable to quickly repair damage to our information, production, or supply systems, we may be late in delivering, or be unable to deliver, products to our customers and may also be unable to track orders, inventory, receivables, and payables. If that occurs, our customers’ confidence in us and long-term demand for our products could decline. Any of these events could materially and adversely affect our product sales, financial condition, and operating results.

Regulatory Environment

We sell a variety of specialty and custom chemicals, pharmaceutical and industrial intermediates. The demand for these products depends on the uncertain growth of these industries or segments due to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions. For example, measures such as drug price negotiation for certain Medicare-covered medications, inflation-based rebate requirements, and expanded transparency obligations place downward pressure on drug prices, particularly for high-cost and single-source drugs. At the same time, compliance costs, changes to exclusivity incentives, and uncertainty around future pricing controls may influence manufacturers’ launch strategies, investment in research and development, and long-term supply decisions, ultimately reshaping how pharmaceutical products are priced across both public and commercial markets, which effects the pricing needs of the customers that we sell to. Demand for our products could be impacted by changes in the regulatory environment with respect to such industries and segments.

We believe that changes in the regulatory environment affecting pharmaceutical pricing and reimbursement may influence customer production volumes, sourcing decisions and pricing strategies, which could, in turn, impact demand for our products, revenues and margins. The extent and timing of such impacts remain uncertain.

Stability of Aggregate Demand Amid Customer Volatility

We believe that we are one of a limited number of suppliers (and, for certain of our pharmaceutical intermediates, one of the only commercially qualified sources) capable of manufacturing products that meet the rigorous quality, purity, and regulatory standards required by our customers. Our products are manufactured in ISO 9001:2015-certified and GMP-compliant facilities, and each manufacturing site must pass customer-specific qualification audits and, where applicable, regulatory approvals before it may supply pharmaceutical intermediates for use in the production of active pharmaceutical ingredients. Because our products are integral to validated manufacturing processes, any substitution of our products with those of an alternative supplier would typically require our customers to undertake extensive comparability and stability testing, including processes that can entail significant cost, technical risk, and multi-month production delays. As a result, we believe that the limited number of qualified alternative suppliers, combined with the substantial regulatory and technical barriers to supplier substitution, provides us with a high degree of demand stability for our products. While we face risks from the concentration of our customer base, and while our customer base has historically been concentrated and individual customers’ purchasing volumes may fluctuate significantly from period to period, reflecting factors such as inventory management cycles, supply chain restructurings, and changes in end-market demand, the underlying requirement for our products is driven by our customers’ ongoing pharmaceutical production needs rather than by any single customer relationship. Accordingly, we believe that aggregate demand for our products will remain resilient and stable over time and that our revenues will continue to be supported by the essential nature of our products, our differentiated technical capabilities, and the high switching costs inherent in our customers’ regulated manufacturing processes. We believe that this mitigates, in part, the concentration risk of our customer base.

Trends and Expectations

We Plan to Expand Manufacturing Capabilities in Key Regions

We plan to expand our operational capacity in both the United States and the Middle East as part of our strategy to enhance supply chain resilience, capture regional growth opportunities and strengthen our global competitiveness. In the United States, we intend to do so through acquisitions of existing businesses with operating manufacturing facilities in place. Our goal is to establish production of higher-value sulfonyl and other derivatives tailored to advanced electronics and pharmaceutical applications and other high-end industries, positioning us to move further up the value chain.

In the Middle East, we intend to pursue greenfield expansion opportunities to accelerate growth and develop more downstream advanced technologies to provide more value to our customers. The current conflict in the Middle East has caused us to be more cautious when evaluating the geopolitical risks, and we may slow our expected pace of expansion or prioritize other regions prior to expanding in the Middle East. We are currently in discussions with local business partners and regulatory authorities in Saudi Arabia with respect to the organization of a subsidiary in Saudi Arabia. We intend to set up the company, obtain the necessary approvals, and build the plant within one year. We anticipate the total cost of this project to be approximately $100 million. We intend to fund this project through a combination of local project financing partners such as the Saudi Industrial Development Fund (SIDF), local investment firms, and a portion of the proceeds from this offering. We anticipate that we will invest approximately 5% up to 10% of the total project cost (approximately $5 million up to $10 million in cash, with the remainder represented by contributions of technology know-how through an assignment, license or other arrangement) to obtain a majority equity stake in the venture. The remaining funding of approximately $90 million up to $95 million is expected to come from government funds and local financing sources, including bank loans, with our local partners contributing the balance through cash and other sources. We intend to complete the first phase of construction within one year from the time of company registration in Saudi Arabia. To date, costs incurred in connection with this initiative have not been material, consisting primarily of management time devoted to preliminary discussions and planning activities. There can be no assurance that we will be able to fund this project or that we will be successful in its operation, if completed. We intend to utilize the abundant sulfur, methanol, and natural gas in the region as they are key feedstocks for our products, leveraging access to low-cost feedstocks in the Middle East to create a cost-advantaged hub to produce key raw materials and inputs that support both regional and international markets and create a globalized, vertically integrated product supply chain.

These expansion initiatives may require incremental capital expenditure and could increase near-term operating and financing requirements. While we believe these investments may support future revenue growth, improved product mix and margin sustainability over the long term, the timing, scale and ultimate financial impact of these initiatives are subject to market conditions, regulatory approvals and execution risks.

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RESULTS OF OPERATIONS

For the nine months ended June 30, 2026 and 2025

Revenues, Net

Net revenues for the nine months ended June 30, 2026 was $16.6 million, a decrease of $5.5 million or 25% compared to $22.1 million for the nine months ended June 30, 2025. The decrease was primarily attributable to lower sales volumes of pharmaceutical intermediates. Certain significant customers that increased purchases during fiscal 2025 reduced purchase volumes during the nine months ended June 30, 2026 as a result of elevated inventory levels. Selling prices remained generally consistent during the period. Customer B, accounted for 45% of revenue during the fiscal year ended September 30, 2025 and 47% of revenue for the nine months ended June 30, 2025, Compared to 25% of revenue for the nine months ended June 30, 2026. As reflected in our results for the nine months ended June 30, 2026, customer ordering patterns have begun to normalize, with Customer B resuming purchases during the third quarter of fiscal year 2026. We expect this normalization to continue during the fourth quarter of fiscal year 2026.

Cost of revenues

Cost of revenues for the nine months ended June 30, 2026 decreased 56% to $6.3 million compared to $14.2 million for the nine months ended June 30, 2025. The decrease was primarily attributable to lower sales volume and improved supplier pricing during the nine months ended June 30, 2026 resulting from refinements we developed to the pharmaceutical intermediates production methods. The substantial improvement pharmaceutical intermediates pricing during the nine months ended June 30, 2026 resulted from a comprehensive optimization of our production processes. Key factors contributing to the improved cost structure included the implementation of advanced production equipment by our manufacturing partner, which enhanced production efficiency and throughput, lower raw material costs, and ongoing refinements to manufacturing processes that reduced waste and improved product acceptance rates. In addition, the use of alternative raw materials and reagents, together with modified chemical processes, improved production efficiency while maintaining product quality. Lower manufacturing costs resulted from improved procurement pricing, reduced raw material costs, improved production yields, lower waste generation and process refinements implemented at third-party manufacturing facilities, which collectively reduced per-unit production costs during the period. These initiatives collectively reduced manufacturing expenses and contributed to a significant improvement in gross margins. Additionally, procurement efficiency was achieved through strategically lower raw material input costs, providing a more favorable baseline for manufacturing. Through continuous, iterative manufacturing refinements, the production process now yields significantly less waste. Improved acceptance rates have also drastically reduced the volume of rejected material, further driving down the overall cost of goods sold. Furthermore, we implemented the use of different, more cost-effective raw materials and reagents, and applied modified chemical processes that resulted in superior products at substantially reduced costs. These combined efforts resulted in a substantial reduction in manufacturing expenses, allowing for more competitive product pricing while significantly expanding our gross margins on pharmaceutical intermediate sales.

Gross Profit

Gross profit was $10.3 million for the nine months ended June 30, 2026 compared to $7.9 million for the nine months ended June 30, 2025. The gross profit margin increased to 62.0% for the nine months ended June 30, 2026 from 36% for the nine months ended June 30, 2025. The 26% increase in gross margin primarily reflected improved supplier pricing on key pharmaceutical intermediates. The improvement in pharmaceutical intermediates pricing during the nine months period ended June 30, 2026 resulted from comprehensive optimization of production processes, the use of more cost-effective raw materials and reagents, and modifications to chemical processes that improved manufacturing efficiency while maintaining product quality, which contributed approximately 24.5 percentage points of improvement. These initiatives reduced manufacturing costs and contributed to higher gross margins. The favorable impact of improved supplier pricing was partially offset by lower profitability on products sold to customers in the United States. Profit margins of our U.S. directed product lines were adversely affected by increases in customs tariffs associated with trade tensions between the United States and China. Gross margins on specialty chemicals sold into the U.S. market were negatively affected by approximately 16.7 percentage points and 19.5 percentage points during the nine months ended June 30, 2026 and 2025, respectively. In response to increased customs tariffs and related cost pressures, we intend to transfer the specialty chemicals technologies and related manufacturing capabilities from China to the United States and other jurisdictions. These initiatives are expected to reduce tariff-related costs, diversify our supply chain, enhance operational flexibility, and mitigate risks associated with geopolitical developments and international trade policies.

Our near-term revenue outlook is influenced by customer ordering patterns, which we expect to normalize during the second half of fiscal year 2026 following the inventory-related purchasing reductions experienced during the first half of fiscal year 2026, as further described below. We anticipate that pharmaceutical intermediates will continue to represent the substantial majority of our revenues. Our revenue growth is expected to be driven by (i) increasing demand from our existing pharmaceutical customers as their production volumes recover to normalized levels, (ii) the development of new customer relationships across pharmaceutical, electronics, and specialty chemical end-markets, and (iii) the introduction of new products currently under development, including intermediates for electronics applications. Our revenue outlook remains subject to risks associated with customer concentration, geopolitical developments affecting trade between the United States and China, and broader macroeconomic conditions affecting demand in our end markets. For further discussion of the factors affecting our revenue outlook, see “Risk Factors.”

Operating Expenses

Our operating expenses consist primarily of payroll expenses, professional fees and other operating expenses associated with the general, administrative and selling functions. Operating expenses for the nine months ended June 30, 2026 increased 87.0% to $1.7 million compared to $0.9 million for the nine months ended June 30, 2025. The increase was primarily attributable to an increase of approximately $0.4 million in professional fees incurred in connection with our proposed initial public offering, approximately $0.1 million in payroll expenses associated with business growth, and approximately $2,000 in marketing and customer development expenses.

Income from Operations

As a result of the foregoing, income from operations was $8.6 million for the nine months ended June 30, 2026 compared to $7.0 million for the nine months ended June 30, 2025. The increase was primarily attributable to higher gross profit resulting from improved gross margins, partially offset by higher operating expenses.

Other Income

Other income consists of interest income and other non-operating income. Other income remained consistent for the nine months ended June 30, 2026 and 2025, increasing from $47,606 to $49,881, respectively,

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Income Taxes

Income tax expense for the nine months ended June 30, 2026 was $1,863,400 with effective income rate of 21.5%, and 28.2% for the three months ended June 30, 2026. The effective tax rate differed from the statutory rate of 21% primarily due to state income tax and permanent differences. There was no income tax recorded for the nine months ended June 30, 2025 as Varsal LLC was the operating entity and was not subject to income taxes on the entity level. Instead, Varsal LLC’s taxable income or loss was included in the income tax returns of its members. As a result, no provision for federal income taxes or deferred income taxes was recorded for periods prior to December 31, 2025. On a pro forma basis, assuming corporate taxation, income tax expense would have been approximately $543,884 for the three months ended December 31, 2025 and approximately $1,929,000 for the nine months ended June 30, 2025, based on an estimated blended statutory tax rate of 27.42%.

If we were taxed as a corporation in the nine months ended June 30, 2025, we believe that we would have been subject to an estimated blended statutory tax rate of approximately 27.42%, consisting of the federal corporate income tax rate of 21% and applicable state income taxes.

For the years ended September 30, 2025 and 2024

Revenues, Net

Net revenues for the year ended September 30, 2025 were $22.9 million, an increase of $8.3 million, or 57.6%, compared to $14.6 million for the year ended September 30, 2024. The increase was primarily attributable to higher sales volumes of pharmaceutical intermediates, driven by sales to a significant new pharmaceutical customer (Customer A) and continued purchasing from existing customers. Customer A, which had no revenue contribution during the fiscal year ended September 30, 2024, accounted for approximately 41% of our total revenues for the fiscal year ended September 30, 2025. The addition of Customer A more than offset a decline in the revenue share attributable to our then-largest customer (Customer B), whose contribution decreased from approximately 78% of total revenues in the fiscal year ended September 30, 2024 to approximately 45% in the fiscal year ended September 30, 2025.

The shift in customer mix from a single dominant customer toward a more balanced distribution between two large customers reflected our ability to leverage our technical capabilities and product quality to attract new pharmaceutical customers. However, our revenue base remained highly concentrated, with our two largest customers collectively accounting for approximately 86% of total revenues for the fiscal year ended September 30, 2025, compared to approximately 78% attributable to a single customer in the prior fiscal year.

Cost of Revenues

Cost of revenues for the year ended September 30, 2025 increased 36% to $14.6 million compared to $10.8 million for the year ended September 30, 2024. The increase was primarily attributable to higher production and higher costs associated with increased sales volumes during the year ended September 30, 2025.

Gross Profit

Gross profit was $8.3 million for the year ended September 30, 2025 compared to $3.8 million for the year ended September 30, 2024. The gross profit margin increased from 26.1% for the year ended September 30, 2024 to 36.2% for the year ended September 30, 2025. The increase in gross margin of 10.1% consists of a 10.6% benefit from improved supplier pricing for pharmaceutical intermediates sales. The substantial improvement in pharmaceutical intermediates pricing during the year ended September 30, 2025 resulted from the comprehensive optimization of our production processes and the use of different, more cost-effective raw materials and reagents, and applied modified chemical processes that resulted in superior products at substantially reduced costs. For advanced pharmaceutical intermediates, any significant process optimization or manufacturing change requires customer approval and, where applicable, regulatory approval prior to implementation. As the technology provider, Varsal is responsible for developing and optimizing manufacturing processes and qualifying manufacturing sites. Manufacturing sites must also pass GMP audits and obtain the required customer and regulatory approvals before supplying pharmaceutical intermediates. Varsal completed a significant process optimization program during the summer of 2025. Following the required approvals, commercial supply of the approved pharmaceutical intermediates commenced in September 2025. These improvements reduced manufacturing costs significantly and were reflected in our fiscal 2026 results, contributing to higher gross margins and improved profitability. These combined efforts resulted in a substantial reduction in manufacturing expenses, allowing for more competitive product pricing while significantly expanding our gross margins on pharmaceutical intermediate sales.

The significant improvement in gross margin reflects the transition of pharmaceutical intermediates production to a manufacturing partner operating under our newly optimized process specifications, which were developed by us, approved by our customers, and qualified for commercial supply beginning in September 2025. Because pharmaceutical intermediates represented our predominant product category during the periods presented, accounting for approximately 88.8% of total revenues for the fiscal year ended September 30, 2025 and a comparable proportion during the nine months ended June 30, 2026, the per-unit cost reductions achieved through these specific supplier relationships had a disproportionately significant favorable impact on our overall gross margin.

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The improved pharmaceutical intermediates pricing was partially offset by a decrease in the profitability of specialty chemicals supplied to customers in the United States. We experienced lower profit margins as a result of significant increases in customs tariffs associated with the ongoing trade tensions between the United States and China. These external factors have negatively impacted the profitability of our U.S. directed product lines.

Operating Expenses

Operating expenses for the year ended September 30, 2025 increased 31.22% to $1.2 million compared to $0.9 million for the year ended September 30, 2024. The $0.3 million increase was mainly driven by a $0.1 million increase in professional fees incurred to support our expanded operations, a $0.1 million increase in payroll expenses associated with business growth and related expenses resulting from expanded market development administrative expenses incurred to support the growth of our business, and customer engagement activities and a $0.1 million increase in other expenses.

Income from Operations

Income from operations was $7.1 million for the year ended September 30, 2025 compared to $2.8 million for the year ended September 30, 2024. The increase was primarily due to the increases in gross profit resulting from increased sales volumes and improved gross margins, partially offset by higher operating expenses.

Other Income

Other income remained relatively flat for the years ended September 30, 2025 and 2024, increasing from $0.05 million to $0.06 million, respectively.

Income Taxes

If we were taxed as a corporation in the years ended September 30, 2025 and 2024, we believe that we would have been subject to an estimated blended statutory tax rate of approximately 27.31%, consisting of the federal corporate income tax rate of 21% and applicable state income taxes. As a result, our pro forma income tax for the years ended September 30, 2025 and 2024 would have been $1,942,975, and $791,386, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity

During the nine months ended June 30, 2026 and the fiscal year ended September 30, 2025, we primarily funded our operations with cash generated from operating activities. We had cash of $8.5 million, $3.0 million and $2.8 million as of June 30, 2026 and September 30, 2025 and 2024, respectively. The cash increase was primarily due to the result of cash generated from operating activities, which was partially offset by Varsal LLC’s distributions to its sole member, Varsal Inc., which totaled $0.5 million during the nine months ended June 30, 2026, and approximately $7.23 million and $2.1 million during the fiscal years ended September 30, 2025 and 2024.

Working Capital

As of June 30, 2026 and September 30, 2025 and 2024, our working capital was $9.6 million, $3.6 million and $3.7 million, respectively. In addition, as of June 30, 2026, we had $1.0 million of unused availability under our line of credit with Citizens Bank. The historical fluctuations in our business during the year can cause cash, accounts receivable, inventory and accounts payable to fluctuate, resulting in changes in our working capital. We anticipate that past historical trends will continue, with working capital remaining near this level for the foreseeable future. Our cash requirements consist primarily of day-to-day operating expenses. Given our current cash and working capital position and available funding from our line of credit, we believe that we will be able to meet the cash requirements of the business for the next twelve months.

Cash Flows

The following table summarizes our net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with our financial statements for the periods indicated:

	For the Nine Months Ended June 30,		For the Year Ended September 30,
($ in millions)	2026	2025	2025	2024
Net cash provided by (used in) operating activities	$6.3	$6.9	$7.4	$2.9
Net cash used in investing activities	$0	$0	$0	$0.1
Net cash used in financing activities	$(0.8)	$(3.7)	$(7.2)	$(2.1)
Cash, beginning of year	$3.0	$2.8	$2.8	$2.1
Cash, end of year	$8.5	$6.0	$3.0	$2.8

Operating Activities

Net cash provided by operating activities was $6.3 million for the nine months ended June 30, 2026, compared to $6.9 million for the nine months ended June 30, 2025. For the nine months ended June 30, 2026, cash provided by operating activities was primarily driven by net income of $6.8 million, partially offset by changes in operating assets and liabilities that used $0.5 million of cash, mainly reflecting an increase in accounts receivable, partially offset by increases in accounts payable, income tax payable, and other payables and accrued liabilities, as well as a decrease in inventories.

For the nine months ended June 30, 2025, cash provided by operating activities was primarily driven by net income of $7.0 million, partially offset by changes in operating assets and liabilities that used $0.1 million of cash, mainly reflecting an increase in accounts receivable, mainly offset by an increase in accounts payable and decreases in inventories other current assets.

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Net cash provided by operating activities was $7.4 million for the year ended September 30, 2025 compared to $2.9 million for the year ended September 30, 2024. The increase in cash provided by operating activities was primarily attributable to higher net income, which was primarily attributable to net income of $7.1 million and $0.1 million of non-cash adjustments (including non-cash lease expense and depreciation and amortization, which was partially offset by a gain on disposal of equipment). Changes in operating assets and liabilities provided $0.2 million of cash, primarily due to a decrease in inventories and a decrease in other current assets, partially offset by an increase in accounts receivable, a decrease in operating lease liabilities, and a decrease in other payables and accrued liabilities.

For the year ended September 30, 2024, operating cash flow was primarily attributable to net income of $2.9 million and $0.1 million of non-cash adjustments. Changes in operating assets and liabilities used $0.1 million of cash, primarily due to a decrease in operating lease liabilities and decreases in other payables and accrued liabilities and other current assets, partially offset by decreases in accounts receivable and inventories.

Investing Activities

Net cash used in investing activities was approximately $5,000 for the nine months ended June 30, 2026, compared to approximately $28,000 in the nine months ended June 30, 2025, reflecting lower capital expenditures during the nine months ended June 30, 2026.

Net cash used in investing activities was approximately $30,000 for the year ended September 30, 2025 compared to approximately $60,000 in the year ended September 30, 2024, primarily reflecting lower capital expenditures for the purchase of vehicles during the fiscal year ended September 30, 2025.

Financing Activities

Net cash used in financing activities was $0.8 million for the nine months ended June 30, 2026 compared to $3.7 million cash used in financing activities for the nine months ended June 30, 2025. The decrease was primarily attributable to lower dividend payments during the nine months ended June 30, 2026, partially offset by payments of offering costs related to the Company’s IPO preparation.

Net cash used in financing activities was $7.2 million and $2.1 million for the years ended September 30, 2025 and 2024, respectively. The increase in net cash outflows was primarily attributable to the increased member withdrawals in the year ended September 30, 2025 compared to the year ended September 30, 2024.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the SEC. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition and results of operations will be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies, which we discuss further below. While our significant accounting policies are more fully described in Note 2 to our audited financial statements, we believe that the following accounting estimates are critical to the process of making significant judgments and estimates in the preparation of financial statements.

Revenues

We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, when control of the promised goods transfers to the customer, in an amount that reflects the consideration expected to be received, which includes an assessment of variable consideration, such as product returns, credits, allowances, rebates, or other price concessions, as applicable. Revenue is presented net of expected returns and allowances, estimated using historical experience and current expectations and included in revenue only to the extent it is not probable that a significant reversal will occur.

Accounts Receivable

Accounts receivables are recognized and carried at carrying amount less an allowance for credit losses, if any. On a periodic basis, we evaluate our accounts receivable and determine whether to provide an allowance or if any accounts should be written off based on history of write-offs, collections, and current credit conditions over the contractual life of the receivables.

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UNAUDITED PRO FORMA FINANCIAL INFORMATION

On December 31, 2025, Varsal Inc., the sole member of Varsal LLC, merged with Varsal), a Delaware corporation incorporated on September 30, 2025. Varsal is the surviving entity after the merger and became the sole member of Varsal LLC. (the “Restructuring”). Varsal LLC continues as our sole operating entity.

Varsal LLC is a wholly owned entity that is treated as disregarded by Varsal for federal and state income tax purposes. As such, Varsal LLC is not subject to federal or state income tax at entity level. Instead, Varsal LLC’s taxable income or loss was included in the income tax returns of its member, Varsal, Inc., which was classified as an S corporation. As a result, no provision for federal income taxes or deferred income taxes was recorded for periods prior to December 31, 2025.

The following unaudited pro forma financial information has been prepared to reflect the tax effects as if the Company had been taxed as a C corporation for the periods presented.

The unaudited pro forma financial information is based on the Company’s historical consolidated financial statements.

●	The unaudited pro forma condensed combined statement of income for the nine months ended June 30, 2026 reflects the tax effects as if the Company had been taxed as a C corporation beginning on October 1, 2025.

●	The unaudited pro forma condensed combined statement of income for the year ended September 30, 2025 reflect the tax effects as if the Company had been taxed as a C corporation beginning on October 1, 2024.

●	The unaudited pro forma condensed combined statement of income for the year ended September 30, 2024 reflect the tax effects as if the Company had been taxed as a C corporation beginning on October 1, 2023.

The unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments included in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the tax effects as if the Company had been taxed as a C corporation for all periods presented. The unaudited pro forma condensed combined financial information should be read in conjunction with the following historical financial statements and the accompanying notes included elsewhere in this prospectus:

●	the historical unaudited condensed consolidated financial statements of the Company as of and for the nine months ended June 30, 2026; and

●	the historical audited condensed consolidated financial statements of the Company for the years ended September 30, 2025 and 2024.

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VARSAL TECH, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED JUNE 30, 2026

	Historical	Pro Forma Adjustment		Pro Forma

Revenues, net	$16,574,573	$		$16,574,573
Cost of revenues	6,291,666		-	6,291,666
Gross profit	10,282,907		-	10,282,907

Operating expenses	1,682,389		-	1,682,389

Income from operations	8,600,518		-	8,600,518

Other income	49,881		-	49,881

Income before provision for income taxes	8,650,399			8,650,399
Provision for income taxes	1,863,400		528,900	2,392,300

Net income	$6,786,999		$-	$6,258,099
				-
Basic and diluted net income per share	$0.34			$0.31
Weighted average common shares outstanding, basic and diluted	20,000,000			20,000,000

VARSAL TECH, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED JUNE 30, 2025

	Historical	Pro Forma Adjustment		Pro Forma

Revenues, net	$22,102,026	$		$22,102,026
Cost of revenues	14,218,467		-	14,218,467
Gross profit	7,883,559		-	7,883,559

Operating expenses	898,122		-	898,122

Income from operations	6,985,438		-	6,985,438

Other income	47,606			47,606

Income before provision for income taxes	7,033,044			7,033,044
Provision for income taxes			1,929,000	1,929,000

Net income	$7,033,044		$-	$5,104,044
				-
Basic and diluted net income per share	$0.35			$0.26
Weighted average common shares outstanding, basic and diluted	20,000,000			20,000,000

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VARSAL TECH, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE YEAR ENDED SEPTEMBER 30, 2025

	Historical	Pro Forma Adjustment	Pro Forma

Revenues, net	$22,929,976	$-	$22,929,976
Cost of revenues	14,632,108	-	14,632,108
Gross profit	8,297,868	-	8,297,868

Operating expenses	1,244,293	-	1,244,293

Income from operations	7,053,575	-	7,053,575

Other income	60,397	-	60,397

Income before provision for income taxes	7,113,972	-	7,113,972
Provision for income taxes	-	1,942,975	1,942,975

Net income	$7,113,972	$-	$5,170,997

Basic and diluted net income per share	$0.36		$0.26

Weighted average common shares outstanding, basic and diluted	20,000,000		20,000,000

VARSAL TECH, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE YEAR ENDED SEPTEMBER 30, 2024

	Historical	Pro Forma Adjustment	Pro Forma

Revenues, net	$14,555,046	$-	$14,555,046
Cost of revenues	10,761,488	-	10,761,488
Gross profit	3,793,558	-	3,793,558

Operating expenses	948,283	-	948,283

Income from operations	2,845,275	-	2,845,275

Other income	52,290	-	60,397

Income before provision for income taxes	2,897,565	-	2,897,565
Provision for income taxes	-	791,386	791,386

Net income	$2,897,565	$-	$2,106,179

Basic and diluted net income per share	$0.14		$0.11

Weighted average common shares outstanding, basic and diluted	20,000,000		20,000,000

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The historical financial statements have been prepared in accordance with GAAP. The pro forma adjustments reflect the tax effects as if the Company had been taxed as a C corporation for the periods presented. The unaudited pro forma condensed combined statements of income are presented for illustrative purposes only and do not purport to represent what the Company’s results of operations would have been had it been taxed as a C corporation during the periods presented.

The unaudited pro forma condensed combined statement of income for the nine months ended June 30, 2026 reflects the tax effects as if the Company had been taxed as a C corporation beginning on October 1, 2025. The unaudited pro forma condensed combined statement of income for the year ended September 30, 2025 reflects the tax effects as if the Company had been taxed as a C corporation beginning on October 1, 2024. The unaudited pro forma condensed combined statement of income for the year ended September 30, 2024 reflects the tax effects as if the Company had been taxed as a C corporation beginning on October 1, 2023.The pro forma adjustments are based on currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances.

Note 2 – Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

For purposes of presenting the tax effects on the historical results as if the Company had been taxed as a corporation for all periods presented, the Company applied an estimated blended statutory tax rate of approximately 27.31%, consisting of the federal corporate income tax rate of 21% and applicable state income taxes. As a result, pro forma income tax adjustments of $2,392,300, $1,929,000, $1,942,975, and $791,386 are reflected for the nine months ended June 30, 2026 and 2025, and the years ended September 30, 2025 and 2024, respectively. The corresponding pro forma income tax adjustments are reflected in pro forma net income and basic and diluted earnings per share for the respective periods presented. The pro forma adjustments are presented for illustrative purposes only and do not represent actual taxes paid or payable. In addition, they do not reflect deferred tax accounting under ASC 740 or include the recognition of tax assets, liabilities, or valuation allowances. Temporary differences and other deferred tax effects have not been separately presented, as the pro forma financial information is not intended to reflect the full application of ASC 740.

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BUSINESS

We develop and supply ISO-certified and GMP-compliant chemicals, intermediates and other customized product solutions supported by proprietary know-how and deep domain and product expertise. Through decades of technological development, we have established a business that serves a diversified and global customer base in the pharmaceutical, electronics, industrial, personal care and research markets.

Our Mission

Our mission is to harness our deep technical expertise, proprietary process innovation, and chemistry know-how to deliver value-added chemicals and specialty intermediates (short-lived, high-energy molecules that are formed during a chemical reaction and then quickly react further to become a product) that enhance the performance of our customers’ products, as well as their quality and reliability. By embedding our technology within the solutions we provide, we create differentiated, high-impact materials that drive efficiency, compliance, and provide a competitive advantage for our global customers in high-end markets such as pharmaceuticals and industrials.

Our Strengths

Our strengths stem from a combination of proprietary process know-how, technology-driven differentiation and capital-efficient execution. These attributes enable us to generate sustainable margins, recurring revenue streams and strong competitive barriers within regulated and performance-critical markets.

Comprehensive Manufacturing and Logistics Partnering for our Customers

We provide our customers with a fully integrated source for the development, manufacture, quality assurance, packaging and global delivery of specialty chemicals, pharmaceutical intermediates and customized product solutions. By combining decades of proprietary chemical expertise with specialized logistics and supply chain capabilities, we eliminate the need for customers to separately coordinate research, manufacturing, quality control, packaging and transportation across multiple vendors. A customer simply places an order and we manage every step in fulfilling a finished, specification-compliant product—on time and to the customer’s doorstep.

At the core of our value proposition is deep, proprietary chemical expertise. Our technical team, led by Dr. Pingxin Wang and Dr. Youmao Shi, both of whom hold PhD degrees in chemistry, brings extensive experience in multi-step synthesis, purification and scale-up of complex intermediates used in regulated and performance-critical applications. This expertise enables us to offer customers a full spectrum of chemical development services: from gram-level laboratory experiments to multi-metric-ton commercial production, we design, optimize, and validate the chemical processes required to produce each customer’s product, covering specialized capabilities such as hydrogenation, sulfonation, esterification, chlorination, fluorination, and crystallization-induced asymmetric transformation for chiral compounds. For customers, this means that we handle the entire technical challenge of translating a product specification into a commercially viable manufacturing process—a service that would otherwise require the customer to engage separate product development consultants, process engineers, and contract manufacturers independently.

We translate our chemical know-how into manufactured products through our network of qualified third-party manufacturers—currently five in number, all located in the People’s Republic of China—four of whom we have maintained continuous working relationships for many years. We provide these manufacturers with proprietary process specifications, project plans and technical direction that govern every aspect of production, from complex organic synthesis and custom chemical reactions to precisely control reaction conditions including temperature, pressure and timing.

We conduct a portion of our product development activities pursuant to two written product development agreements, pursuant to which our counterparties perform product development activities on our behalf for the creation, improvement and enhancement of our products in accordance with project plans and specifications provided or approved by us. The first agreement is an agreement between Varsal LLC and Varsal Technology pursuant to which Varsal Technology conducts research, development, and production activities for instruments, laboratory components, and related products on our behalf. The second agreement is a three-way agreement among Varsal LLC, Shanghai Varsal, and Varsal Chemicals (the “Three-Way Product Development Agreement”). None of the counterparties to these agreements are our affiliates or related parties. The third-party companies are independent of one another, are not affiliated with each other, and operate separately. Each provides services to us under our guidance while continuing to conduct business with other customers. In addition, we are neither the sole nor primary customer of any of these entities, and each independently conducts business with other customers. These companies are independent entities that serve other customers. In the agreements, all intellectual property, inventions, know-how, and other developments arising from our product development activities are owned exclusively by us and we retain full rights to license and commercialize such developments worldwide.

Under the Three-Way Product Development Agreement, Shanghai Varsal and Varsal Chemicals are responsible for finance, logistics, and import/export activities. Product development activities and manufacturing operations are conducted under our direction and in accordance with our specifications and instructions. Pursuant to these agreements, we and the third-party chemical manufacturers perform joint and/or separate product development activities relating to the creation, improvement, and enhancement of chemical products, intermediates, and related compounds in accordance with project plans approved by us. Products developed under these arrangements include products for pharmaceutical, electronics, and other industrial applications.

Both agreements were executed on July 1, 2018 and remain in effect unless terminated by either party upon 180 days’ prior written notice. Under the terms of the agreements, all intellectual property developed through the product development activities is exclusively owned by us.

Product development projects are initially discussed among the participating parties, and responsibilities are allocated by us based on each party’s technical capabilities, available resources, and operational capacity.

Many of our products are highly toxic, corrosive, temperature-sensitive, moisture-sensitive, or otherwise hazardous, requiring handling, packaging and transportation solutions that go well beyond standard chemical distribution. We have developed logistics and packaging solutions tailored to the unique characteristics of each product. Our logistics team performs internally much of the work that logistics consultants and freight forwarders typically handle. We are able to work across a variety of transportation modes, including air transportation, ocean cargo, full container loads, less-than-truckloads (LTL) and inland truck transportation. We can handle many different classes of chemicals including poisonous, hazardous, and toxic materials, as well as temperature-controlled products and products requiring moisture control. After the manufacturing process is completed, customers receive the product with no additional arrangements needed due to our specialized logistics, packaging and delivery capabilities. This benefits our customers financially and alleviates them of additional logistical burden as customers would ordinarily need to independently source specialized packaging vendors, hazardous materials carriers and cold-chain logistics providers, adding cost, complexity and risks to their supply chains.

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Technology-Rich Business Model

Our foundation is built upon proprietary chemical processes, formulation know-how and accumulated trade secrets that enable the production of value-added specialty intermediates and high-performance chemicals. We believe that our technology-rich model differentiates from commodity producers by embedding technical depth and intellectual property into each offering. This allows us to deliver performance attributes that are not easily replicated by competitors, while capturing margins reflective of our technical contribution, rather than raw material arbitrage.

Instead of licensing our technologies through one-time agreements, we capture long-term value by integrating our intellectual capital directly into manufacturing and supply relationships. This embedded model allows us to retain control over quality, process consistency, and proprietary steps, while earning sustained margins through recurring product sales. This approach also aligns our economic incentives with customer performance, promoting continuity and trust across multi-year supply relationships.

Scale-Up Capabilities and Expertise from Lab to Commercial Production

We possess extensive expertise in custom synthesis and process scale-up, enabling us to efficiently transition products from laboratory development to full commercial manufacturing through our third-party manufacturers. Our technical team has deep experience in designing, optimizing, and validating multi-step chemical processes from gram-level laboratory experiments to multi-metric-ton production. This end-to-end capability allows us to rapidly prototype and refine new intermediates, reduce time-to-market, and ensure consistent quality and performance as volumes increase. By managing the entire development continuum, we provide customers with a single, technically sophisticated source capable of delivering both innovative and reliable large-scale supply. This capability not only supports product differentiation and customer confidence but also reinforces our role as a preferred source for complex, high-value chemistries.

Our technical team has extensive experience in multi-step synthesis, purification, and scale-up of complex intermediates used in regulated and performance-critical applications. This expertise, which is transparently shared with our manufacturers for the benefit of our customers, allows us to meet our customers’ demanding purity, safety and traceability standards, which are required by the pharmaceutical, coatings and advanced materials industries. Our ability to translate laboratory innovation into consistent, commercial-scale manufacturing is a key differentiator that supports high-value, defensible revenue streams.

Strong Customer Retention and High Barriers to Entry

Our products are typically customized to meet exacting technical or regulatory specifications, becoming integral to customers’ formulations and production workflows. As a result, substitution would require costly reformulation, revalidation, and regulatory reapproval, creating high switching costs and promoting long-term retention. We believe that our collaborative technical engagement during product development deepens customer reliance and embeds us as a trusted supplier in their innovation pipeline.

We believe that our accumulated process knowledge, specialized chemistry expertise and embedded customer relationships create significant barriers for new entrants. Many of our processes involve proprietary synthesis methods, confidential operating parameters and accumulated know-how that are not easily replicated or reverse engineered. Moreover, our deep familiarity with regulatory pathways and supply chain validation, especially the handling of hazardous materials, provides additional protection against displacement by less experienced and low-cost competitors.

Capital-Efficient and Flexible Operating Model

We maintain a lean and capital-efficient structure by strategically utilizing external manufacturing resources under our technical direction and quality systems. This hybrid model allows us to preserve our focus on innovation and enhance customer interfaces while minimizing fixed overhead and capital investments. Simultaneously, because our manufacturing agreements grant us exclusive rights to all discoveries, inventions, know-how, trade secrets and all other intellectual property developed during the manufacturing processes, we are able to build a valuable IP portfolio and grow our own knowledge at minimal cost to our company. By flexibly scaling capacity with demand, we have achieved attractive returns on invested capital and have maintained our margins across business cycles.

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Proven Track Record of Technical Innovation with Global Supply Chain Reach and Execution Capability

Innovation is central to our growth strategy. We have demonstrated an ability to continuously evolve our process technologies to improve yield, purity and sustainability while enabling customers to enhance product performance and meet new regulatory standards. Our iterative development approach and willingness to co-innovate with customers foster a continuous pipeline of differentiated products that strengthen our competitive positioning.

In addition to our innovation, our experience managing international sourcing, logistics (especially the handling of hazardous products and materials) and regulatory compliance enable us to deliver consistent quality and reliable supplies to customers around the world. Our established relationships with global manufacturing partners and freight networks allow us to balance cost efficiency with control and traceability. We believe that this global reach supports the scalability of our model and positions us to serve multinational customers across various regions.

Diversified Product Portfolio of Chemicals and Specialty Intermediates Across Multiple Applications and End Markets

We provide a comprehensive portfolio of pharmaceutical intermediates, sulfonyl and phosphorous chemicals, and other high-value custom compounds, backed by stringent quality standards and regulatory compliance. Our portfolio spans multiple end markets including pharmaceuticals, polymers, coatings and performance materials. This diversification mitigates exposure to any single customer, product, or sector, while providing resilience across economic cycles. It also enables cross-pollination of technical insights from one application area to another, accelerating innovation and broadening our commercial opportunities.

Our Strategy

We plan to achieve our mission through the following key strategies:

Expand Manufacturing Capabilities in Key Regions

We plan to expand our operational capacity in both the United States and the Middle East as part of our strategy to enhance supply chain resilience, capture regional growth opportunities and strengthen our global competitiveness. In the United States, we intend to do so through acquisitions of existing businesses with operating manufacturing facilities in place. Our goal is to establish production of higher-value sulfonyl and other derivatives tailored to advanced electronics and pharmaceutical applications and other high-end industries, positioning us to move further up the value chain.

We intend to pursue greenfield expansion opportunities in the Middle East to accelerate growth and develop more downstream advanced technologies to provide more value to our customers. We are currently in discussions with local business partners and regulatory authorities in Saudi Arabia, on establishing a local company. We intend to set up a company, obtain the necessary approvals and build a chemical manufacturing plant within one year after this offering. We anticipate the total cost of this project to be approximately $100 million. We intend to fund this project through a combination of local project financing partners such as the Saudi Industrial Development Fund (SIDF), local investment firms, and a portion of the proceeds from this offering. We anticipate that we will invest approximately 5% up to 10% of the total project cost (approximately $5 million up to $10 million in cash, with the remainder represented by contributions of technology know-how through an assignment, license or other arrangement) to obtain a majority equity interest in the venture. The remaining funding of approximately $90 million up to $95 million is expected to come from government funds and local financing sources, including bank loans, with our local partners contributing the balance through cash and other sources. We intend to complete the first phase of construction within one year from the time of company registration in Saudi Arabia. To date, costs incurred in connection with this initiative have been limited, consisting primarily of management time devoted to preliminary discussions and planning activities. There can be no assurance that we will be able to fund this project or that we will be successful in its operation, if completed. We intend to utilize the abundant sulfur, methanol and natural gas in the region as they are key feedstocks for our products, leveraging access to low-cost feedstocks to create a cost-advantaged hub to produce key raw materials and inputs that support both regional and international markets and create a globalized, vertically integrated product supply chain.

Strengthen Our Product Portfolio and Application Breadth

We intend to expand beyond core pharmaceutical and industrial intermediates by developing higher-value specialty products and broadening application scenarios for our existing portfolio. By leveraging our process know-how and research and development (“R&D”) capabilities, we aim to create new solutions in areas such as electronics, advanced materials and personal care, thereby increasing cross-selling opportunities and enhancing customer stickiness. We believe that our R&D and analytical capabilities enable rapid development and scale-up of complex chemistries. As part of our commitment to innovation and technical, value-added focus, we have published an ongoing whitepaper series discussing, at a high level, some of our most advanced products, highlighting our technical focus and commitment to solving complex materials challenges including toluenesulfonylmethyl isocyanide (TMC), 2-Isocyanatoethyl methacrylate (IEM), 4-Octylbenzenesulfonic acid (OBSA), methanesulfonic anhydride (MSAA), propane-1-sulfonyl chloride (PSC), and l-Arginine ethyl ester dihydrochloride (L-AEE). These publications provide curated insights into our technical capabilities and the applications of our products, rather than detailed proprietary process information and serve to establish our company as a thought leader in complex, cutting edge compounds, and to help detail relevant applications of our specialized compound portfolio. By focusing on these high-complexity molecules, we aim to provide significant value-added solutions that are integral to our customers’ R&D and manufacturing success, further solidifying our position as a leader in technical material innovation. We intend to continue to add to this series as we develop new projects with customers, both from a product and application perspective.

Deepen Customer Relationships and Enhance Market Penetration

We believe our long-standing customer relationships and integrated supply capabilities position us to attract new global customers. We intend to strengthen customer engagement through technical collaboration, co-development projects and differentiated logistics and procurement services. We believe that these efforts will support greater penetration in pharmaceuticals, electronics and specialty industries where reliable, high-quality supply is critical. We plan to deepen engagement with our existing customer base by expanding product offerings, increasing share-of-wallet and supporting customers’ geographic and capacity expansions. Because our intermediates and specialty chemicals are often embedded in customers’ validated production processes, each new formulation or derivative product presents an opportunity for incremental revenue with minimal additional customer acquisition cost.

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Expand Organizational Capabilities Through Targeted Hiring

We recognize that our people and technical expertise are core to our competitive advantage. We plan to strategically expand our team by hiring experienced professionals across technical, commercial and operational functions. By attracting and retaining top talent with specialized chemistry, regulatory, and market expertise, we aim to strengthen execution, accelerate innovation, and enhance scalability as the business grows.

Industry Overview

We operate in the global markets for specialty and custom chemicals, pharmaceutical and industrial intermediates. We sell products in a variety of countries and regions, including the United States, the PRC, India, Japan, Mexico, Canada, Brazil, Argentina, Singapore and Europe, among others. We participate mainly in the pharmaceuticals, personal care, electronics and specialty industrial markets.

According to reportsanddata.com, the market size for specialty chemicals used in pharmaceutical applications was valued at approximately $77 billion in 2024 and expected to grow at 4.2% CAGR from 2024 – 2034.1 Growth is driven by aging populations and rising chronic-disease prevalence, strong demand for specialty medicines, continued innovation (oncology, immunology, GLP-1/obesity drugs), higher drug prices in many markets, and expansion of emerging-market consumption.2

The market size for specialty chemicals used in electronics was valued at approximately $86 billion in 2024 and is expected to grow at 6.5% CAGR from 2024 – 2034.3 The market size for specialty chemicals used in consumer goods, personal care and home applications was valued at approximately US$120 billion in 2024 and is expected to grow at 3.6% CAGR through 2034.4 Growth is driven by premiumization, innovation (active/functional ingredients, clean/”natural” formulations), e-commerce & direct-to-consumer channels, personalization and digital/augmented reality try-on tools, rising disposable incomes in emerging markets and demographic shifts (older consumers buying anti-aging).

Our Business and Services

We provide chemicals and specialty intermediates, customized chemicals and other related products, and chemical procurement services.

Chemicals and Specialty Intermediates

We have a broad portfolio of pharmaceutical/technical intermediates, sulfonyl chemicals, phosphorous chemicals, and other and customized chemicals. Our core technologies include hydrogenation, sulfonation, esterification, chlorination, and fluorination, which allow us to deliver products with high purity, consistent performance and reliable supply.

Pharmaceutical/Technical Intermediates

We develop and supply pharmaceutical and technical-grade intermediates that are widely used in regulated pharmaceutical and industrial applications. Our products are valued for their reliability and consistently high purity. By maintaining very low levels of moisture, inorganic content and low residual impurities, our products help customers achieve higher yields, maintain product quality and comply with regulatory requirements.

1 Benzonitrile Market Size & Analysis | Global Industry Forecast, 2034, Reports and Data (2024), https://www.reportsanddata.com/report-detail/benzonitrile-market

2 https://www.evaluate.com/press_release/evaluate-releases-2030-forecasts-for-global-pharmaceutical-market/?utm_source.

3 Specialty Chemicals Market Size 2023, Forecast By 2034, Reports and Data (2024), https://www.reportsanddata.com/report-detail/specialty-chemicals-market.

4 Id.

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The following table summarizes our current main portfolio of pharmaceutical and technical intermediates.

Our core intermediates include Toluenesulfonylmethyl isocyanide (TMC), Trifluoromethanesulfonic (Triflic) acid and Anhydride, N,N’-Dicyclohexylcarbodiimide (DCC), and L-Arginine ethyl ester dihydrochloride (L-AEE).

TMC (Toluenesulfonylmethyl isocyanide). TMC is a colorless, nearly odorless solid that can be safely stored at room temperature. It is a versatile chemical building block because of its unique structure, which makes it useful in many different types of reactions. TMC is often used to convert ketones and aldehydes into nitriles, which are important ingredients in pharmaceuticals and fragrances. It is also widely applied in making heterocyclic compounds such as oxazoles, imidazoles, and pyrroles, which serve as essential building blocks for medicines and agrochemicals.

We are one of the world’s leading suppliers of TMC.4 Our manufacturing and logistics processes, which are passed along to and implemented by our third-party manufacturers, allow us to offer consistent, stable, extremely-high-purity material (with purity rates as high as 99.96% per our self-conducted certificates of analysis), minimizing residual impurities, loss on drying, and residue on ignition—leading to a high yield, quality product for our customers. Minimizing residual impurities in TMC is important to optimize the final product’s consistency, yield, and quality. A lower loss on drying (LOD) is important technically because the LOD represents a chemical sample’s total moisture content. TMC is moisture-sensitive and therefore subject to degradation in the presence of greater moisture. Controlling the moisture content is also important in the quality preparation of, e.g., pharmaceuticals, foodstuffs and plastics. In the case of active pharmaceutical ingredients (APIs), the moisture content affects the physical and chemical properties of pharmaceutical finished dosage forms and is therefore important to control by limiting the amounts introduced by reagents and/or precursors like TMC. Finally, a lower residue on ignition, which would dissipate TMC and leave behind only inorganic impurities, indicates a low amount of inorganic impurities, including heavy metals. These metal impurities can potentially contaminate medicine or supplement products, and it would therefore be important to control and limit the amounts introduced to manufacturing processes by chemicals like TMC.

Trifluoromethanesulfonic acid (“Triflic acid”) and Anhydride. Trifluoromethanesulfonic acid, commonly known as Triflic acid, is one of the strongest acids used in industrial and pharmaceutical chemistry, and its related compound, Triflic anhydride, is a highly reactive activating agent. Both are colorless liquids that require careful handling and specialized packaging because they are sensitive to moisture and highly corrosive. Our Triflic products are produced through our carefully curated manufacturing process that yields purity as high as 99%. The process is designed to minimize waste and reduce corrosion risks, making the products safer to handle and more reliable in products such as agrochemicals and lighting technologies. For example, in organic light-emitting diode (OLED) material synthesis, triflic anhydride is used as a reagent in the synthesis of organic materials, including specific types of polymers and small molecules, that are essential components of OLEDs. Further, triflic anhydride is employed in the production of high-performance fluorinated or conductive polymers used in organic electronics applications, which can include various display and lighting technologies.

N,N’-Dicyclohexylcarbodiimide (DCC). DCC is a white crystalline solid that is widely used in organic synthesis, particularly for its role in joining molecules together. It is best known for its use in peptide coupling, where it helps form amide bonds, but it is also employed in esterification and dehydration reactions. These applications make it valuable in the production of specialty chemicals and pharmaceuticals, such as synthesizing therapeutic peptides, where DCC is commonly used as a coupling agent for creating peptide bonds between amino acids. Our DCC products are supplied with tight control over moisture and impurities, which helps reduce the formation of unwanted urea byproducts, supports higher coupling efficiency, and simplifies downstream processing.

4 Archive Mkt. Rsch., TosMIC Charting Growth Trajectories: Analysis and Forecasts 2025-2033 (2025), https://www.archivemarketresearch.com/reports/tosmic-69383.

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L-Arginine Ethyl Ester Dihydrochloride (L-AEE). L-AEE is an amino acid derivative provided in the form of a dihydrochloride salt. It combines amino acid and ester functionalities, making it useful in a variety of chemical and pharmaceutical applications. It is typically used as an intermediate in pharmaceutical manufacturing and in specialty chemical production where cationic amino-ester properties are required. For instance, one common use of L-AEE is in treating restenosis, which is the narrowing of a blood vessel that has previously been treated with a procedure such as angioplasty or stenting. Our L-AEE products are designed to provide consistent quality attributes aligned with customer specifications.

Sulfonyl Chemicals

We develop and supply a range of sulfonyl chemicals that are widely used in pharmaceutical, personal care and industrial applications. Our products are valued for their high purity, which has been tested as high as 99% and safely in use. With an emphasis on lowering impurities, reduced odor, and corrosion-controlled handling, our sulfonyl chemicals support more efficient reactions, and improved product quality.

The following table summarizes our portfolio of sulfonyl chemical products.

Our core sulfonyl chemical products include Methanesulfonyl chloride (MSC), Methanesulfonic acid (MSA), Methanesulfonic anhydride (MSAA) and Dimethyl Disulfide (DMDS).

Methanesulfonyl Chloride (MSC). Methanesulfonyl chloride (MSC) is a high-purity sulfonyl chloride used as a versatile building block in pharmaceutical synthesis and other specialty chemical applications. Our production process aims to minimize waste and corrosion risks in order to produce a clean product that is safer to handle. Additionally, higher purity materials help maximize yield and improve the quality of downstream products. Further, our MSC is made from the chlorination of DMDS, offering a manufacturing process with no methyl mercaptan odor and no detectable impurities from methyl methane thiosulfonate, which is believed to be a human carcinogen. In formulations, it is believed to be both harmless to humans and has impurity cleansing capabilities, so it is ideal for pharmaceuticals, flavors, fragrances, and other applications where it may be ingested by and/or absorbed into the human body.

Methanesulfonic Acid (MSA). Methanesulfonic acid (MSA) is a strong, non-volatile acid that is used as both a solvent and a catalyst. It plays an important role in alkylation, esterification, and polymerization reactions, and is also used in electroplating and other industrial processes. Our MSA is produced through a DMDS-based process that results in MSA products having no methyl mercaptan odor, containing no detectable esters, and maintaining low levels of oxidizables and chlorides. Our production process improves reaction efficiency and replaces hazardous traditional acids like sulfuric, hydrochloric, or fluoroboric acids in industrial processes. Its safety profile comes from its non-volatile, non-oxidizing nature and its high solubility, which together reduce exposure risks, material damage and waste. In addition, our MSA products are recognized for their impurity cleansing capabilities, which help improve the performance of end-products. MSA is an ecofriendly and biodegradable product that is considered a future replacement for sulfuric acid in basic acid applications. If we are successful in establishing a facility in the Middle East, it would provide us with the potential to make MSA in a cost-effective manner that would replace the use of sulfuric acid.

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Methanesulfonic Anhydride (MSAA). Methanesulfonic anhydride (MSAA) is used as a reagent for various purposes, including generating mesylates (methanesulfonyl esters) in aromatic alkylation reactions. Rather than acting as an alkylating agent, methanesulfonic anhydride functions as a sulfonylation reagent in a type of Friedel-Crafts reaction. In a Friedel-Crafts sulfonylation reaction, methanesulfonic anhydride functions by forming a highly electrophilic methylsulfonyl cation (or a related activated species) in the presence of a Lewis acid or Brønsted acid catalyst. This electrophile is then attacked by the electron-rich aromatic ring, leading to the formation of an aryl methyl sulfone product via electrophilic aromatic substitution. In this process, the methanesulfonic anhydride is used to introduce the methylsulfonyl group directly onto an aromatic ring to produce a sulfone. This method is considered a “greener” alternative to traditional methods that use harsher metallic or halogenated reagents. Methanesulfonic anhydride can be reacted with DMSO to obtain sulfoxonium complexes, which are useful oxidizing agents. It is especially valuable in processes that require high purity and controlled reactivity, including pharmaceuticals and electronics. Our MSAA products are characterized by high purity, with our self-conducted certificates of analysis indicating purity levels as high as 99%. Because MSAA is corrosive and moisture-sensitive, we have developed specialized logistics and packaging solutions to ensure safe storage and transport. These measures help customers achieve consistent performance, maximize yield, and maintain the quality of their end-products. Extremely high purity in MSAA is important because of the several ways MSA impurities could adversely affect desired reactions. For instance, in the activation of secondary alcohols, while extra base could lead to greater formation of undesired in situ E2 product, adding it would be necessary for neutralizing initial MSA impurities. Even if no such reaction occurs, impurities could react with alcohols in subsequent process steps to form toxic and cancerous byproducts in the final drug substances.

We believe that our special process development of MSAA has made us a highly desirable source. As a result, many of our partners who use MSAA to develop superchips for the artificial intelligence use have expressed the desire for us to build a production facility in United States.

Dimethyl Disulfide (DMDS). DMDS is the simplest disulfide, which is a chemical bond that forms a linkage between two sulfur atoms and is used in a variety of applications. Representative uses include its use as a sulfiding agent in the refinery process. DMDS works as a sulfiding agent by decomposing at high temperatures to produce hydrogen sulfide, which then reacts with and converts metal oxides on a catalyst’s surface into their active metal sulfide form. This process is crucial for activating and maintaining catalyst performance in processes like hydrotreating and hydrocracking by creating a protective, active sulfide layer on the catalyst. The decomposition products, like methane, are less likely to cause premature coking compared to other sulfiding agents. DMDS is a chemical additive used in petrochemical facilities to protect steam cracking coils from coking. DMDS passivates the metal surfaces of the cracking coils and inhibits the catalytic formation of coke by decomposing at high temperatures to produce hydrogen sulfide, which then reacts with metal surfaces, such as iron or metal oxides on a catalyst, to form a protective sulfide layer that forms a protective layer against rust and other forms of corrosion without changing the metal’s appearance. It is blended with thiophene to impart a gassy odor for petrochemical plant safety, as a soil fumigant in agriculture, as a food additive to substitute 2-methylfuran acrolein, and as a key input in the production of MSC, MSA, MSAA and other downstream products. Specifically, DMDS is used as a raw material in the production of MSC, which is used to produce MSA.

Advantages of DMDS versus other sulfiding agents include higher sulfur content, lower toxicity, lower total cost, low decomposition temperature and two-step decomposition, which leads to a more efficient, safer, and less problematic industrial process than other agents. For catalyst sulfiding, a higher sulfur concentration is helpful because it ensures a high and sustained availability of hydrogen sulfide. Hydrogen sulfide is the key reactant that converts inactive metal oxides on the catalyst surface into their active metal sulfide form. Using a sulfiding agent with a high sulfur content, such as DMDS, provides a dense source of sulfur to complete this critical transformation efficiently and produce a highly active catalyst. Further, the two-step decomposition of DMDS is crucial in catalyst sulfiding because it allows for a controlled, gradual reaction that prevents dangerous reactor temperature spikes. Our DMDS is made from dimethyl sulfate, and this route is cleaner than the competing, highly dangerous and volatile methyl mercaptan process. The methyl mercaptan route is a disadvantage for DMDS production due to its toxicity, environmental risks, and process inefficiencies. Methyl mercaptan is a toxic gas that can cause severe health issues such as respiratory paralysis, and its use in large-scale industrial processes create significant safety concerns. In addition, processes using methyl mercaptan can lead to a loss of valuable carbon and sulfur, increasing raw material costs and potentially resulting in a lower overall yield as compared to alternative methods.

DMDS is the key starting chemical for our sulphonyl product chains and using our know-how, we have developed plans to manufacture DMDS. In order to enhance the technology advantages and our ability to manufacture DMDS, we intend to build a plant in the Middle East to produce DMDS and serve the petroleum producers in the region.

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Phosphorous Chemicals

We provide a portfolio of phosphorous chemicals that serve a wide range of pharmaceutical, textile, and industrial uses. These products are recognized for their high purity, carefully controlled production, and consistent performance. With low impurity levels, minimal odor, and safe handling properties, our phosphorous chemicals enable more efficient chemical reactions, enhance the quality of finished products, and deliver dependable results for customers across different industries.

The following table summarizes our phosphorous chemical products, their primary applications, and the advantages that differentiate our products in the marketplace.

Hypophosphorous Acid (HPA). HPA is a powerful reducing agent widely used in pharmaceutical, industrial, and textile applications. Its ion-exchange properties allow it to effectively treat negative ions such as chloride and sulfite. HPA’s specific uses include: (i) electroless nickel plating to create corrosion-resistant coatings, (ii) a reducing agent in organic synthesis to remove amine groups from arenes, allowing for control over reactivity and enabling new synthetic pathways, (iii) a polymer stabilizer, (iv) a reagent for water treatment, (v) a corrosion inhibitor in the esterification of fatty acids and (vi) as a bleaching agent in textiles. Our HPA products are synthesized in a manner aimed to lower its oxidizables, chlorides, and odor profile. High-purity hypophosphorous acid with low oxidizables and low chlorides ensures that the full reducing capacity of the acid is available while minimizing corrosion, side reactions, and product contamination, resulting in cleaner reactions, better yields, more stable formulations and significantly improved product performance.

Customized Chemicals

We also provide a range of customized chemical solutions, including amino acids and specialty compounds, which are used across pharmaceutical, nutritional and specialty industrial markets. Our customized chemical services cover custom and exclusive synthesis for the (i) pharmaceuticals, electronics and other high value-added industries, (ii) contract and toll manufacturing, where we pay a third-party manufacturer to process raw materials into fine and specialty chemicals, and (iii) custom blending and mixing of both liquid and dry products. Our focus is on the research and manufacturing of complex products. This allows customized services for our customers that are backed by advanced research and manufacturing capabilities, such as crystallization-induced asymmetric transformation for chiral compounds, highly selective halogenation of diols, synthesis of alkynyl alcohols and disulfide compounds, and tailored inspection, packaging and product specifications to meet customer needs.

Chemical Procurement Services

We also provide procurement services to help customers source a wide range of specialty chemicals and technical intermediates. Our procurement operations cover a wide variety of solvents, reagents, intermediates and raw materials, which are used in the pharmaceutical, industrial and specialty applications. We maintain relationships with suppliers in key regions to ensure reliable access to materials that meet customers’ quality standards and certifications. By leveraging these supplier relationships and our internal quality-control procedures, we help customers manage supply chain risks, cost control and regulatory compliance. In addition, we provide value-added services such as logistics support in air shipping, ocean shipping, truck transportation, inspection, repackaging, consolidation, and other services, which allow customers to streamline their sourcing and procurement process and ensure a dependable supply of critical materials.

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Competition

We compete with global, regional, and local manufacturers of specialty chemicals and intermediates. In the pharmaceutical and technical intermediates sector, our competitors include a variety of global specialty chemical companies, regional intermediates producers and local suppliers in various regions. In sulfonyl and phosphorous chemicals, competition comes from a variety of companies in the United States, Europe, and Asia with global production capabilities, as well as numerous regional producers. For other and customized chemicals, we compete with a variety of custom synthesis and toll manufacturers, including specialty contract manufacturers serving pharmaceutical and industrial customers, such as BASF and Arkema.

Competition in our markets is generally based on product quality, reliability, consistency, service, technical innovation, safety and price. We believe that we possess a unique combination of technical expertise, proprietary process know-how and integrated manufacturing capabilities that enable us to deliver high-performance specialty chemicals and intermediates tailored to demanding end markets including pharmaceuticals, personal care, electronics and advanced industrial applications. We leverage deep synthetic chemistry knowledge, confidential process innovations, and robust quality assurance and quality control instrumentation to ensure consistent, high-purity output and regulatory compliance. Our flexible production infrastructure allows seamless scale-up from laboratory to commercial volumes, providing customers with reliable supply and accelerated time-to-market. By embedding our know-how and trade secrets within our supply relationships rather than through formal licensing, we earn profit by collecting a predetermined percentage of the purchase price while maintaining strategic control over our intellectual property. We believe that our customer-centric culture, proven ability to deliver complex custom syntheses and disciplined operational model create durable partnerships and recurring revenue streams. Together, these capabilities position us as a trusted, high-value partner across multiple growth industries where quality, reliability and innovation are critical.

In addition, we believe that we have two competitive advantages over our competitors. Unlike other peer companies who sell standard, pre-made products, we custom produce chemicals to meet our customers’ special requirements. As such, we have gained our customers’ trust because our organization is suited to meet their challenges by developing a unique culture to meet the special requirements of the customers. Another advantage is that we implement the TQA (Total Quality Assurance) program for all our production processes. In other words, we work together with raw material suppliers and our manufacturing partners to make sure all procedures and processes are optimized to minimize the waste and maximize efficiency by eliminating any waste or out-of-spec products, which also reduces costs for everyone involved. This has resulted in a win-win solution for our suppliers and customers by offering competitive prices with excellent services.

Research and Development

We invest in research and development to support new product development, process improvements, sustainability initiatives, and other customer goals. Our research and development activities, which are led by Dr. Wang and Dr. Shi, both of whom have PhDs in chemistry, are committed to helping solve customer issues. Our activities are focused on high value-add products for a variety of customers primarily in the pharmaceutical, electronics and specialty industrial industries. R&D is conducted primarily in-house and also through partnerships with chemical manufacturers and includes customer co-development or joint projects. Our efforts are carried out in North America, Europe, South America and Asia and have resulted in a number of new projects for the pharmaceutical, electronics and polymer industries, such as the use of MSA in personal care and MSA anhydride in electronic materials. We are constantly developing new applications to achieve cleaner production methods and custom solutions aligned with customer needs. Our projects are bound by confidentiality agreements and our public whitepaper series on TMC, IEM, MSAA, OBSA, PSC and L-AEE provides high-level, curated insights into our technical capabilities and the application of our products, rather than detailed proprietary process information.

Product development

We conduct a portion of our product development activities through the two written product development agreements we have in place. The first agreement is between Varsal LLC and Varsal Technology, pursuant to which Varsal Technology conducts research, development, and production activities for instruments, laboratory components, and related products on our behalf. The second agreement is the Three-Way Product Development Agreement among Varsal LLC, Shanghai Varsal, and Varsal Chemicals. None of the counterparties to these agreements are our affiliates or related parties, and we are not the only or primary customer of any of these entities; each of which is an independent company that serves other customers. The third-party companies are not affiliated with one another and operate as separate, independent businesses. Their services are performed under our guidance and according to our project requirements. These companies are independent entities that serve other customers. In the agreements, all intellectual property, inventions, know-how, and other developments arising from our product development activities are owned exclusively by us and we retain full rights to license and commercialize such developments worldwide.

Varsal Chemicals also acts as a third-party manufacturer for us and supplied approximately 3% and 7% of our total product purchases during the fiscal years ended September 30, 2025 and 2024, respectively. Compensation for product development services under the Three-Way Product Development Agreement is embedded within the purchase price of products acquired from Varsal Chemicals. These transactions were conducted on terms that we believe are comparable to those that would be available from unrelated third parties. Although product development activities under the Three-Way Product Development Agreement may be performed before we purchase the related products, we have no contractual obligation to compensate Shanghai Varsal or Varsal Chemicals for those activities unless and until we purchase products from the applicable counterparty, and the counterparties do not separately invoice us for product development services. Accordingly, we do not record a separate liability when such activities are performed; instead, the portion of the purchase price deemed attributable to product development is recognized only when the related product purchase occurs.

Under the Three-Way Product Development Agreement, Shanghai Varsal is responsible for finance, logistics, and import/export activities, while Varsal Chemicals handles product development and manufacturing operations under our direction. Pursuant to these agreements, we and the third-party chemical manufacturers perform joint and/or separate product development services relating to the creation, improvement, and enhancement of chemical products, intermediates, and related products in accordance with project plans and specifications approved by the Company. Products we are developing pursuant to these agreements include TMC for use in pharmaceutical applications and MSAA for use in electronics applications.

Under these agreements, both of which were executed on July 1, 2018 and have no termination date, all intellectual property arising from the research is exclusively owned by us. Any party may terminate these agreements upon 180 days’ written notice.

Product development projects are initially discussed among the participating parties, and responsibilities are allocated by us based on each party’s technical capabilities, available resources, and operational capacity.

Pursuant to these agreements, all intellectual property, inventions, know-how, and other developments arising from these activities are owned exclusively by our company, which retains full rights to license and commercialize such developments worldwide. The agreement remains in effect unless terminated by mutual agreement or upon 180 days’ written notice by any party.

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Manufacturing and Logistics Operations

Our products are produced by five qualified third-party manufacturers, all of which are located in the PRC and with which we have had a continuous working relationship for many years. We have two product development agreements in place with manufacturers, under which they act as our suppliers and manufacturers and produce custom products for us pursuant to exclusive arrangements. Simultaneously with the Restructuring, the Varsal Tangshan Minority Interest was sold to Varsal Holdings LLC, which has the same shareholders as our company. During the years ended September 30, 2024 and 2025, Varsal Chemicals supplied 7% and 3% of the products we purchased. During the nine months ended June 30, 2026 and 2025, Varsal Chemicals supplied 3% and 2%, respectively, of the products we purchased. The facilities of Varsal Chemicals operate under internationally recognized quality standards, including GB/T 19001-2016/ISO 9001:2015 certification and ICH Q7 GMP compliance.

In the first product development agreement, Varsal Technology conducts product development research for instruments, laboratory parts, and related products on our behalf. We are neither the only nor primary customer of Varsal Technology, an independent company that serves other customers. In the second product development agreement, which is the Three-Way Product Development Agreement among Varsal LLC, Shanghai Varsal and Varsal Chemicals, Shanghai Varsal is responsible for finance, logistics, and import/export activities, while the product development and manufacturing activities are conducted under Varsal LLC’s direction and guidance.

Our production network enables us to supply pharmaceutical and industrial intermediates, specialty chemicals, and custom compounds with consistent quality, safety and reliability. These capabilities allow us to handle wide ranges of reaction types, such as hydrogenation, sulfonation, esterification, chlorination and fluorination, and to scale production according to customer requirements.

Our logistics and quality management systems are tightly integrated to support every stage of our business activities, from raw material sourcing to final product delivery, substantially all of which are currently sourced from China. We maintain rigorous supply chain controls, ensuring traceability, regulatory compliance, and on-time fulfilment to customers across global markets. Our logistics operations are designed for flexibility and reliability, enabling us to manage multi-origin shipments, coordinate just-in-time deliveries, and support customers with consistent supply even in dynamic market conditions. Complementing this, our quality management system operates under strict standard operating procedures, utilizing advanced analytical instrumentation such as gas chromatography, high-performance liquid chromatography, Fourier Transform Infrared Spectroscopy (FTIR) and data-driven controls to validate every batch for purity, consistency, and performance. These systems are designed to work in concert to minimize operational risk, uphold product integrity, and ensure that each delivery meets the technical and regulatory expectations of our customers. We believe that this combination of logistical precision and quality assurance strengthens customer confidence, supports repeat business, and makes us a dependable specialty chemical partner. Our logistics team is led by key personnel including Huiqin Zhang, Don Wang, and Milton Anglin.

We are responsible for transporting material safely once it leaves the origin port in China and ensuring safe transport around the world. We perform internally much of the work that logistics consultants and freight forwarders typically handle for other companies. We also work closely with our suppliers to ensure that the packaging and labelling of products is acceptable for safe transport and to maintain product quality throughout the supply chain.

We are able to work across a variety of different transportation modes, including air transportation, ocean cargo, full container loads, less-than-truckload (LTL), and inland truck transportation. We can handle many different classes of chemicals, including poisonous, hazardous and toxic materials, as well as temperature-controlled products and products requiring moisture control.

Logistics operations require careful attention to detail to avoid issues that can compromise product quality or delivery. For example, if a product is not packaged appropriately, it can leak, allow moisture to enter, and cause contamination within the product and shipping container. Additionally, when coordinating inland truck transportation, we must ensure that truck dimensions match the characteristics of the receiving warehouse; otherwise, customers may not be able to receive the material due to issues such as dock height mismatches or insufficient space for truck entry. We believe that our four-person logistics team’s expertise in anticipating and resolving these types of issues is a key component of our value proposition to customers.

Sources and Availability of Raw Materials

We generally do not procure raw materials directly for our manufacturing operations. Instead, our products are manufactured through our third-party manufacturers, that are responsible for sourcing the required raw materials. The principal raw materials used in the production of our products include solvents, reagents, organic intermediates, acids and metals. These materials are generally readily available but are subject to supply or cost fluctuations. We rely on qualified third-party manufacturers to ensure that sufficient raw materials are procured to meet production requirements and customer demand. Our manufacturers typically maintain supply agreements, diversified sourcing strategies and other arrangements to mitigate risks related to availability, cost and quality.

Our two primary unrelated suppliers are Shanghai Everbright and Shanghai Varsal. For the year ended September 30, 2025, Shanghai Everbright accounted for approximately 73% of our total purchases, and Shanghai Varsal accounted for approximately 13%. For the prior year ended September 30, 2024, these percentages were approximately 15% and 64%, respectively. For the nine months ended June 30, 2026, Shanghai Varsal accounted for approximately 23% and Shanghai Everbright accounted for approximately 39% of our total purchases. In the comparable period ended June 30, 2025, these suppliers accounted for approximately 19% and 72%, respectively.

Customers

We sell our products to customers across the United States, the PRC, India, Japan, Mexico, Canada, Brazil, Argentina, Singapore and Europe. Our customer base includes pharmaceutical companies, specialty chemical manufacturers, electronics manufacturers, personal care companies, academic institutions, industrial laboratories, distributors, and agents. We believe that our customers choose to work with us not for lowest-cost commodity supply, but for our strong technical differentiation and service-oriented approach that deliver measurable value beyond price. They rely on our deep process knowledge, formulation expertise, and ability to solve complex synthesis and quality challenges that standard suppliers cannot address. Our products are often tailored to meet demanding specifications, regulatory requirements, and performance targets, providing customers with enhanced reliability and consistency in their own manufacturing processes. In addition, our responsive technical service, collaborative problem-solving, and commitment to long-term partnerships enable customers to reduce risk, accelerate development timelines and improve overall product quality.

We believe that we are one of a limited number of suppliers (and, for certain of our pharmaceutical intermediates, one of the only commercially qualified sources) capable of manufacturing products that meet the rigorous quality, purity, and regulatory standards required by our customers. Any substitution of our products with those of an alternative supplier would typically require our customers to undertake extensive comparability and stability testing, including processes that can entail significant cost, technical risk, and multi-month production delays. As a result, we believe that the limited number of qualified alternative suppliers, combined with the substantial regulatory and technical barriers to supplier substitution, provides us with a high degree of demand stability for our products. Accordingly, we believe that aggregate demand for our products will remain resilient and stable over time, even as individual customers’ purchasing volumes may fluctuate significantly from period to period.

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Our technical and service-driven model fosters enduring relationships and positions us as a strategic partner—one that enhances customers’ competitiveness and innovation rather than competing solely on cost. This has led to long-lasting relationships with clients that have accounted for a large portion of our revenue. For instance, in 2024 Customer B accounted for 78% of our total revenues, and in 2025, our two largest customers accounted for 45% and 41% of total revenues, Customer B and Customer A, respectively. During the nine months ended June 30, 2026, 64% of our total revenues were attributable to Customer A, and 25% of our total revenue was attributable to Customer B. During the nine months ended June 30, 2025, 42% of our total revenues were attributable to Customer A, and 47% of our total revenues were attributable to Customer B. It is our goal to retain such customers and grow our customer base with additional high value accounts.

Our agreement with Customer B that accounted for 45% of our total revenue in 2025, and 78% of our total revenue in 2024, had an initial term of five years, that was initiated on September 14, 2020. Although the initial term has expired, the agreement automatically renews and remains in effect unless terminated by mutual written agreement of the parties, and as no such termination has occurred, the agreement continues under its original terms. The agreement can be terminated without cause on 60 days’ notice by the customer and does not include a minimum purchase requirement unless we mutually agree to one with the customer. Pursuant to the agreement, this customer submits a purchase order for the product it wishes to purchase, along with strict specifications and parameters for its production, and then we work with and guide the selected product manufacturer to fulfil the client’s order. None of our primary customers is a related party.

Our commercial relationship with Customer A that accounted for 64% of our revenues during the nine months of 2026, and 41% of our total revenue in 2025 is governed by a sales contract initiated on September 9, 2025 and a sales agreement entered into on February 1, 2026. The supply agreement has an initial term of five years commencing from its effective date and can be terminated without cause on 90 days’ notice by the customer. Neither agreement includes a minimum purchase requirement.

Suppliers

We also rely on a limited number of suppliers for key raw materials. For the nine months ended June 30, 2026, Shanghai Varsal and Shanghai Everbright accounted for approximately 23% and 39% of our total purchases, respectively; for the nine months ended June 30, 2025, these suppliers accounted for approximately 19% and 72%, respectively. As of June 30, 2026, accounts payable to Shanghai Everbright represented approximately 55% of total accounts payable. Disruptions with any of these suppliers could materially impact our operations.

Sales, Marketing, and Distribution

We market and sell our products through a combination of direct sales, sales agents, and qualified third-party distributors. Our customer acquisition efforts initially grew out of our legacy industry relationships and have expanded through referrals, trade shows, industry publications, LinkedIn and email campaigns, and direct technical outreach. Today, our sales channels include direct sales representatives, sales agents, and independent distributors in key markets. We benefit from strong customer loyalty once our products are qualified into customer processes. Our value proposition emphasizes high product quality, reliable delivery, tariff-efficient logistics solutions and technical service.

Our logistics and distribution network are structured to serve international customers with efficiency and flexibility. For clients located outside of the United States, products are generally shipped directly from China to their non-U.S. facilities, which allows us to reduce transit times and avoid unnecessary tariff exposure. When shipments are directed to the United States, tariff obligations are managed on a case-by-case basis. In most situations, the associated costs are borne by the customer; however, in certain instances we may agree to absorb a portion of the tariff burden in order to maintain competitiveness and support long-term customer relationships. We intend to establish new facilities in the United States and Middle East that will reduce the tariff burden and put us in a position to become a world-wide technology driven specialty chemical producer.

Intellectual Property

Our intellectual property consists primarily of proprietary process know-how, confidential trade secrets, and specialized technical expertise that we embed directly into our manufacturing and supply relationships. We currently hold one registered trademark. We do not own or license any patents and therefore generally cannot rely on patent rights to exclude competitors from independently developing or commercializing similar technologies or processes. While we maintain certain intellectual property, our strategy emphasizes the development, maintenance, and protection of our proprietary technology, trade secrets, and brand identity. We rely primarily on trade secret protection, confidentiality agreements and domain ownership to safeguard our intellectual property and do not rely on patents. Because many of our proprietary methods, formulations, and process innovations are not easily patentable or enforceable through traditional intellectual property registration mechanisms, we place particular emphasis on protecting confidential know-how and proprietary process information. We also maintain a strong brand presence through the use of logos and domain names, which we actively monitor and enforce through legal, contractual and operational measures. We believe that these practices effectively protect our intellectual capital.

Compliance With Environmental and Other Government Regulations

We are subject to a range of health, safety, environmental, and chemical control regulations in the jurisdictions in which we operate. Our operations emphasize compliance with hazardous materials management, controlled substance regulations, and environmental licensing requirements. We incur substantial costs associated with this compliance, including specialized staffing and training, testing and registration fees, outside consultant fees and licensing fees. Because our products are integral to the chemical synthesis of active pharmaceutical ingredients (APIs), our customers must comply with stringent U.S. Food and Drug Administration (FDA) regulations. Under 21 CFR 314.70, any change in a validated manufacturing process-including a change in the supplier of a critical reagent-is often classified as a “Major Change.” To substitute our products with those of a different provider, a customer would typically be required to: perform extensive comparability and stability testing to ensure the new reagent does not alter the drug’s safety or efficacy; and file a Prior-Approval Supplement (PAS) with the FDA, which can involve a review period of four to ten months. The substantial technical risk, cost, and potential for multi-month production delays associated with this regulatory reapproval process serve as a significant barrier to entry for competitors. Once one of our products is qualified in a customer’s regulatory filing, the burden of substitution provides us with a high degree of revenue stability.

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Our domestic operations are subject to a complex web of Federal and State regulations. Under the Toxic Substances Control Act (TSCA), we are governed by U.S. Environmental Protection Agency (EPA) requirements regarding the manufacture, processing, and distribution of chemical substances. We actively manage our chemical inventory to ensure all proprietary reagents are properly listed and compliant with TSCA Section 5 reporting. Our handling of volatile compounds is subject to OSHA Process Safety Management (PSM) standards and Department of Transportation (DOT) regulations for the shipment of hazardous materials.

Our products are manufactured in ISO 9001:2015 and ICH Q7 GMP-compliant facilities, and our qualified third-party manufacturers in China and other regions operate under standards designed to ensure consistent compliance with local and international regulations. Our environmental and safety management framework includes annual audits, internal compliance programs, and training initiatives, which are designed to minimize risks and support continuous adherence to applicable laws and regulations. We maintain all applicable certificates and permit necessary for our operations in the United States, including the applicable Drug Enforcement Administration (DEA), Department of Health, Hazardous Materials and Fire Inspection permits.

Seasonality

Our business is generally not seasonal in nature. However, we may experience periodic fluctuations in demand during holiday periods or production slowdowns in certain regions and certain periods. There are certain products that cannot be produced in the summer months due to temperature and humidity concerns, so business during the summer months may potentially be less than other months. To date, seasonality has not had a material impact on our overall financial results.

Human Capital

Our success depends on our ability to attract, retain, and motivate qualified employees. As of June 30, 2026, we had ten employees, all of whom are full-time employees based in the United States.

Function	Number of Employees
Operations and Customer Service	4
Technology and R&D	3
Sales and Marketing	3
Total	10

We comply with local labor and employment regulations, including mandatory contributions to pension, medical, work-related injury, unemployment, and housing fund plans. We enter into standard employment agreements with all employees and confidentiality and non-compete agreements with senior management.

Insurance

We maintain comprehensive insurance coverage designed to protect us against a wide range of operational, environmental, and liability risks inherent to specialty chemical manufacturing and distribution.

Facilities

Our principal executive offices are located at 363 Ivyland Road, Warminster, PA 18974, where we lease office space of approximately 6,117 square feet, under a multi-year lease with Huiqin Zhang, a principal shareholder and employee of the Company, with a monthly rent of approximately $8,000. This space is used as our corporate headquarters for general business operations and administrative functions, including research and development, warehouse and sales. We believe that the facilities we currently lease are adequate to meet our needs for the foreseeable future.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions relating to violations of import restrictions, intellectual property infringement, violation of third-party licenses or other rights, breach of contract, labor and employment claims, or other matters. We are currently not a party to, and we are not aware of any threat of any legal or administrative proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition, cash flow, or results of operations.

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MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

Name	Age	Position(s)
Dr. Pingxin Wang	61	Chairman, Chief Executive Officer
Dongwei Wang	38	Interim Chief Financial Officer, Director
Ken Federman*	69	Director nominee
Jerry Lewin *	71	Director nominee
George Lovas *	73	Director nominee

*	Has accepted an appointment to be a director effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers, directors and director nominees:

Dr. Pingxin Wang is the founder of Varsal LLC and has served as our Chief Executive Officer and our Chairman of the Board of Directors since October 2025. Dr. Wang founded Varsal LLC in 1993 and has since overseen its growth from a small analytical instrument supplier into an international company serving customers across North America, Europe, Asia Pacific and South America. Prior to Varsal, Mr. Wang served as a Researcher at National Medical Services. Dr. Wang holds a PhD in Chemistry from the University of Texas at Austin. Dr. Wang has over 30 years operating experience in chemical and pharmaceutical manufacturing and has developed numerous factories around the world.

Dongwei Wang has served as General Manager of Varsal LLC since 2019 and has served as our interim Chief Financial Officer since October 2025, where he is responsible for financial and operational leadership across the organization. Mr. Wang has been actively involved in driving the company’s operational growth, including strengthening technical services, customer relationships, and global supply chain execution. Prior to Varsal, Mr. Wang worked at Blackstone in the Mergers & Acquisitions group from July 2010 to June 2013 and Arsenal Capital Partners in the Specialty Industrials Group from September 2013 to June 2016. Mr. Wang holds a BBA degree in Finance in Economics from Emory University and an MBA degree from China Europe International Business School. Through his previous employments at various companies, Mr. Wang gained extensive strategic and operational experience and completed 16 transactions with an aggregate value of $9 billion.

Kenneth D. Federman, Esq., will serve as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Federman is a founding partner of Rothberg, Federman & Hollister since January 1998. He concentrates his practice in transactional business work, real estate transactions, commercial litigation, estate planning, Perishable Agricultural Commodities Act and representation of taxpayers before the IRS. Ken is a member of the Pennsylvania, American and Bucks County Bar Associations. He is also admitted to practice in the United States Supreme Court, Pennsylvania Supreme Court, New Jersey Supreme Court, United States Court of Federal Claims, United States Tax Court, United States Court of Appeals for the Third, Fourth and Eleventh Circuits, and the Federal District Courts located in Pennsylvania and New Jersey. Mr. Federman received his Bachelor of Science degree from Temple University in 1980, his Master of Science degree in Taxation from Temple University in 1988, and his Juris Doctor degree from Widener University School of Law in 1993 where he graduated Magna Cum Laude. He is a former Certified Public Accountant and in that capacity was previously employed as Audit Supervisor at Laventhol & Horwath CPA’s (a former national accounting firm) and former Vice President of Finance at Jules Jurgensen/Rhapsody, Inc. and Trope Inc., a manufacturer of wristwatches.

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Jerry Lewin will serve as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Lewin has been the Senior Vice President of Field Profitability Globally at Hyatt Hotels Corporation, leading initiatives to enhance operational performance across Hyatt’s global portfolio, since January 2015. He previously served as Senior Vice President of Field Operations, managing Hyatt’s hotels across North America from January 2000 to December 2014. Mr. Lewin has been with Hyatt since 1987 and serves on the company’s Management Committee. He also sits on the board of the New York City Hotel Association and serves as President of both the New York Law Enforcement Foundation and the N.Y. State Troopers PBA Signal 30 Fund. Mr. Lewin holds a Bachelor of Science degree from Cornell University and completed the Executive Development Program at Northwestern University’s Kellogg School of Management.

George Lovas will serve as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Lovas has been a Vice President at Jefferies Bank since September 2022. Prior to assuming this role, he served as a consultant at Jefferies Bank from February 2021 to September 2022. Previously, Mr. Lovas was the Chief Risk Officer at Innovating Capital from July 2019 to February 2021. He previously worked as a consultant in the Mortgage Analytics department at Morgan Stanley. He has substantial expertise ranging from managing projects and global teams to extensive hands-on algorithm and model development. Mr. Lovas has a BS degree in Chemical Engineering and Mathematics from Purdue University.

Family Relationships

Pingxin Wang is the father of Dongwei Wang.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, three of whom will be “independent” within the meaning of the corporate governance standards of the NYSE American listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Leadership Structure and Risk Oversight

Currently, Mr. Pingxin Wang serves as our Chief Executive Officer and Chairman of the Board of Directors. Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors.

Our board of directors actively manages our risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The committees of the board of directors will assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee will assist the board of directors with its oversight of our major financial risk exposures. The compensation committee will assist the board of directors with its oversight of risks arising from our compensation policies and programs. The nominating and corporate governance committee will assist the board of directors with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee will be responsible for evaluating certain risks and overseeing the management of those risks, the entire board of directors will continue to be regularly informed about the risks.

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Committees of the Board of Directors

We intend to establish three committees prior to the closing of this offering: an audit committee, a compensation committee, a nominating and corporate governance committee. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Ken Federman, Jerry Lewin, and George Lovas. Ken Federman will be the chairperson of our audit committee. We have determined that each such member will satisfy the “independence” requirements of the NYSE American listing rules under Section 803(A) and Rule 10A-3 under the Exchange Act. Our board has also determined that Ken Federman qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the NYSE American listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of George Lovas, Ken Federman, and Jerry Lewin. George Lovas will be the chairperson of our compensation committee. We have determined that each such member will satisfy the “independence” requirements of the NYSE American listing rules under Section 803(A)and Rule 10C-1 under the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Jerry Lewin, George Lovas, and Ken Federman. Jerry Lewin will be the chairperson of our nominating and corporate governance committee. We have determined that each such member will satisfy the “independence” requirements of the NYSE American listing rules under Section 803(A). The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is filed as an exhibit to this registration statement and which will be applicable to all of our directors, officers, and employees. We intend to make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

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EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth, for the years ended September 30, 2025 and 2024, the dollar value of all cash and noncash compensation earned by our executive officers that received compensation.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plane Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Totals ($)
Pingxin Wang,	2025	$96,000	$32,000	0	0	0	0	0	$128,000
Chairman, Director, Chief Executive Officer	2024	$96,000	$16,000	0	0	0	0	0	$112,000
Dongwei Wang,	2025	$96,000	0	0	0	0	0	0	$96,000
Interim Chief Financial Officer, Director	2024	$72,000	$24,000	0	0	0	0	0	$96,000

Employment and Indemnification Agreements with Our Named Executive Officers

We will enter into new executive employment agreements with each of Mr. Pingxin Wang and Mr. Dongwei Wang (each, an “Amended Employment Agreement”). The Amended Employment Agreements will supersede, in all respects, all prior employment arrangements and agreements between each of Mr. Pingxin Wang and Mr. Dongwei Wang and the Company. The form of the Amended Employment Agreements is attached as an exhibit to this registration statement.

The Amended Employment Agreements provide for an initial term of one year, with automatic one-year renewals unless either party provides at least sixty days’ prior written notice of non-renewal, and an annual base salary which is subject to annual review by the Board or the Compensation Committee. Under the Amended Employment Agreements, the executive is eligible to earn an annual cash bonus with a target amount equal to a percentage of base salary, as determined by the Board or Compensation Committee in its good-faith discretion, but is not entitled to any equity or equity-based compensation under the Amended Employment Agreement. In the event of a termination without cause or a resignation for good reason (as each term is defined in the Amended Employment Agreement), and subject to the executive’s execution and non-revocation of a general release of claims, the executive is entitled to receive cash severance equal to twelve months of base salary, payable in substantially equal installments over twelve months following the termination date, and any earned but unpaid annual bonus for a completed fiscal year. The Amended Employment Agreements also contain customary provisions regarding confidentiality, non-solicitation and non-interference covenants for a period of twelve months following termination of employment (but does not include a post-employment non-competition covenant), indemnification and directors’ and officers’ liability insurance, and compliance with Section 409A of the Internal Revenue Code.

We have entered into, or will enter into, indemnification agreements with each of our directors and executive officers. These agreements provide, among other things, for indemnification to the fullest extent permitted by Delaware law, mandatory advancement of legal expenses, and specific procedures for determining indemnification entitlements, including protections following a change in control of the Company. These agreements supplement the indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The form of the Indemnification Agreements is attached as an exhibit to this registration statement.

Outstanding Equity Awards at the Fiscal Year-End

Our named executive officers do not hold any equity awards as of the date of this prospectus.

Compensation of Directors

Our Company has not yet implemented a formal compensation plan for our directors but plans to do so prior to the completion of this offering.

Insider Participation Concerning Executive Compensation

Our Chairman of the Board of Directors and Chief Executive Officer, Pingxin Wang, has been making all determinations regarding executive officer compensation from the inception of our Company. When our Compensation Committee is set up, it will be making all determinations regarding executive officer compensation

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A and Class B Common Stock as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Common Stock offered in this offering for:

●	each of our directors and named executive officers; and

●	each person known by us to beneficially own more than 5% of our Class A or Class B Common Stock.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Common Stock or Class B Common Stock shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on no shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 3,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock outstanding immediately after the completion of this offering if the underwriters do not exercise their over-allotment option and 3,450,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock shares of Class B Common Stock outstanding immediately after the completion of this offering if the underwriters exercise their over-allotment option in full.

Information with respect to beneficial ownership has been furnished by each director, named executive officer, or beneficial owner of 5% or more of our Class A or Class B Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of shares of Class A Common Stock beneficially owned by persons listed below and the percentage ownership of such persons, shares of Class A Common Stock underlying options, warrants, or convertible securities, including Class B Common Stock, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Common Stock beneficially owned prior to this offering					Common Stocks beneficially held immediately after this offering (assuming no exercise of over-allotment option)					Common Stock beneficially held immediately after this offering (assuming exercise of over-allotment option)
Directors and Executive	Class A Common Stock		Class B Common Stock		Approximate percentage of Voting	Class A Common Stock		Class B Common Stock		Approximate percentage of Voting	Class A Common Stock		Class B Common Stock		Approximate percentage of Voting
Officers(1):	Shares	%	Shares	%	power	Shares	%	Shares	%	power	Shares	%	Shares	%	power

Pingxin Wang			86,491	0.43%	0.43			86,491	0.43	0.43			86,491	0.43	0.43
Dongwei Wang			9,211,183	46.06%	46.06%			9,211,183	46.06%	45.38%			9,211,183	46.06%	45.27%
Ken Federman			0	—	—			0	—				0	—
Jerry Lewin			0	—	—			0	—				0	—
George Lovas			0	—	—			0	—				0	—
All directors, nominees and executive officers as a group (5 persons)			9,297,674	46.49%	46.49%			9,297,674	46.49%	45.80%			9,297,674	46.49%	45.70%

5% or greater beneficial owners as a group:
Huiqin Zhang			8,649,000	43.25%	43.25%			8,649,000	43.25%	42.61%			8,649,000	43.25%	42.51%
James Wang			1,243,291	6.22%	6.22%			1,243,291	6.22%	6.12%			1,243,291	6.22%	6.11%
Other			810,035	4.05%	4.05%			810,035	4.05%	3.99%			810,035	4.05%	3.98%
Total Shares			20,000,000			3,000,000		20,000,000			3,450,000		20,000,000
Total Voting Power						3,000,000		200,000,000		203,000,000	3,450,000		200,000,000		203,450,000

Notes:

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 363 Ivyland Road, Warminster, PA 18974.

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RELATED PARTY TRANSACTIONS

Lease and Line of Credit Collateralized by Related Party Real Estate

The Company has a lease for its office and warehouse space located in Warminster, Pennsylvania, with Huiqin Zhang, a principal shareholder and employee of the Company, with a monthly payment of $8,000. The lease term, which commenced on July 1, 1998, is for twelve months and automatically renews on an annual basis. Management considered the Company’s current business growth, its plan to pursue an initial public offering (“IPO”) in the near future, and the related operational expansion strategy following the IPO before renewing the lease. Total operating lease costs and cash paid for amounts included in the measurement of lease liabilities were $72,000 for the nine months ended June 30, 2026 and 2025. The operating lease costs were included within general, administrative, and selling expenses in the accompanying unaudited condensed consolidated statements of income.

Additionally, we have a demand line of credit agreement with a bank that permits borrowings of up to $1,000,000, expiring on November 29, 2026. Interest is charged on the outstanding balance at the 30-day Secured Overnight Financing Rate (SOFR) plus 2.5% and is payable monthly. The line of credit is collateralized by all of our assets, and certain real estate leased from Huiqin Zhang. The line of credit agreement includes a covenant requiring that, for at least 30 consecutive calendar days during each fiscal year, the Company’s outstanding balance on the line of credit must be $750,000 or less.

Restructuring and Transactions with Varsal Chemicals

On July 1, 2018, Varsal LLC, Shanghai Varsal, and Varsal Chemicals entered into the Three-Way Product Development Agreement, under which the parties perform joint and/or separate product development activities related to the development and improvement of chemical products, intermediates, and related compounds under the Company’s direction and in accordance with the Company’s specifications. All intellectual property developed through activities under the Three-Way Product Development Agreement is owned exclusively by the Company or Varsal LLC, as applicable. Varsal Chemicals is a third-party manufacturer for the Company. Varsal Chemicals supplied approximately 3% and 7% of our total product purchases during the fiscal years ended September 30, 2025 and 2024, respectively. Varsal Chemicals supplied approximately 3% and 2% of our total product purchases during the nine months ended June 30, 2026 and 2025, respectively.

The current shareholders of the Company, Pingxin Wang, Dongwei Wang, Huiqin Zhang, James Wang and Austin Wang, collectively hold 100% of the equity interests in Varsal Holdings LLC, which in turn holds a 12.9% noncontrolling equity interest in Varsal Chemicals. Although no individual shareholder owns ten percent or more of Varsal Chemicals through his/her membership interests in Varsal Holdings, the aggregate indirect equity interest held by all such shareholders in Varsal Chemicals is 12.9%, which exceeds the ten percent threshold set forth in Instruction 6 to Item 404(a) of Regulation S-K. Accordingly, the Company has evaluated whether such interests constitute a direct or indirect material interest in the transactions with Varsal Chemicals. The Company does not believe such interests are material based on the following factors: (i) none of Pingxin Wang, Dongwei Wang, Huiqin Zhang, James Wang and Austin Wang serve as a director, officer, or general partner of Varsal Chemicals or exercise any operational control over Varsal Chemicals; (ii) each of Pingxin Wang, Dongwei Wang, Huiqin Zhang, James Wang and Austin Wang’s individual indirect economic interest in Varsal Chemicals is not significant relative to his or her total financial position; and (iii) the transactions with Varsal Chemicals were entered into on arm’s-length terms that we believe are comparable to those that would be available from unrelated third parties.

Prior to December 31, 2025, the Company’s predecessor, Varsal Inc., held the 12.9% noncontrolling equity interest in Varsal Chemicals. In connection with the Restructuring on December 31, 2025, Varsal Inc. contributed its entire 12.9% equity interest in Varsal Chemicals to Varsal Holdings, whose equity interests are held by the same five individuals who are shareholders of Varsal. Following the contribution, Varsal Inc. merged with and into Varsal, with Varsal as the surviving entity. The 12.9% equity interest in Varsal Chemicals remained with Varsal Holdings and was not transferred to Varsal. Prior to the Restructuring, the 12.9% equity interest in Varsal Chemicals was held by Varsal Inc., the Company’s predecessor. Following the completion of the Restructuring on December 31, 2025, Varsal Tech does not hold any direct or indirect equity interest in Varsal Chemicals.

Class B Common Stock Recapitalization

On July 3, 2026, we issued an aggregate of 16,500,000 additional shares of Class B Common Stock to our existing Class B stockholders for no cash or other consideration in connection with a recapitalization of our outstanding Class B Common Stock. The shares were issued as follows: (i) 71,355 shares to Pingxin Wang, our Chief Executive Officer and Chairman; (ii) 7,599,226 shares to Dongwei Wang, our Interim Chief Financial Officer and a director; (iii) 7,135,425 shares to Huiqin Zhang, a principal stockholder and employee of the Company; (iv) 1,025,715 shares to James Wang, a stockholder of the Company; and (v) 668,279 shares to Austin Wang, a stockholder of the Company. After giving effect to the issuance, we had 20,000,000 shares of Class B Common Stock and no shares of Class A Common Stock issued and outstanding. Each share of Class B Common Stock is entitled to ten votes per share and is convertible into one share of Class A Common Stock at the option of the holder.

Review and Approval of Related Party Transactions

Prior to the completion of this offering, related party transactions were reviewed and approved by our board of directors. Upon completion of this offering, our audit committee will be responsible for reviewing and approving all proposed related party transactions. In reviewing related party transactions, our audit committee will consider all relevant facts and circumstances, including the nature of the related person’s interest in the transaction, the material terms of the transaction, the importance of the transaction to the Company, the availability of comparable products or services from unrelated third parties, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction, and whether the transaction is in the best interests of the Company and its stockholders.

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and not meant to be complete but is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the closing of this offering, and our Amended and Restated Bylaws, to be in effect immediately prior to the closing of this offering, and by the provisions of the applicable Delaware law. Reference is made to our Certificate of Incorporation, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to 100,000,000 shares of with par value $0.001 per share, of which 100,000,000 are designated as common stock (including 50,000,000 shares of Class A Common Stock with one vote per share and which are not convertible into Class B Common Stock, and 50,000,000 shares of Class B Common Stock with ten votes per share and which are convertible into Class A Common Stock on a one-to-one basis). As of the date of this prospectus, there are 20,000,000 shares of common stock issued and outstanding, including no shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock. All of the outstanding shares of common stock are validly issued, fully paid, and non-assessable.

●	Governing Documents. Holders of shares of our common stock have the rights set forth in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, and applicable Delaware law;

●	Dividend Rights and Distributions. The holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose;

●	Conversion Rights. Our Class A Common Stock is not convertible into any other shares of our capital stock. The shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-to-one basis at any time after issuance at the option of the holder, or automatically upon a “Class B Common Stock Automatic Conversion Event” (as such term is defined in our Amended and Restated Certificate of Incorporation), which include transfers to persons other than transfers to immediate family or spousal equivalents, by will or intestate succession, or transfers made under certain other conditions;

●	Voting Rights. Each holder of our Class A Common Stock is entitled to one vote per share, and each holder of our Class B Common Stock is entitled to ten votes per share on all matters to be voted upon by stockholders. Holders of our common stock do not have cumulative voting rights;

●	Preemptive Rights, Redemption Rights and Sinking Fund Provisions. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Warrants and Options

We have not issued any warrants to purchase or options exercisable for our capital stock. Upon the closing of this offering, we will issue to the Representative warrants to purchase a number of shares of Class A Common Stock equal to five percent (5.0%) of the total number of shares of Class A Common Stock sold in this offering, at an exercise price equal to 110.0% of the public offering price per share. The Representative’s warrants will be non-exercisable for six (6) months after the closing date and will expire five (5) years after the closing date. The representative’s warrants will provide for cashless exercise, will not be redeemable by us, and will contain customary anti-dilution protections consistent with FINRA Rule 5110. See “Underwriting—Warrants.”

Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Statutory Provisions Having Potential “Anti-takeover” Effects

The following paragraphs summarize certain provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of the Company, or to remove or replace incumbent directors, that are not first approved by our board of directors, even if those proposed actions are favored by our stockholders.

●	Authorized Shares. Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares with a par value of $0.001 per share, of which 100,000,000 shares are designated as common stock (including 50,000,000 shares of Class A Common Stock with one vote per share and 50,000,000 shares of Class B Common Stock with ten votes per share, which are convertible into Class A on a one-to-one basis). Our board of directors is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our board of directors flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, and grants of stock options. However, the authority of our board of directors also could be used, consistent with its fiduciary duty, to deter future attempts to gain control of the Company by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

●	Special Meetings of Stockholders. Our Amended and Restated Bylaws provide that a special meeting of stockholders may be called at any time by the President, or the Board of Directors, or stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting. Written notice of a special meeting of stockholders stating the time and place and object thereof, shall be given to each stockholder entitled to vote thereat at least ten days before such meeting.

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●	Amendment of Bylaws. Our Amended and Restated Bylaws authorize our board of directors to adopt, amend, or repeal our Amended and Restated Bylaws. The stockholders may make additional bylaws and may adopt, amend, or repeal any bylaws whether such bylaws were originally adopted by them or otherwise, by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast thereon, at any regular or special meetings of the stockholders, duly convened after notice to the stockholders of that purpose.

●	Action by Written Consent. Our Amended and Restated Bylaws provide that any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action to be taken shall be signed by the holders of outstanding stock having not less the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy.

Advance Notice Requirements

Our Amended and Restated Bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures will provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice will be required to be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Amended and Restated Bylaws will specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Meetings of Stockholders

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that special meetings of our stockholders may only be called by our President, our Board of Directors, or stockholders entitled to cast at least 20% of the voting power of the outstanding shares then entitled to vote on the matter or matters to be brought before the proposed special meeting, and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Board Composition and Filling Vacancies

Our board of directors is not classified. Each director is elected annually to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. The stockholders holding a majority of the voting power of the shares then entitled to vote at an election of directors may remove any director from office with or without cause. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors resulting from death, resignation, or other cause, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom they have replaced, the election and qualification of a successor, or such director’s death, resignation, or removal.

Section 203 of the Delaware General Corporation Law

We have elected in our Amended and Restated Certificate of Incorporation not to be subject to Section 203 of the DGCL (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

Forum and Venue

Our Amended and Restated Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, or stockholder; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation, or the Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action asserting a claim governed by the internal affairs doctrine; or (v)any action asserting a claim relating to the business of the corporation, the conduct of its affairs, or the rights or powers of the Company or its stockholders, directors, or officers. Additionally, our Amended and Restated Bylaws provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Listing

We intend to apply to list our Class A Common Stock on the NYSE American under the symbol “VAT” No assurance can be given that our application will be approved. The closing of this offering is contingent upon the successful listing of our Class A Common Stock on the NYSE American or another national securities exchange.

Transfer Agent

The transfer agent of our Class A Common Stock is Transhare Corporation. Its address is Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater, FL 33764.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A Common Stock. Future sales of substantial amounts of our Class A Common Stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A Common Stock or impair our ability to raise equity capital. Upon completion of this offering, we will have outstanding shares of Class A Common Stock held by public stockholders representing approximately 100% of our Class A Common Stock issued if the underwriters do not exercise their over-allotment option, and approximately 100% of our Class A Common Stock issued if the underwriters exercise their over-allotment option in full. All of the Class A Common Stock sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Arrangements

We, our officers, directors, and holders of four percent (4.0%) or more of our Class A Common Stock and any options exercisable for, or securities convertible into, our Class A Common Stock, intend to enter into lock-up agreements with the underwriters, pursuant to which each of these persons or entities, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, agree that they will not, and shall not cause or direct any of their respective affiliates to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Lock-Up Securities; (2) file or caused to be filed any registration statement with the SEC relating to the offering of any Lock-Up Securities; (3) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (4) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, whether any such transaction is to be settled by delivery of shares of Lock-Up Securities, in cash or otherwise, without the written consent of the Representative. The terms of the lock-up agreements may be waived at the Representative’s discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Rule 144

All of the shares of our Class A Common Stock outstanding prior to the closing of this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those securities, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares of Class A Common Stock were acquired from us or from our affiliate would be entitled to freely sell those shares. We currently expect no shares of our Class A Common Stock to be available for resale under Rule 144 beginning 90 days after the date of this prospectus.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares of Class A Common Stock that is not more than the greater of:

●	1% of the number of shares of Class A Common Stock then outstanding, which will equal approximately 30,000 shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

●	the average weekly trading volume of our Class A Common Stock on the NYSE American or other relevant national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or people selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases shares of our Class A Common Stock from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock. This discussion applies only to shares of common stock that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our shares of common stock being offered in this prospectus.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences (such as the effects of Section 451 of the Code) that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the U.S.;
●	people that actually or constructively own five percent or more of our voting shares;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of accounting with respect to the common stock;
●	persons holding the common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and
●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our common stock, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our common stock, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

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Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);
●	a foreign corporation or
●	an estate or trust that is not a U.S. holder;

but generally, does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or
●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our common stock will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such shares may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon the disposition. We expect not to be classified as a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we will be a “U.S. real property holding corporation” for U.S. federal income tax purposes in the future.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

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FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including shares of our common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of our common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of our common stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in shares of our common stock.

UNDERWRITING

We are offering the shares of Class A Common Stock described in this prospectus through R.F. Lafferty & Co., Inc. (the “Representative”) which is acting as representative of the underwriters of the offering. The underwriting agreement that we intend to enter into with the Representative will provide that the obligations of the underwriters are subject to representations, warranties and conditions contained therein. The underwriters will agree to buy, subject to the terms and conditions of the underwriting agreement, the number of shares of Class A Common Stock listed opposite their names below. Pursuant to the underwriting agreement, the underwriters will be committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
R.F. Lafferty & Co., Inc.	3,000,000

Total	3,000,000

The underwriters have advised us that they propose to offer the shares of Class A Common Stock directly to the public at the public offering price listed on the cover page of this prospectus. The underwriters propose to offer shares of Common Stock to certain dealers at the same, less a concession not in excess of $[-] per share under the public offering price. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representative.

A copy of the form of underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

The shares sold in this offering are expected to be ready for delivery on or about [-], 2026, against payment in immediately available funds. The underwriters may reject all or part of any order.

Over-Allotment Option

Pursuant to the underwriting agreement, we will grant to the underwriters an option to purchase up to 15.0% additional shares of Class A Common Stock, representing 15% of the Class A Common Stock sold in this offering, solely to cover over-allotments, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option at any time during the 45-day period after the closing of the offering, but solely for the purpose of covering over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

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Discounts, Commissions, and Reimbursement

We have agreed to pay the underwriters a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds received by us from the securities sold in this offering. We have further agreed to pay a non-accountable expense allowance to the Representative of the underwriters equal to 1.0% of the gross proceeds received by us at the closing of the offering.

		Total
	Per Share	No Exercise	Full Exercise
Initial public offering price	$5.500	$16,500,000	$18,975,000
Underwriting discounts and commissions (7.0%)	$0.385	$1,155,000	$1,328,250
Non-accountable expense allowance (1.0%)	$0.055	$165,000	$189,750
Accountable expense allowance	$0.017	$50,000	$50,000
Proceeds, before expenses, to us	$5.043	$15,130,000	$17,407,000

We estimate that our total expenses of this offering, inclusive of the non-accountable and accountable expense allowance, but exclusive of the underwriting discounts and commissions, will be approximately $323,783.91. We have also agreed to reimburse the underwriters, subject to compliance with FINRA Rule 5110(g).

The Representative may reduce any item of its compensation or adjust the terms thereof if FINRA determines or suggests that the underwriters’ aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided that the aggregate compensation otherwise payable to the underwriters may not be increased above the amounts described herein without our approval.

Warrants

We have agreed to issue to the Representative or its designees warrants (the “Underwriter’s Warrants”) to purchase up to a total of 5.0% of the shares of Class A Common Stock sold in this offering, including the exercise of the over-allotment option, if any. Such Underwriter’s Warrants and underlying shares of Class A Common Stock are included in this prospectus. The Underwriter’s Warrants will be exercisable at $6.05 per share, equal to 110.0% of the public offering price per share of Class A Common Stock, commencing six (6) months after the closing of this offering and expiring five (5) years after the closing of this offering. The Underwriter’s Warrants may be exercised as to all or a lesser number of shares of Class A Common Stock and will provide for cashless exercise. The Underwriter’s Warrants will not be redeemable by us.

The Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up pursuant to Rule 5110 of FINRA. The underwriter (or its permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the Underwriter’s Warrants or the securities underlying the Underwriter’s Warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants or the underlying securities for a period of 180 days from the date of this prospectus; provided, however, that the Underwriter’s Warrants may be assigned, in whole or in part, to any successor, officer, manager, or member of the Representative (or to officers, managers, or members of any such successor or member), and to members of the underwriting syndicate or selling group.

The Underwriter’s Warrants will contain provisions for one demand registration of the sale of the underlying shares of Class A Common Stock at our expense, an additional demand registration at the warrant holders’ expense, and unlimited piggyback registration rights for a period of five (5) years after the closing of this offering at our expense, in each case subject to FINRA Rule 5110.

The Underwriter’s Warrants will provide for anti-dilution protection, including adjustment in the number and price of such warrants and the shares underlying such warrants, resulting from corporate events, including dividends, recapitalizations, reorganizations, mergers and consolidations, and will otherwise be consistent with FINRA Rule 5110(g)(8)(E) and (F), including the limitations on anti-dilution adjustments for issuances of Class A Common Stock or Class A Common Stock equivalents below the offering price.

We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Underwriter’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Underwriter’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of Class A Common Stock (or Class A Common Stock equivalents) at a price below the initial public offering price or that would otherwise be inconsistent with FINRA Rule 5110(g)(8)(E).

Indemnification

Pursuant to the underwriting agreement, we also intend to agree to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our officers, directors, and holders of four percent (4.0%) or more of our Class A Common Stock and any options exercisable for, or securities convertible into, our Class A Common Stock, intend to enter into lock-up agreements with the underwriters, pursuant to which each of these persons or entities, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, agree that they will not, and shall not cause or direct any of their respective affiliates to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company (the “Lock-Up Securities”); (2) file or caused to be filed any registration statement with the SEC relating to the offering of any Lock-Up Securities; (3) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (4) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, whether any such transaction is to be settled by delivery of shares of Lock-Up Securities, in cash or otherwise, without the written consent of the Representative.

Approximately 96% of our shares will be locked up for 180 days. The remaining approximately 4% will be unrestricted.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreement may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Right of First Refusal

Upon the closing of this offering, for a period of twelve (12) months from such closing, we have agreed to grant the Representative the right of first refusal to act as sole or lead investment banker, managing underwriter, dealer manager, book-runner, manager, placement agent, agent, initial purchaser, or in any other equivalent or analogous role or capacity, at the Representative’s sole discretion, for any and all future financings and capital-raising transactions, including without limitation, public or private equity, equity-linked, and debt offerings, sales, placements, and other transactions, or series of transactions, of the Company, or any successor to or any Subsidiary of the Company, during such twelve (12) month period, on terms and conditions as mutually agreed by the Company and the Representative. If the Representative waives the right of first refusal, any deviation from the applicable transaction’s terms reviewed by the Representative shall void the waiver and require us to seek a new waiver. This right of first refusal is subject to FINRA Rule 5110(g)(5)(B), and our termination of the Representative for Cause will eliminate any obligation with respect to this right of first refusal.

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Tail Fee

If, during the period that is twelve (12) months following the closing of this offering, we, or any of our affiliates or subsidiaries, enter into any financing transaction or capital-raising transaction, including without limitation, public or private equity, equity-linked, and debt offerings, sales, placements, and other transactions, or series of transactions, with any party with whom we have had a conference call, meeting, or other substantive communication arranged by the Representative during the period in which we engaged the Representative, we will pay the Representative a fee equal to 7.5% of the proceeds of such financing and issue to the Representative (and/or its designees) warrants to purchase a number of shares of our Class A Common Stock equal to 5.0% of the aggregate number of shares of our Class A Common Stock issued or sold in such transaction at an exercise price equal to 110% of the offering price of the shares sold in such offering, subject to FINRA Rule 5110(g)(5)(B).

In addition, upon termination or expiration of our engagement with the Representative, unless we terminate the Representative for cause, if we complete any public or private financing during the twelve (12) months after such termination or expiration with investors contacted by the Representative in connection with this offering, the Representative will be entitled to receive the compensation set forth in the engagement letter, to the extent and in the manner permitted by FINRA Rule 5110(g)(5)(B).

Offering Information

No action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. None of the securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities being offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. People who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy our securities in any jurisdiction where that would not be permitted or legal.

Listing

We intend to apply to list our Class A Common Stock on the NYSE American under the symbol “VAT”. At this time, NYSE American has not yet approved our application to list our Class A Common Stock. The closing of this offering is conditioned upon NYSE American’s final approval of our listing application, and there is no guarantee or assurance that our Class A Common Stock will be approved for listing on NYSE American.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our securities for their own account by selling more securities than we have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional securities or purchasing securities in the open market.

In addition, the underwriters may stabilize or maintain the price of our securities by bidding for or purchasing securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if securities previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our securities to the extent that it discourages resales of our securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE American or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members, if any, may also engage in passive market making transactions in our securities on the NYSE American. Passive market making consists of displaying bids on the NYSE American by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

Each underwriter and its respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, except for the right of first refusal or tail fee described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the Company. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Electronic Offer, Sale and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail.

We have agreed to pay expenses relating to the offering, including: (i) all filing fees and communication expenses relating to the registration of the shares of Class A Common Stock to be sold in this offering (including the over-allotment shares) with the SEC and the filing of the offering materials with FINRA; (ii) all fees and expenses relating to the listing of our Class A Common Stock on such stock exchange as the Company and the Representative together determine; (iii) all fees, expenses, and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of Representative’s counsel for such counsel’s participation in the “blue sky” and stock exchange listing process); (iv) the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any “blue sky” surveys, and if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statement, prospectus, and all amendments, supplements, and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (v) transfer and/or stamp taxes, if any, payable upon the transfer of the Class A Common Stock from the Company to the Representative; (vi) all filing fees and communication expenses associated with the review by FINRA; (vii) the fees and expenses of our accountants; (viii) the Representatives actual accountable road show expenses for the offering; (ix) the $5,000 cost associated with the Representative’s clearing system data services and communications expenses; (x) the $10,000 cost associated with the Representative’s Capital IQ system; and (xi) the fees for the Representative’s legal counsel, in an amount not to exceed $180,000. We have also agreed to pay all fees, expenses and disbursements relating to background checks of our officers and directors; the costs of any financial public relations firm retained in connection with this offering; the costs of preparing, printing and delivering certificates representing the securities sold in this offering; the fees and expenses of the transfer agent for such securities; stock transfer taxes, if any, payable upon the transfer of securities from us to the Representative; and the fees and expenses of the Representative’s and our legal counsel and other agents and representatives, subject to the caps and limitations described above. We are responsible for the Representative’s legal fees, costs, and expenses in connection with this offering irrespective of whether this offering is consummated, and the maximum amount of legal fees, costs, and expenses incurred by the Representative that we are responsible for shall not exceed $180,000 (provided that we shall not be responsible for the fees and expenses of the Representative’s legal counsel in excess of $160,000 without our prior written approval), in the event of a closing of this offering, and shall not exceed $75,000, in the event that there is not a closing of this offering. Additionally, we have further agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received by us at the closing of the offering.

We have advanced $30,000 to the Representative’s legal counsel pursuant to the engagement letter between us and the Representative. The advance will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4).

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and underwriter expense reimbursement, will be approximately $323,783.91.

Selling Restrictions

No action may be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares of Class A Common Stock in the United States, the underwriters may, subject to applicable foreign laws, also offer the shares in certain countries and regions.

LEGAL MATTERS

The validity of the Class A Common Stock offered in this offering will be passed upon for us by Womble Bond Dickinson (US) LLP and for the underwriters by Winston Taylor LLP, Houston, Texas.

EXPERTS

The financial statements for the years ended September 30, 2025 and 2024, included in this prospectus have been so included in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Grassi & Co., CPAs, P.C. is located at 50 Jericho Quadrangle, Suite 200 Jericho, NY 11753.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Common Stock offered by this prospectus. You should refer to our registration statements and its exhibits and schedules if you would like to find out more about us and about our Class A Common Stock. This prospectus summarizes material provisions of contracts and other documents that we refer you to, and such summaries are qualified in all respects by reference to the full text of such contracts and other documents filed as an exhibit to the registration statement. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Upon the completion of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. Upon completion of this offering, you may access these materials, free of charge, on our website at [https://www.varsal.com] as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not incorporated into or a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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VARSAL TECH, INC. AND SUBSIDIARY

VARSAL TECH, INC. AND SUBSIDIARY

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Varsal Tech, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Varsal Tech, Inc. and Subsidiaries (the Company) as of September 30, 2025 and 2024, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As described in Note 1 to the financial statements, effective October 1, 2023, a newly formed C-Corporation acquired the limited liability company in a business combination under common control, and the limited liability company became a wholly owned subsidiary. The accompanying financial statements have been retrospectively adjusted to reflect the accounts of the entities as if the reorganization had occurred at the beginning of the earliest period presented. Our opinion is not modified with respect to this matter.

We have served as the Company’s auditor since 2025.

Jericho, New York

April 15, 2026, except for Notes 2, 10, and 13 as to which the date is July 21, 2026

F-1

VARSAL TECH, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2025	2024

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,987,629	$2,831,880
Accounts receivable, net of allowance for credit losses of $0 and $0 as of September 30, 2025 and 2024, respectively	264,399	238,353
Inventories	585,335	806,852
Other current assets	247	59,583
Total current assets	3,837,610	3,936,668

Operating Lease right of use asset, net	208,619	296,919
Property and equipment, net	113,861	100,423
Total assets	$4,160,090	$4,334,010

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$126,393	$78,124
Operating lease liability - current	90,985	88,300
Other payables and accrued liabilities	4,735	23,130
Total current liabilities	222,113	189,554

Operating lease liability - non-current	117,634	208,619
Total liabilities	339,747	398,173

COMMITMENTS AND CONTINGENCIES

MEMBER’S EQUITY
Class A common stock: $0.001 par value, authorized 50,000,000 shares; 0 shares issued and outstanding at September 30, 2025 and 2024	-	-
Class B common stock: $0.001 par value, authorized 50,000,000 shares; 20,000,000 shares issued and outstanding at September 30, 2025 and 2024	20,000	20,000
Retained earnings	3,800,343	3,915,837
Total shareholders’ equity	3,820,343	3,935,837

Total liabilities and shareholders’ equity	$4,160,090	$4,334,010

The accompanying notes are an integral part of these consolidated financial statements

F-2

VARSAL TECH, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended September 30,
	2025	2024

Revenues, net	$22,929,976	$14,555,046

Cost of revenues	14,632,108	10,761,488

Gross profit	8,297,868	3,793,558

Operating expenses
General, administrative and selling expenses	1,244,293	948,283
Total operating expenses	1,244,293	948,283

Income from operations	7,053,575	2,845,275

Other income
Interest income	56,760	52,290
Other income	3,637	-
Total other income	60,397	52,290

Net income	$7,113,972	$2,897,565
Basic and diluted net income per share	$0.36	$0.14

Weighted average common shares outstanding, basic and diluted(1)	20,000,000	20,000,000

(1)	As a result of the Restructuring (see Note 7), the Company has retroactively adjusted the weighted average shares outstanding for all periods presented.

The accompanying notes are an integral part of these consolidated financial statements

F-3

VARSAL TECH, INC. AND SUBSIDIARY

STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balance, September 30, 2023	20,000,000	$20,000	$3,093,825	$3,113,825
Net income	0	0	2,897,565	2,897,565
Dividends	0	0	(2,075,553)	(2,075,553)
Balance, September 30, 2024	20,000,000	$20,000	$3,915,837	$3,935,837
Net income	0	0	7,113,972	7,113,972
Dividends	0	0	(7,229,466)	(7,229,466)
Balance, September 30, 2025	20,000,000	$20,000	$3,800,343	$3,820,343

The accompanying notes are an integral part of these consolidated financial statements

F-4

VARSAL TECH, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended September 30,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,113,972	$2,897,565
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization expense	19,506	21,559
Gain on disposal of equipment	(3,361)	-
Noncash lease expense related to operating lease right-of-use assets	88,300	85,694
Change in operating assets and liabilities
Account receivable	(26,046)	15,592
Inventories	221,517	26,080
Other current assets	59,336	(26,787)
Operating lease liability	(88,300)	(85,694)
Accounts payable	48,269	1,498
Other payables and accrued liabilities	(18,395)	(32,768)
Net cash provided by operating activities	7,414,798	2,902,739

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds on sale of equipment	6,986	-
Purchase of equipment	(36,569)	(57,467)
Net cash used in investing activities	(29,583)	(57,467)

CASH FLOWS FROM FINANCING ACTIVITIES:
Member’s withdrawal	(7,229,466)	(2,075,553)
Net cash used in financing activities	(7,229,466)	(2,075,553)

NET INCREASE IN CASH AND CASH EQUIVALENTS	155,749	769,719

Cash and cash equivalents, beginning of year	2,831,880	2,062,161

Cash and cash equivalents, end of year	$2,987,629	$2,831,880

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

F-5

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND ORGANIZATION

Varsal Tech, Inc. (“Varsal Tech” or “the Company”) was incorporated in the State of Delaware on September 30, 2025. The Company develops and sells specialty chemicals, pharmaceutical intermediates, analytical instruments and parts. Products are sold either directly to end users or through distributors.

On December 31, 2025, the Company acquired Varsal, LLC, a single-member limited liability company in accordance with the statutes of the Commonwealth of Pennsylvania in April 2003, through a merger transaction with Varsal Inc., which was the sole member of Varsal LLC (the “Restructuring”, see Note 7, pg. F-13). Following the Restructuring, the Company became the surviving entity and Varsal LLC became a wholly owned subsidiary of the Company.

In connection with the Restructuring, each share of common stock of Varsal Inc., par value $0.001 per share, issued and outstanding immediately prior to the Restructuring, was cancelled and converted into one share of the Company’s Class B common stock, par value $0.001 per share. The Restructuring was accounted for as a transaction between entities under common control. Accordingly, the accompanying consolidated financial statements reflect the historical carrying amounts of Varsal LLC, and the change in equity structure has been retroactively reflected for all periods presented. Additional information is included in Note 7.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company’s fiscal year-end date is September 30.

Basis of consolidation

The accompanying financial statements and notes thereto have been prepared on a consolidated basis and reflect the consolidated financial position of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated from these financial statements.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. It is at least reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Significant estimates inherent in the preparation of the accompanying consolidated financial statements include sales return reserve, allowance for doubtful accounts, and inventory valuation.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. The normal credit term granted to customers ranges from 30 to 60 days, depending on the nature of the transaction and the customer’s creditworthiness. Accounts receivables are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for credit losses is required.

F-6

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

The Company evaluates the creditworthiness of all of its customers individually before accepting them and continuously monitors the recoverability of accounts receivable. If there are any indicators that a customer may not make payment, the Company may consider making provision for non-collectability for that particular customer. At the same time, the Company may cease further sales or services to such customer.

Accounts receivables are recognized and carried at carrying amount less an allowance for credit losses, if any. On a periodic basis, the Company evaluates its accounts receivable and determines whether to provide an allowance or write off any accounts based on past write-offs, collections, and current credit conditions.

As of September 30, 2025 and 2024, no allowance for credit losses was deemed necessary, and no credit loss expense was recognized for the years then ended. There were no changes in the allowance for credit losses during the years ended September 30, 2025 and 2024.

Inventories

Inventories consist primarily of specialty chemicals, pharmaceutical intermediates and analytical instruments. Inventories are stated at the lower of cost or net realizable value, which is defined as estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

Cost is determined by using the specific identification for chemical products and the weighted-average method for analytical instruments and parts. Cost includes the purchase price, freight, import duties, taxes, and other costs directly attributable to bringing the inventories to their present condition and location.

The Company regularly reviews inventory and considers forecasts of future demand, market conditions, and product obsolescence. If the estimated realizable value of inventory is less than cost, the Company records provisions to reduce the carrying value to estimated market value. The Company also reviews inventory for slow-moving or obsolete items and records allowances for obsolescence when necessary.

As of September 30, 2025 and 2024, no inventory valuation or obsolescence allowance was considered necessary.

Property and equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Major additions and improvements are capitalized, while routine maintenance and repairs are expensed as incurred.

Depreciation and amortization expenses are computed using the straight-line method over the estimated useful lives of the assets as follows:

Asset Class	Useful Life
Furniture and computers	3-7 years
Equipment	5-7 years
Automobiles	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

F-7

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

Impairment of long-lived assets

The Company reviews the useful lives and carrying values of property and equipment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying amount is not recoverable based on undiscounted cash flows, an impairment loss is recognized to the extent that the carrying amount exceeds its estimated fair value.

As of September 30, 2025 and 2024, no impairment of property and equipment was considered necessary.

Revenue recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, when control of the promised goods transfers to the customer, in an amount that reflects the consideration expected to be received. The Company is considered the principal in these transactions, and the revenue is recognized on a gross basis, as the Company 1) is the primary obligor to fulfil its promise to its customers for the delivery of the promised goods, 2) has inventory risk, and 3) has latitude in setting prices.

The Company applies the five-step revenue recognition model under ASC 606 to all customer contracts.

(1) The Company enters into legally enforceable contracts with customers through signed agreements or purchase orders.

(2) The Company’s contracts with customers generally include a single performance obligation, which is the transfer of control of chemical products to customers under agreed specifications and delivery terms.

(3) The transaction price is the fixed consideration stated in the contract, as the Company does not provide discounts, rebates, price concessions, or any other forms of variable consideration.

(4) Because each contract contains only one performance obligation, the delivery of chemical products, the entire transaction price is allocated to that obligation based on the contractual unit selling price, which represents the standalone selling price of the product.

(5) Revenue is recognized at a point in time when control of the product transfers to the customer in accordance with the applicable shipping terms.

All of the Company’s revenue is derived from the sale of specialty chemicals, pharmaceutical intermediates, analytical instruments, and parts. Each contract generally contains a single performance obligation, which is satisfied at a point in time, typically upon shipment or delivery in accordance with the applicable shipping terms.

Revenue is presented net of expected returns and allowances, estimated using historical experience and current expectations. Based on historical experience, no significant adjustments for variable consideration or sales return reserves are required. Amounts received from customers prior to shipment are recorded as customer deposits and recognized as revenue upon delivery of the related goods. Payment terms are generally 30 to 60 days after delivery.

F-8

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

Income taxes

The accompanying consolidated financial statements include the historical financial results of Varsal Inc., an S corporation, under predecessor accounting in accordance with ASC 805-50 (see Note 7). No federal income tax provision or deferred taxes have been recorded for periods prior to the merger between the Company and Varsal Inc., as Varsal Inc. was an S corporation and its income flowed through to its shareholders. The Company has not recorded a reserve for any tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. The Company files tax returns in all appropriate jurisdictions, which include federal and the State of Pennsylvania. Open tax years for these jurisdictions are 2022 to 2024, which expire in 2025 to 2027, respectively.

Leases

The Company records right-of-use (“ROU”) assets and related lease obligations on the balance sheets.

If a contract provides the Company with the right to substantially all the economic benefits and the right to direct the use of the identified asset, it is generally considered to be or contain a lease. ROU assets represent the Company’s right to use an underlying asset for the lease terms, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term. The discount rate used is the implicit rate in the lease contract, if it is readily determinable, or the Company’s incremental borrowing rate. As the Company’s lease does not provide an implicit rate, the Company uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. The ROU asset is also adjusted for any lease prepayments made, lease incentives received, and initial direct costs incurred. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Fair values of financial instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

The carrying amounts of cash, accounts receivable, accounts payable, and all other current assets and liabilities approximate fair values due to their short-term nature.

For other financial instruments to be reported at fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 –	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 –	Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 –	Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Company does not have any assets or liabilities measured at fair value on a recurring or non-recurring basis.

Earnings per share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Earnings per share is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period.

Shipping and handling costs

The Company accounts for shipping and handling activities as fulfilment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs are included in cost of revenues in the accompanying consolidated statements of income.

F-9

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

Advertising costs

Advertising costs, including marketing expenses, incurred in the normal course of operations are expensed as incurred. Advertising costs were insignificant for the years ended September 30, 2025 and 2024.

Research and development costs

Research and development (“R&D”) costs consist of both direct and indirect costs associated with product and process development activities. These costs encompass efforts related to new product development, process improvements, and sustainability initiatives, which are often driven by specific customer requirements within the pharmaceutical, electronics, and specialty industrial sectors. The Company conducts limited R&D activities in-house.

In accordance with ASC 730, Research and Development, all such costs are expensed as incurred. The research and development expense reflected in the accompanying financial statements relates solely to limited research and development activities performed directly by Varsal LLC in the United States. Such expenditures were insignificant for the fiscal years ended September 30, 2025 and September 30, 2024 and were included within general, administrative, and selling expenses. Research and development expenditures incurred during the periods presented were immaterial.

Segment reporting

The Company follows ASC Topic 280, Segment Reporting. The Company’s Chief Executive Officer, who serves as the Chief Operating Decision Maker (“CODM”), reviews the results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and, hence, the Company has only one reportable segment. Significant expense categories regularly provided to and reviewed by the CODMs are those presented in the statements of income. The Company does not distinguish between markets or segments for the purpose of internal reporting.

Recently adopted accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments apply to all public entities required to report segment information under Topic 280 and are intended to enhance transparency by improving disclosures of significant segment expenses and other segment items that are regularly reviewed by the Chief Operating Decision Maker (CODM). The ASU also requires entities to identify the CODM and describe how the CODM uses reported segment profit or loss measures to assess performance and allocate resources. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has implemented this guidance and concluded that the adoption did not have a material impact on its consolidated financial statements and disclosures.

F-10

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

Accounting pronouncements issued and not yet adopted

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. This ASU requires public business entities to disclose, on an annual basis, (1) specific categories in the rate reconciliation, and (2) additional information for reconciling items that meet a quantitative threshold — if the effect equals or exceeds five percent of pretax income (or loss) multiplied by the applicable statutory income tax rate. The amendments are effective for annual periods beginning after December 15, 2024, for public business entities, and after December 15, 2025 for all other entities. The amendments should be applied prospectively; retrospective application is optional. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements and disclosures.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements—Amendments to Remove References to the Concepts Statements. The amendments include clarifications and refinements affecting several areas of the Codification, including revenue recognition (ASC 606), lease accounting (ASC 842), and impairment of long-lived assets (ASC 360). The ASU provides enhanced guidance related to estimating variable consideration, accounting for contract modifications, determining lease terms, and simplifying certain aspects of impairment testing. It also introduces increased disclosure requirements for financial instruments and derivatives. The amendments are effective for annual periods beginning after December 15, 2024, for public business entities, and after December 15, 2025 for all other entities. The Company’s management is evaluating the impact this guidance will have on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU No. 2024-03: Income Statement – Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure of qualitative and quantitative information about certain costs and expenses in the notes to the financial statements on an interim and annual basis. The amendments in this ASU are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company’s management is evaluating the impact this guidance will have on its consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. This standard introduces a practical expedient, and, if applicable, an accounting policy election to simplify the measurement of credit losses for certain receivables and contract assets. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The Company’s management is currently evaluating the impact of this standard and does not expect the adoption of this guidance to have a material impact on its consolidated financial statements and disclosures.

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	September 30, 2025	September 30, 2024
Furniture and computers	$101,820	$104,306
Equipment	57,210	55,515
Automobiles	139,568	146,066
Leasehold improvements	38,787	38,787
Total property and equipment, at cost	337,385	344,674
Less: accumulated depreciation and amortization	(223,524)	(244,251)
Property and equipment, net	$113,861	$100,423

Depreciation and amortization expenses related to property and equipment was $19,506 and $21,559 for the years ended September 30, 2025 and 2024, respectively.

F-11

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 – CONCENTRATION OF RISKS

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash as well as accounts receivable.

As of September 30, 2025 and 2024, $2,987,629 and $2,831,880, respectively, were deposited with various financial institutions and financial services companies in the United States. Accounts at each institution in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000. The Company had deposits of $2,156,363 and $2,046,223, in excess of the FDIC insurance limit, as of September 30, 2025 and 2024, respectively.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The Company, as indicated below, has customers that account for more than 10% of its accounts receivable as of September 30, 2025 and 2024. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Customer concentration risk

For the year ended September 30, 2025, the Company’s two largest customers, Customer B and Customer A, respectively accounted for 45% and 41% of total revenues. For the year ended September 30, 2024, the largest customer, Customer B, accounted for 78% of total revenues.

As of September 30, 2025, the Company had five customers with accounts receivable balances individually exceeding 10% of total accounts receivable. These customers represented approximately 18%, 16%, 13%, 12% and 11% of the Company’s total accounts receivable. As of September 30, 2024, the Company had four customers with accounts receivable balances individually exceeding 10% of total accounts receivable. These customers represented approximately 20%, 15%, 14% and 11% of the Company’s total accounts receivable.

For the year ended September 30, 2025, two suppliers accounted for approximately 73% and 13% of the Company’s total purchases, respectively. For the year ended September 30, 2024, these same suppliers accounted for approximately 15% and 64% of the Company’s total purchases, respectively.

As of September 30, 2025, accounts payable to two of the Company’s suppliers represented approximately 47% and 37% of total accounts payable. As of September 30, 2024, accounts payable to these suppliers represented approximately 14% and 34% of total accounts payable, respectively. These two suppliers are different from those companies accounting for the largest concentration of purchases.

NOTE 5 – LINE OF CREDIT

The Company has a demand line of credit agreement with a bank that permits borrowings of up to $1,000,000, expiring on November 29, 2026. Interest is charged on the outstanding balance at the 30-day Secured Overnight Financing Rate (SOFR) plus 2.5% and is payable monthly. The line of credit is collateralized by all of the assets of the Company and certain real estate leased from a management member. The line of credit agreement includes a covenant requiring that, for at least 30 consecutive calendar days during each fiscal year, the Company’s outstanding balance on the line of credit must be $750,000 or less. The Company has not borrowed under the line of credit and has been in compliance with the covenant during the years ended September 30, 2025 and 2024.

F-12

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

NOTE 7 – RESTRUCTURING

As disclosed in Note 1, on December 31, 2025, the Company completed the Restructuring with Varsal Inc., the sole member of Varsal LLC. As a result of the Restructuring, Varsal LLC became a wholly owned subsidiary of the Company, and the Company became a holding company.

The Restructuring was accounted for as a transaction between entities under common control; immediately prior to the Restructuring, Varsal Inc.’s outstanding shares of common stock were cancelled and converted on a one-for-one basis into the Company’s Class B common stock, and no other shares of the Company’s common stock were issued or outstanding prior to the Restructuring.

	Total Number of Shares by
	Shareholder
	31-Dec-25
	Varsal Inc.	Varsal Tech Inc.
Shareholder A	86,491	86,491
Shareholder B	8,649,000	8,649,000
Shareholder C	9,211,183	9,211,183
Shareholder D	1,243,291	1,243,291
Shareholder E	810,035	810,035
Total	20,000,000	20,000,000

Accordingly, the assets and liabilities of Varsal LLC were recognized at their historical carrying amounts. The Company retrospectively applied the effects of the Restructuring to the condensed consolidated financial statements for all periods presented. As such, the Company has prepared the consolidated financial statements as if the Restructuring had occurred on October 1, 2023.

F-13

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the impact of the Restructuring on the Company’s consolidated balance sheet as of September 30, 2025 by (i) combining the balance sheet of Varsal LLC as of September 30, 2025 with Varsal Tech’s Restructuring-related equity transactions incurred on December 31, 2025 and (ii) eliminating Varsal LLC’s historical member’s equity with a corresponding adjustment to the Company’s retained earnings in connection with the Restructuring.

	Varsal	Varsal		Varsal Tech Inc.
	LLC	Tech	Restructuring	Consolidated
	(As previously reported)	(See Note 8)	Adjustments	(As presented)

Assets:
Current Assets:
Cash and cash equivalents	$2,987,629	$-	$-	$2,987,629
Accounts receivable, net	264,399	-	-	264,399
Inventories	585,335	-	-	585,335
Other current assets	247	-	-	247
Total current assets	3,837,610	-	-	3,837,610

Operating Lease right of use asset, net	208,619	-	-	208,619
Property and equipment, net	113,861	-	-	113,861

Total assets	$4,160,090	$-	$-	$4,160,090

Liabilities and Equity
Current liabilities:
Accounts payable	$126,393	$-	$-	$126,393
Operating lease liability - current	90,985	-	-	90,985
Other payables and accrued liabilities	4,735	-	-	4,735
Total current liabilities	222,113	-	-	222,113
				-
Operating lease liability - non-current	117,634	-	-	117,634
Total liabilities	339,747	-	-	339,747

Commitments and Contingencies

Equity
Member’s Equity	3,820,343	-	(3,820,343)	-
Common Stock	-	20,000		20,000
Retained Earnings	-	(20,000)	3,820,343	3,800,343
Total Equity	3,820,343	-	-	3,820,343
Total liabilities and equity	$4,160,090	$-	$-	$4,160,090

F-14

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the impact of the Restructuring on the Company’s consolidated balance sheet as of September 30, 2024 by (i) combining the balance sheet of Varsal LLC as of September 30, 2024 with Varsal Tech’s Restructuring-related equity transactions incurred on December 31, 2025 and (ii) eliminating Varsal LLC’s historical member’s equity with a corresponding adjustment to the Company’s retained earnings in connection with the Restructuring.

	Varsal	Varsal		Varsal Tech Inc.
	LLC	Tech	Restructuring	Consolidated
	(As previously reported)	(See Note 8)	Adjustments	(As presented)

Assets:
Current Assets:
Cash and cash equivalents	$2,831,880	$-	$-	$2,831,880
Accounts receivable, net	238,353	-	-	238,353
Inventories	806,852	-	-	806,852
Other current assets	59,583	-	-	59,583
Total current assets	3,936,668	-	-	3,837,610

Operating Lease right of use asset, net	296,919	-	-	208,619
Property and equipment, net	100,423	-	-	113,861

Total assets	$4,334,010	$-	$-	$4,334,010

Liabilities and Equity
Current liabilities:
Accounts payable	$78,124	$-	$-	$78,124
Operating lease liability - current	88,300	-	-	88,300
Other payables and accrued liabilities	23,130	-	-	23,130
Total current liabilities	189,554	-	-	189,554

Operating lease liability - non-current	208,619	-	-	208,619
Total liabilities	398,173	-	-	398,173

Commitments and Contingencies

Equity
Member’s Equity	3,935,837	-	(3,935,837)	-
Common Stock	-	20,000		20,000
Retained Earnings	-	(20,000)	3,935,837	3,915,837
Total Equity	3,935,837	-	-	3,935,837
Total liabilities and equity	$4,334,010	$-	$-	$4,334,010

Since Varsal Tech had no activities other than the equity transactions reflected in the tables above for the years ended September 30, 2025 and 2024, the Restructuring did not impact the Company’s consolidated statements of income for the years ended December 31, 2025 and 2024.

NOTE 8 – COMMON STOCK

The Company is authorized to issue 50,000,000 shares of Class A common stock, par value $0.001 per share, and 50,000,000 shares of Class B common stock, par value $0.001 per share. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes. As of December 31, 2025 and September 30, 2025, there were no shares of Class A common stock issued or outstanding, and 3,500,000 shares of Class B common stock were issued and outstanding.

F-15

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 – RELATED PARTY TRANSACTION

Operating lease

The Company has a lease for its office and warehouse space located in Warminster, Pennsylvania, with a management member, a related party, with a monthly payment of $8,000. The initial lease term was for twelve months, commencing on July 1, 1998, and automatically renews on an annual basis.

Management considered the Company’s current business growth, its plan to pursue an initial public offering (“IPO”) in the near future, and the related operational expansion strategy following the IPO. The Company expects to continue utilizing the existing facility as its primary office and warehouse location to support operations through December 31, 2027. Accordingly, the Company has determined to use December 31, 2027 as lease termination date to recognize the right-of-use asset and lease liabilities.

Total operating lease costs were approximately $96,000 for each of the years ended September 30, 2025 and 2024 and were included within general, administrative and selling expenses in the accompanying statements of income for the years then ended.

As of September 30, 2025 and 2024, the weighted average remaining lease term for the operating lease was 2.25 and 3.25 years respectively, and the weighted average discount rate used to determine the operating lease liabilities is 3% for both periods.

As of September 30, 2025, future minimum payments required under the operating lease are:

Operating
Lease
Years ending September 30:
2026	$96,000
2027	96,000
2028	24,000
Total minimum lease payments	216,000
Less: Amount representing interest	(7,381)
Total lease liabilities	$208,619
Current portion	$90,985
Non-current portion	$117,634

NOTE 10 – SIGNIFICANT THIRD-PARTY TRANSACTIONS

Varsal Chemicals (Tangshan) Co., Ltd. (“Varsal Chemicals”) is a company organized under the laws of the People’s Republic of China. The Company’s predecessor, Varsal Inc., previously held a 12.9% noncontrolling equity interest in Varsal Chemicals. Prior to the Restructuring described in Note 7, the 12.9% equity interest in Varsal Chemicals was held by Varsal Inc., the Company’s predecessor. Following the completion of the Restructuring on December 31, 2025, Varsal Tech does not hold any direct or indirect equity interest in Varsal Chemicals.

Varsal Chemicals is a party to a three-way research and product development agreement with Varsal LLC and Shanghai Varsal (the “Three-Way Product Development Agreement”), under which the parties perform joint and/or separate product development activities related to the development and improvement of chemical products. Varsal Chemicals also acts as a third-party manufacturer for the Company and supplied approximately 3% and 7% of the Company’s total product purchases during the fiscal years ended September 30, 2025 and 2024, respectively. These transactions were conducted on terms that the Company believes are comparable to those that would be available from unrelated third parties.

Management evaluated the Company’s relationship with Varsal Chemicals under ASC 850, Related Party Disclosures, for each of the periods presented. Although the current shareholders of the Company also hold 100% of the equity interests in Varsal Holdings LLC, which in turn holds a 12.9% noncontrolling equity interest in Varsal Chemicals, the Company concluded that Varsal Chemicals does not meet the definition of a related party under ASC 850-10-20. This conclusion is based on the following factors: (i) Varsal Tech does not hold any ownership interest in Varsal Chemicals; (ii) neither Varsal Tech nor Varsal Holdings has the ability to control or exercise significant influence over the management or operating policies of Varsal Chemicals; (iii) Varsal Tech has no board representation, management participation rights, voting rights, or other governance rights with respect to Varsal Chemicals; and (iv) the 12.9% interest held by Varsal Holdings is a passive, noncontrolling minority position that does not carry any rights to influence Varsal Chemicals’ operations.

No other related party transactions occurred during the periods presented, other than the operating lease described above.

NOTE 11 – RETIREMENT PLAN

The Company has a 401(k) deferred salary savings plan, which is a qualified defined contribution plan. All employees of the Company are eligible to participate in the plan on the January 1st following completion of six months of service. Pursuant to this plan, employees can contribute the maximum allowed by law during a year to the plan. The Company matches 100% of the first 4% of employee compensation. In addition, the Company’s Board of Directors has the discretion to contribute an additional amount, up to a maximum of 25% of employee compensation.

For the years ended September 30, 2025 and 2024, there were no discretionary contributions, and the matching contributions were $20,969 and $18,894, respectively.

F-16

VARSAL TECH, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 12 – SEGMENT REPORTING

Management performed an assessment of the Company’s operating segments in accordance with ASC 280-10-50-1 through 50-9. Based on this evaluation, the Company determined that it operates as a single operating segment, which is also its sole reportable segment. Segment revenue is derived from the sale of specialty chemicals, pharmaceutical intermediates and analytical instruments and parts.

The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”) and reviews financial performance and makes resource allocation decisions at the entity level. The CODM uses net income, prepared in accordance with U.S. GAAP to assess performance and make resource allocation decisions. The CODM utilizes net income to evaluate financial performance, monitor variances against budget and forecast, and guide strategic decisions. Segment assets are reported as assets on the Company’s consolidated balance sheets.

Significant expense categories regularly reviewed by the CODM include:

●	Cost of revenues
●	General, administrative and selling expenses

The Company attributes revenues to geographical regions based on the location of the customer. Long-lived assets are attributed to geographical regions based on their physical location.

Revenue by Geography

The following table summarizes revenue by geographic area for the fiscal years ended September 30, 2025 and 2024:

	For the year ended September 30,
	2025	2024
United States	$13,161,911	$14,045,588
India	9,318,937	48,295
Other Foreign Countries	449,128	461,163
Total Revenues, net	$22,929,976	$14,555,046

Long-Lived Assets by Geography

The measure of segment assets is reported on the balance sheets as total assets. As of September 30, 2025, and September 30, 2024, all of the Company’s long-lived assets were located in the United States.

Revenue by Product Group

The Company operates in one reportable segment. Revenues from external customers primarily relate to pharmaceutical intermediates.

The following table summarizes revenue by product group for the fiscal years ended September 30, 2025 and 2024:

	For the year ended September 30,
	2025	2024
Pharmaceutical intermediates	$20,255,119	$11,265,186
Other	2,674,857	3,289,860
Total revenues, net	$22,929,976	$14,555,046

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 21, 2026, the date these consolidated financial statements were available to be issued.

On July 3, 2026, the Company issued an aggregate of 16,500,000 shares of Class B Common Stock to the following persons: (1) 71,355 shares of Class B Common Stock to Pingxin Wang, our Chief Executive Officer and Chairman, (2) 7,599,226 shares of Class B Common Stock to Dongwei Wang, our Interim Chief Financial Officer, Director; (3) 7,135,425 shares of Class B Common Stock to Huiqin Zhang, a principal shareholder and employee of the Company; (4) 1,025,715 shares of Class B Common Stock to James Wang, a shareholder of the Company; and (5) 668,279 shares of Class B Common Stock to Austin Wang, a shareholder of the Company.

As the issuance represents a recapitalization, the accompanying financial statements and all applicable share and per-share amounts have been retroactively adjusted to reflect the issuance of an aggregate of 16,500,000 additional shares of Class B Common Stock for all periods presented.

There are no other subsequent events identified that would require disclosure in the financial statements, except as disclosed in Notes 1 and 7.

F-17

VARSAL TECH, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2026	2025
	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$8,481,982	$2,987,629
Accounts receivable, net of allowance for credit losses of $0 and $0 as of June 30, 2026 and September 30, 2025, respectively	3,080,049	264,399
Inventories	478,541	585,335
Other current assets	1,201	247
Total current assets	12,041,773	3,837,610

Operating lease right of use asset, net	140,636	208,619
Deferred offering cost	323,784	-
Property and equipment, net	100,126	113,861
Deferred tax asset	1,600	-
Total assets	$12,607,919	$4,160,090

CURRENT LIABILITIES
Accounts payable	$1,359,836	$126,393
Income tax payable	912,023	-
Operating lease liability - current	93,053	90,985
Other payables and accrued liabilities	88,082	4,735
Total current liabilities	2,452,994	222,113

Operating lease liability - non-current	47,583	117,634
Total liabilities	2,500,577	339,747

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS’ EQUITY
Class A common stock: $0.001 par value; authorized 50,000,000 shares; 0 shares issued and outstanding at June 30, 2026 and September 30, 2025	-	-
Class B common stock: $0.001 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding at June 30, 2026 and September 30, 2025	20,000	20,000
Retained earnings	10,087,342	3,800,343
Total shareholders’ equity	10,107,342	#3,820,343
Total liabilities and shareholders’ equity	$12,607,919	$4,160,090

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-18

VARSAL TECH, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended June 30,		For the Nine Months Ended June30,
	2026	2025	2026	2025

Revenues, net	$8,491,421	$10,362,170	$16,574,573	$22,102,026

Cost of revenues	3,219,587	6,067,477	6,291,666	14,218,467

Gross profit	5,271,834	4,294,693	10,282,907	7,883,559

Operating expenses
General, administrative and selling expenses	473,114	261,141	1,682,389	898,121
Total operating expenses	473,114	261,141	1,682,389	898,121

Income from operations	4,798,720	4,033,552	8,600,518	6,985,438

Other income
Interest income	22,300	12,508	49,881	44,035
Other income	-	210	-	3,571
Total other income	22,300	12,718	49,881	47,606

Income before provision for income taxes	4,821,020	4,046,270	8,650,399	7,033,044
Provision for income taxes	1,361,400	-	1,863,400	-

Net income	$3,459,620	$4,046,270	$6,786,999	$7,033,044

Basic and diluted net income per share	$0.17	$0.20	$0.34	$0.35

Weighted average common shares outstanding, basic and diluted (1)	20,000,000	20,000,000	20,000,000	20,000,000

(1)	As a result of the Restructuring (see Note 7), the Company has retroactively adjusted the weighted average shares outstanding for all periods presented.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-19

VARSAL TECH, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED JUNE 30, 2026 AND 2025

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balance, September 30, 2024	20,000,000	$20,000	$3,915,837	$3,935,837
Net income	-	-	7,033,044	7,033,044
Dividends	-	-	(3,686,626)	(3,686,626)
Balance, June 30, 2025	20,000,000	$20,000	$7,262,255	$7,282,255

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balance, September 30, 2025	20,000,000	$20,000	$3,800,343	$3,820,343
Net income	-	-	6,786,999	6,786,999
Dividends	-	-	(500,000)	(500,000)
Balance, June 30, 2026	20,000,000	$20,000	10,087,342	10,107,342

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-20

VARSAL TECH, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Ended	For the Nine Ended
	Months June 30,	Months June 30,
	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,786,999	$7,033,044
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization expense	18,844	14,629
Gain on disposal of equipment	-	(3,361)
Deferred income taxes	(1,600)	-
Noncash lease expense related to operating lease right-of-use assets	67,983	65,976
Change in operating assets and liabilities
Account receivable	(2,815,650)	(3,521,310)
Inventories	106,794	111,781
Other current assets	(954)	58,518
Operating lease liability	(67,983)	(65,976)
Accounts payable	1,233,443	3,206,923
Income tax payable	912,023	-
Other payables and accrued liabilities	83,347	3,363
Net cash provided by operating activities	6,323,246	6,903,587

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	-	4,500
Purchase of equipment	(5,109)	(32,389)
Net cash used in investing activities	(5,109)	(27,889)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(500,000)	(3,686,626)
Payment of offering costs	(323,784)	-
Net cash used in financing activities	(823,784)	(3,686,626)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,494,353	3,189,072

Cash and cash equivalents, beginning of period	2,987,629	2,831,880

Cash and cash equivalents, end of period	$8,481,982	$6,020,952

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$952,977	$-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-21

NOTE 1 – NATURE OF BUSINESS AND ORGANIZATION

Varsal Tech, Inc. (“Varsal Tech” or “the Company”) was incorporated in the State of Delaware on September 30, 2025. The Company develops and sells specialty chemicals, pharmaceutical intermediates, analytical instruments and parts. Products are sold either directly to end users or through distributors.

On December 31, 2025, the Company acquired Varsal, LLC, a single-member limited liability company in accordance with the statutes of the Commonwealth of Pennsylvania in April 2003, through a merger transaction with Varsal Inc., which was the sole member of Varsal LLC(the “Restructuring”, see Note 7). Following the Restructuring, the Company became the surviving entity and Varsal LLC became a wholly owned subsidiary of the Company.

In connection with the Restructuring, each share of common stock of Varsal Inc., par value $0.001 per share, issued and outstanding immediately prior to the Restructuring, was cancelled and converted into one share of the Company’s Class B common stock, par value $0.001 per share. The Restructuring was accounted for as a transaction between entities under common control. Accordingly, the accompanying unaudited condensed consolidated financial statements reflect the historical carrying amounts of Varsal LLC, and the change in equity structure has been retroactively reflected for all periods presented. Additional information is included in Note 7.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The unaudited condensed consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, these unaudited condensed consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations, cash flows and changes in equity as of June 30, 2026, and for the three and nine months ended June 30, 2026 and 2025. These unaudited condensed financial statements do not include certain information and footnote disclosures as required by U.S. GAAP for complete annual financial statements. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended September 30, 2025 and 2024.

Basis of consolidation

The accompanying unaudited condensed consolidated financial statements and notes thereto have been prepared on a consolidated basis and reflect the consolidated financial position of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated from these financial statements.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. It is at least reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Significant estimates inherent in the preparation of the accompanying condensed consolidated financial statements include sales return reserve, allowance for doubtful accounts, and inventory valuation.

F-22

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. The normal credit term granted to customers ranges from 30 to 60 days, depending on the nature of the transaction and the customer’s creditworthiness. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for credit losses is required.

The Company evaluates the creditworthiness of all of its customers individually before accepting them and continuously monitors the recoverability of accounts receivable. If there are any indicators that a customer may not make payment, the Company may consider making provision for non-collectability for that particular customer. At the same time, the Company may cease further sales or services to such customer.

Accounts receivable are recognized and carried at carrying amount less an allowance for credit losses, if any. On a periodic basis, the Company evaluates its accounts receivable and determines whether to provide an allowance or write off any accounts based on past write-offs, collections, and current credit conditions.

As of June 30, 2026 and September 30, 2025, no allowance for credit losses was deemed necessary. There were no changes in the allowance for credit losses during the nine months ended June 30, 2026 and 2025, and no credit loss expense was recognized during the three and nine-month periods.

Inventories

Inventories consist primarily of specialty chemicals, pharmaceutical intermediates, and analytical instruments. Inventories are stated at the lower cost or net realizable value, which is defined as estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

Cost is determined by using the specific identification for chemical products and the weighted-average method for analytical instruments and parts. Cost includes the purchase price, freight, import duties, taxes, and other costs directly attributable to bringing the inventories to their present condition and location.

The Company regularly reviews inventory and considers forecasts of future demand, market conditions, and product obsolescence. If the estimated realizable value of inventory is less than its cost, the Company records provisions to reduce the carrying value to the estimated market value. The Company also reviews inventory for slow-moving or obsolete items and records allowances for obsolescence when necessary.

As of June 30, 2026 and September 30, 2025, no inventory valuation or obsolescence allowance was considered necessary.

Deferred offering costs

Deferred offering costs consisted of fees and expenses incurred in connection with the sale of the Company’s proposed initial public offering (“IPO”), including the legal, printing, and other offering-related costs. Upon completion of the IPO, these deferred offering costs are to be reclassified from assets to shareholders’ equity and recorded against the net proceeds from the offering. As of June 30, 2026, and September 30, 2025, deferred offering costs amounted to $323,784 and $0, respectively.

Property and equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Major additions and improvements are capitalized, while routine maintenance and repairs are expensed as incurred.

Depreciation and amortization expenses are computed using the straight-line method over the estimated useful lives of the assets as follows:

Asset Class	Useful Life
Furniture and computers	3-7 years
Equipment	5-7 years
Automobiles	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Impairment of long-lived assets

The Company reviews the useful lives and carrying values of property and equipment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying amount is not recoverable based on undiscounted cash flows, an impairment loss is recognized to the extent that the carrying amount exceeds its estimated fair value.

As of June 30, 2026 and September 30, 2025, no impairment of property and equipment was considered necessary.

Deferred offering costs

Deferred offering costs consisted of fees and expenses incurred in connection with the sale of the Company’s proposed offering, including the legal, printing, and other offering-related costs. Upon completion of the IPO, these deferred offering costs are to be reclassified from assets to shareholders’ equity and recorded against the net proceeds from the offering. As of June 30, 2026 and September 30, 2025, deferred offering costs amounted to $323,784and $0, respectively.

Revenue recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, when control of the promised goods transfers to the customer, in an amount that reflects the consideration expected to be received. The Company is considered the principal in these transactions, and the revenue is recognized on a gross basis, as the Company 1) is the primary obligor to fulfil its promise to its customers for the delivery of the promised goods, 2) has inventory risk, and 3) has latitude in setting prices.

The Company applies the five-step revenue recognition model under ASC 606 to all customer contracts.

(1) The Company enters into legally enforceable contracts with customers through signed agreements or purchase orders.

(2) The Company’s contracts with customers generally include a single performance obligation, which is the transfer of control of chemical products to customers under agreed specifications and delivery terms.

(3) The transaction price is the fixed consideration stated in the contract, as the Company does not provide discounts, rebates, price concessions, or any other forms of variable consideration.

(4) Because each contract contains only one performance obligation, the delivery of chemical products, the entire transaction price is allocated to that obligation based on the contractual unit selling price, which represents the standalone selling price of the product.

(5) Revenue is recognized at a point in time when control of the product transfers to the customer in accordance with the applicable shipping terms.

All of the Company’s revenue is derived from the sale of specialty chemicals, pharmaceutical intermediates, analytical instruments, and parts. Each contract generally contains a single performance obligation, which is satisfied at a point in time, typically upon shipment or delivery in accordance with the applicable shipping terms.

F-23

Revenue is presented with a net of expected returns and allowances, estimated using historical experience and current expectations. Based on historical experience, no significant adjustments for variable consideration or sales return reserves are required. Amounts received from customers prior to shipment are recorded as customer deposits and recognized as revenue upon delivery of the related goods. Payment terms are generally 30 to 60 days after delivery.

The Company evaluates the nature of its relationship with customers for each revenue-generating contract to determine whether it acts as a principal or an agent in accordance with ASC 606, Revenue from Contracts with Customers. The Company has concluded that it acts as the principal in its contracts for the sale of pharmaceutical reagents and specialty chemicals because it controls the specified goods before they are transferred to the customer. This control is evidenced by the Company’s primary responsibility for fulfilment, including meeting technical specifications and providing “pharma-grade” certifications (e.g., TMC) required for customers’ FDA filings, as well as bearing significant inventory risk related to loss or obsolescence prior to shipment. Furthermore, the Company maintains full latitude in establishing prices based on market conditions and its value-added manufacturing processes rather than earning a fixed commission. In instances where third-party manufacturing partners or contract development and manufacturing organization s (“CDMOs”) are utilized, the Company remains the principal as it provides proprietary technical know-how, maintains the primary customer relationship, and retains legal liability for product quality and regulatory standards. Accordingly, revenue is recognized on a gross basis, and costs incurred to manufacture or obtain the goods are recorded within cost of revenues.

Income taxes

The accompanying condensed consolidated financial statements include the historical financial results of Varsal Inc., an S corporation, under predecessor accounting in accordance with ASC 805-50 (see Note 7). No federal income tax provision or deferred taxes have been recorded for periods prior to the Restructuring, as Varsal Inc. was an S corporation and its income flowed through to its shareholders. Effective January 1, 2026, the Company converted to a corporation and is subject to U.S. federal and the State of Pennsylvania income taxes. Accordingly, the Company began recognizing income tax expense and deferred taxes from that date.

Deferred taxes are accounted for using the asset and liability method. Deferred tax assets and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences represent differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the periods in which the temporary differences are expected to reverse.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained upon examination by taxing authorities. The Company has not recorded any liabilities for unrecognized tax benefits as of June 30, 2026.

The Company files federal and State of Pennsylvania income tax returns. Open tax years for these jurisdictions are 2022 to 2025, which expire in 2026 to 2028, respectively.

Leases

The Company records right-of-use (“ROU”) assets and related lease obligations on the condensed consolidated balance sheets.

If a contract provides the Company with the right to substantially all the economic benefits and the right to direct the use of the identified asset, it is generally considered to be or contain a lease. ROU assets represent the Company’s right to use an underlying asset for the lease terms, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term. The discount rate used is the implicit rate in the lease contract, if it is readily determinable, or the Company’s incremental borrowing rate. As the Company’s lease does not provide an implicit rate, the Company uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. The ROU asset is also adjusted for any lease prepayments made, lease incentives received, and initial direct costs incurred. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

F-24

Fair values of financial instruments

ASC 825, Financial Instruments, requires disclosure of fair value information about financial instruments. ASC 820, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and all other current assets and liabilities approximate fair values due to their short-term nature.

For other financial instruments to be reported at fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1	–	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2	–	Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3	–	Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Company does not have any assets or liabilities measured at fair value on a recurring or non-recurring basis.

Earnings per share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Earnings per share is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period.

Shipping and handling costs

The Company accounts for shipping and handling activities as fulfilment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs are included in the cost of revenues in the accompanying condensed consolidated statements of income.

Advertising costs

Advertising costs, including marketing expenses, incurred in the normal course of operations, are expensed as incurred. Advertising costs were insignificant for the three and nine months ended June 30, 2026 and 2025.

Research and Development Costs

Research and development (“R&D”) costs consist of both direct and indirect costs associated with product and process development activities. These costs encompass efforts related to new product development, process improvements, and sustainability initiatives, which are often driven by specific customer requirements within the pharmaceutical, electronics, and specialty industrial sectors. The Company conducts limited R&D activities in-house.

F-25

In accordance with ASC 730, Research and Development, all such costs are expensed as incurred. Research and development costs were insignificant for the nine months ended June 30, 2026 and 2025 and were included within general, administrative and selling expenses. Research and development expenditures incurred during the periods presented were immaterial.

Segment reporting

The Company follows ASC Topic 280, Segment Reporting. The Company’s Chief Executive Officer, who serves as the Chief Operating Decision Maker (“CODM”), reviews the results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and, hence, the Company has only one reportable segment. Significant expense categories regularly provided to and reviewed by the CODMs are those presented in the statements of income. The Company does not distinguish between markets or segments for the purpose of internal reporting.

Accounting pronouncements issued and not yet adopted

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. This ASU requires public business entities to disclose, on an annual basis, (1) specific categories in the rate reconciliation, and (2) additional information for reconciling items that meet a quantitative threshold — if the effect equals or exceeds five percent of pretax income (or loss) multiplied by the applicable statutory income tax rate. The amendments are effective for annual periods beginning after December 15, 2024, for public business entities, and after December 15, 2025 for all other entities. The amendments should be applied prospectively; retrospective application is optional. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements and accompanying notes.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements—Amendments to Remove References to the Concepts Statements. The amendments include clarifications and refinements affecting several areas of the Codification, including revenue recognition (ASC 606), lease accounting (ASC 842), and impairment of long-lived assets (ASC 360). The ASU provides enhanced guidance related to estimating variable consideration, accounting for contract modifications, determining lease terms, and simplifying certain aspects of impairment testing. It also introduces increased disclosure requirements for financial instruments and derivatives. The amendments are effective for annual periods beginning after December 15, 2024, for public business entities, and after December 15, 2025, for all other entities. The Company’s management is evaluating the impact this guidance will have on its consolidated financial statements and accompanying notes.

In November 2024, the FASB issued ASU No. 2024-03: Income Statement – Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure of qualitative and quantitative information about certain costs and expenses in the notes to the consolidated financial statements on an interim and annual basis. The amendments in this ASU are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company’s management is evaluating the impact this guidance will have on its consolidated financial statements and accompanying notes.

F-26

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. This standard introduces a practical expedient, and, if applicable, an accounting policy election to simplify the measurement of credit losses for certain receivables and contract assets. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The Company’s management is currently evaluating the impact of this standard and does not expect the adoption of this guidance to have a material impact on its consolidated financial statements and accompanying notes.

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	June 30,	September 30,
	2026	2025
Furniture and computers	$106,929	$101,820
Equipment	57,210	57,210
Automobiles	139,568	139,568
Leasehold improvements	38,787	38,787
Total property and equipment, at cost	342,494	337,385
Less: accumulated depreciation and amortization	(242,368)	(223,524)
Property and equipment, net	$100,123	$113,861

Depreciation and amortization expenses related to property and equipment were $6,282 and $4,877 for the three months ended June 30, 2026, and 2025, respectively, and $18,844 and $14,629 for the nine months ended June 30, 2026 and 2025, respectively.

NOTE 4 – CONCENTRATION OF RISKS

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents as well as accounts receivable.

As of June 30, 2026, and September 30, 2025, $8,481,982 and $2,987,629, respectively, were deposited with various financial institutions and financial services companies in the United States. Accounts at each institution in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000. The Company had deposits of $7,659,612 and $2,156,363, respectively, in excess of the FDIC insurance limit, as of June 30, 2026, and September 30, 2025, respectively.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The Company, as indicated below, has customers that accounted for more than 10% of its accounts receivable as of June 30, 2026, and September 30, 2025. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Customer concentration risk

As of June 30, 2026, the Company had two customers with accounts receivable balances individually exceeding 10% of total accounts receivable. These customers represented approximately 62% (“Customer A”) and 34% (“Customer B”) of the Company’s total accounts receivable as of June 30, 2026. As of September 30, 2025, the Company had five customers with accounts receivable balances individually exceeding 10% of total accounts receivable. These customers represented approximately 18% (“Customer C”), 16% (“Customer G”), 13% (“Customer H”), 12% (“Customer F”) and 11% (“Customer E”) of the Company’s total accounts receivable as of September 30, 2025.

F-27

For the nine months ended June 30, 2026, Customer A and Customer B accounted for 64% and 25% of total revenues, respectively. For the nine months ended June 30, 2025, Customer A and Customer B accounted for 42% and 47% of total revenues, respectively.

Supplier concentration risk

For the nine months ended June 30, 2026, Shanghai Varsal and Shanghai Everbright accounted for approximately 23% and 39% of the Company’s total purchases. For the nine months ended June 30, 2025, Shanghai Varsal and Shanghai Everbright accounted for approximately 19% and 72% of the Company’s total purchases.

As of June 30, 2026, accounts payable to one supplier, Shanghai Everbright, represented approximately 55% of our total accounts payable. As of September 30, 2025, accounts payable to two suppliers, Varsal Technology and Varsal Chemicals, represented approximately 47% and 37% of total accounts payable, respectively.

NOTE 5 – LINE OF CREDIT

The Company has a demand line of credit agreement with a bank that permits borrowing up to $1,000,000, expiring on November 29, 2026. Interest is charged on the outstanding balance at the 30-day Secured Overnight Financing Rate (SOFR) plus 2.5% and is payable monthly. The line of credit is collateralized by all the assets of the Company and certain real estate leased from a management member. The line of credit agreement includes a covenant requiring that, for at least 30 consecutive calendar days during each fiscal year, the Company’s outstanding balance on the line of credit must be $750,000 or less. The Company has not borrowed under the line of credit and has been in compliance with the covenants? during the nine-month periods ended June 30, 2026 and 2025.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company. The Company does not have any commitments or contingencies at this time.

NOTE 7 – RESTRUCTURING

As disclosed in Note 1, on December 31, 2025, the Company completed the Restructuring with Varsal Inc, the sole member of Varsal LLC. As a result of the Restructuring, Varsal LLC became a wholly owned subsidiary of the Company, and the Company became a holding company.

The Restructuring was accounted for as a transaction between entities under common control; immediately prior to the Restructuring, Varsal Inc.’s outstanding shares of common stock were cancelled and converted on a one-for-one basis into the Company’s Class B common stock, and no other shares of the Company’s common stock were issued or outstanding prior to the Restructuring.

	Total Number of Shares Held by Shareholders At December 31, 2025
	Varsal Inc.	Varsal Tech Inc.
Shareholder A	86,491	86,491
Shareholder B	8,649,000	8,649,000
Shareholder C	9,211,183	9,211,183
Shareholder D	1,243,291	1,243,291
Shareholder E	810,035	810,035
Total	20,000,000	20,000,000

F-28

Accordingly, the assets and liabilities of Varsal LLC were recognized at their historical carrying amounts. The Company retrospectively applied the effects of the Restructuring to the unaudited condensed consolidated financial statements for all periods presented. As such, the Company has prepared the unaudited condensed consolidated financial statements as if the Restructuring had occurred on October 1, 2024.

The following table presents the impact of the Restructuring on the Company’s unaudited condensed consolidated balance sheet as of September 30, 2025 by (i) combining the balance sheet of Varsal LLC as of September 30, 2025 with Varsal Tech’s Restructuring-related equity transactions incurred on December 31, 2025 and (ii) eliminating Varsal LLC’s historical member’s equity with a corresponding adjustment to the Company’s retained earnings in connection with the Restructuring.

	Varsal
	LLC	Varsal		Varsal Tech Inc.
	(As previously reported)	Tech (See Note 8)	Restructuring Adjustments	Consolidated (As presented)

Assets:
Current Assets:
Cash and cash equivalents	$2,987,629	$-	$-	$2,987,629
Accounts receivable, net	264,399	-	-	264,399
Inventories	585,335	-	-	585,335
Other current assets	247	-	-	247
			-	-
Total current assets	3,837,610	-	-	3,837,610

Operating Lease right of use asset, net	208,619	-	-	208,619
Property and equipment, net	113,861	-	-	113,861

Total assets	$4,160,090	$-	$-	$4,160,090

Liabilities and Equity
Current liabilities:
Accounts payable	$126,393	$-	$-	$126,393
Operating lease liability - current	90,985	-	-	90,985
Other payables and accrued liabilities	4,735	-	-	4,735
Total current liabilities	222,113	-	-	222,113
				-
Operating lease liability - non-current	117,634	-	-	117,634
Total liabilities	339,747	-	-	339,747

Commitments and Contingencies

Equity
Member’s Equity	3,820,343	-	(3,820,343)	-
Common Stock	-	20,000		20,000
Retained Earnings	-	(20,000)	3,820,343	3,800,343
Total Equity	3,820,343	-	-	3,820,343
Total liabilities and equity	$4,160,090	$-	$-	$4,160,090

Since Varsal Tech had no activities other than the equity transactions reflected in the table above for the three months ended December 31, 2025, the Restructuring did not impact the Company’s unaudited condensed consolidated statements of income for the three months and nine months ended June 30, 2026 and 2025.

NOTE 8 – COMMON STOCK

The Company is authorized to issue 50,000,000 shares of Class A common stock, par value $0.001 per share, and 50,000,000 shares of Class B common stock, par value $0.001 per share. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes. As of June 30, 2026 and September 30, 2025, there were no shares of Class A common stock issued or outstanding, and 20,000,000 shares of Class B common stock were issued and outstanding.

F-29

NOTE 9 – RELATED PARTY TRANSACTIONS

Operating lease

The Company has a lease for its office and warehouse space located in Warminster, Pennsylvania, with a management member, a related party, with a monthly payment of $8,000. The initial lease term was for twelve months, commencing on July 1, 1998, and automatically renews on an annual basis.

Management considered the Company’s current business growth, its plan to pursue an initial public offering (“IPO”) in the near future, and the related operational expansion strategy following the IPO. The Company expects to continue utilizing the existing facility as its primary office and warehouse location to support operations through December 31, 2027. Accordingly, the Company has determined to use December 31, 2027 as lease termination date to recognize the right-of-use asset and lease liabilities.

Total operating lease costs and cash paid for amounts included in the measurement of lease liabilities were $72,000 for the nine months ended June 30, 2026 and 2025. The operating lease costs were included within general, administrative, and selling expenses in the accompanying unaudited condensed consolidated statements of income.

As of June 30, 2026 and September 30, 2025, the weighted average remaining lease term for operating leases is 1.5 and 2.25 years respectively, and the weighted average discount rate used to determine the operating lease liabilities is 3% for both periods.

As of June 30, 2026, future minimum payments required under the operating lease are:

Operating
Lease
2026	$24,000
2027	96,000
2028	24,000
Total minimum lease payments	144,000
Less: Amount representing interest	(3,364)
Total lease liability - related party	$140,636
Current portion	$93,053
Non-current portion	$47,583

NOTE 10 – SIGNIFICANT THIRD-PARTY TRANSACTIONS

Varsal Chemicals (Tangshan) Co., Ltd. (“Varsal Chemicals”) is a company organized under the laws of the People’s Republic of China. The Company’s predecessor, Varsal Inc., previously held a 12.9% noncontrolling equity interest in Varsal Chemicals. Prior to the Restructuring described in Note 7, the 12.9% equity interest in Varsal Chemicals was held by Varsal Inc., the Company’s predecessor. Following the completion of the Restructuring on December 31, 2025, Varsal Tech does not hold any direct or indirect equity interest in Varsal Chemicals.

Varsal Chemicals is a party to a three-way research and product development agreement with Varsal LLC and Shanghai Varsal (the “Three-Way Product Development Agreement”), under which the parties perform joint and/or separate product development activities related to the development and improvement of chemical products. Varsal Chemicals also acts as a third-party manufacturer for the Company and supplied approximately 3% and 7% of the Company’s total product purchases during the fiscal years ended September 30, 2025 and 2024, respectively. During the nine months ended June 30, 2026 and 2025, Varsal Chemicals supplied 3% and 2%, respectively, of the products the Company purchased. These transactions were conducted on terms that the Company believes are comparable to those that would be available from unrelated third parties.

Management evaluated the Company’s relationship with Varsal Chemicals under ASC 850, Related Party Disclosures, for each of the periods presented. Although the current shareholders of the Company also hold 100% of the equity interests in Varsal Holdings LLC, which in turn holds a 12.9% noncontrolling equity interest in Varsal Chemicals, the Company concluded that Varsal Chemicals does not meet the definition of a related party under ASC 850-10-20. This conclusion is based on the following factors: (i) Varsal Tech does not hold any ownership interest in Varsal Chemicals; (ii) neither Varsal Tech nor Varsal Holdings has the ability to control or exercise significant influence over the management or operating policies of Varsal Chemicals; (iii) Varsal Tech has no board representation, management participation rights, voting rights, or other governance rights with respect to Varsal Chemicals; and (iv) the 12.9% interest held by Varsal Holdings is a passive, noncontrolling minority position that does not carry any rights to influence Varsal Chemicals’ operations.

No other related party transactions occurred during the periods presented, other than the operating lease described above.

NOTE 11 – RETIREMENT PLAN

The Company has a 401(k) deferred salary savings plan, which is a qualified defined contribution plan. All employees of the Company are eligible to participate in the plan on January 1st following completion of six months of service. Pursuant to this plan, employees can contribute the maximum allowed by law during a year to the plan. The Company matches 100% of the first 4% of employee compensation. In addition, the Company’s Board of Directors has the discretion to contribute an additional amount, up to a maximum of 25% of employee compensation.

For the nine months ended June 30, 2026 and 2025, there was no discretionary contribution, and the matching contributions were $23,074 and $16,023, respectively.

NOTE 12 – SEGMENT REPORTING

Management performed an assessment of the Company’s operating segments in accordance with ASC 280-10-50-1 through 50-9. Based on this evaluation, the Company determined that it operates as a single operating segment, which is also its sole reportable segment. Revenues from external customers for the Company’s principal product groups are disclosed below. Pharmaceutical intermediates primarily consist of TMC and other high-purity chemicals. Other revenue consists of all other products and services sold by the Company.

Revenue by Product Group

The following table summarizes revenue by product group for the nine months ended June 30, 2026 and 2025:

	For the nine months ended
	June30,
	2026	2025
Pharmaceutical intermediates	$14,691,600	$20,255,119
Other	1,882,973	1,846,907
Total revenues, net	$16,574,573	$22,102,026

Revenue by Geography

The following table summarizes revenue by geographic area for the nine months ended June 30, 2026 and 2025:

	For the nine months ended
	June 30,
	2026	2025
United States	$1,545,255	$12,418,168
India	14,708,232	9,315,530
Other Foreign Countries	321,086	368,328
Total Revenues, net	$16,574,573	$21,102,026

The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”) and reviews financial performance and makes resource allocation decisions at the entity level. The CODM uses net income, prepared in accordance with U.S. GAAP to assess performance and make resource allocation decisions. The CODM utilizes net income to evaluate financial performance, monitor variances against budget and forecast, and guide strategic decisions. Segment assets are reported as assets on the Company’s condensed consolidated balance sheets.

Significant expense categories regularly reviewed by the CODM include:

●	Cost of Revenues
●	General, Administrative and Selling Expenses

The measure of segment assets is reported on the balance sheets as total assets. Any long-lived assets are located in the United States.

F-30

NOTE 13 – INCOME TAXES

No federal income tax provision or deferred taxes have been recorded for periods prior to December 31, 2025, as Varsal Inc. was an S corporation and its income flowed through to its shareholders (see Note 7). The following summarizes the Company’s provision for income taxes on income from continuing operations:

	For the three months ended 06/30/2026	For the nine months ended 06/30/2026

Current
Federal	$997,200	$1,360,000
State	365,000	505,000
Foreign	-	-
	1,362,200	1,865,000
Deferred
Federal	$600	$1,200
State	200	400
Foreign	-	-
	800	1,600

Total	$1,361,400	$1,863,400

Income taxes for the three and nine months ended June 30, 2026 differs from the amount computed by applying the federal statutory corporate rate of 21% to the pre-tax book income from continuing operations

	For the Three Months Ended 06/30/2026	For the Nine Months Ended 06/30/2026

Current:
Expected income tax expense at statutory rate	$1,020,200	$1,411,000
Increase in taxes due to:
State tax, net of federal benefit	340,000	450,000
Permanent differences	500	1,000
Foreign Rate Differential	-	-
Other, net	700	1,400
Income tax expense	$1,361,400	$1,863,400

The components of deferred taxes on June 30, 2026 are summarized below:

As of June 30, 2026
Deferred tax assets:
Lease Liability	$40,000
Excess of book depreciation over tax	1,600
Total deferred tax assets	41,600

Deferred tax liabilities:
ROU Asset	$(40,000)
Total deferred tax liabilities	(40,000)

Total deferred tax assets (liabilities)	$1,600

The Company recognizes the tax benefit of uncertain tax positions only when it is more-likely-than-not that the position will be sustained upon examination by taxing authorities. Management has evaluated the Company’s tax positions and concluded that no material uncertain tax positions exist as of June 30, 2026.

NOTE 14 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 17, 2026, the date of these unaudited condensed consolidated financial statements are available to be issued.

On July 3, 2026, the Company issued an aggregate of 16,500,000 shares of Class B Common Stock to the following persons: (1) 71,355 shares of Class B Common Stock to Pingxin Wang, our Chief Executive Officer and Chairman, (2) 7,599,226 shares of Class B Common Stock to Dongwei Wang, our Interim Chief Financial Officer, Director; (3) 7,135,425 shares of Class B Common Stock to Huiqin Zhang, a principal shareholder and employee of the Company; (4) 1,025,715 shares of Class B Common Stock to James Wang, a shareholder of the Company; and (5) 668,279 shares of Class B Common Stock to Austin Wang, a shareholder of the Company.

As the issuance represents a recapitalization, the accompanying financial statements and all applicable share and per-share amounts have been retroactively adjusted to reflect the issuance of an aggregate of 16,500,000 additional shares of Class B Common Stock for all periods presented.

There are no other subsequent events identified that would require disclosure in the unaudited condensed consolidated financial statements.

F-31

          Shares

Class A Common Stock

R.F. Lafferty & Co., Inc

PROSPECTUS

                         , 2026

Until                    , 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by (other than the underwriting discounts and commissions) us in connection with the offering described in this registration statement. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee		$2,913.91
NYSE listing fee	$	*
FINRA Filing Fee		$2,650.00
Legal Fees and Other Expenses		$250,000.00
Accounting Fees and Expenses		$8,220.00
Printing Expenses		$10,000
Transfer Agent Fees and Expenses	$	*
Miscellaneous Expenses		$54,050.00
Total Expenses		$323,783.91

*To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its shareholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

We will adopt provisions in our Amended and Restated Certificate of Incorporation, which will become effective immediately prior to the closing of this offering, that limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as directors or officers, except for liability for:

●	any breach of their duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for our directors, any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions;
●	any transaction from which they derived an improper personal benefit; or
●	for our officers, any derivative action by or in the right of the corporation.

These limitations of liability do not alter director and officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated bylaws will provide that:

●	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
●	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

Our Amended and Restated Certificate of Incorporation provides that, the registrant’s directors and officers shall not be personally liable to the registrant or its shareholders for monetary damages for any breach of fiduciary duty as directors of the registrant subject to the limitation expressed in the above and contain in Section 102(b)(7) of the DGCL. Accordingly, our Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL. Our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The registrant has also obtained liability insurance for its officers and directors and has entered into, or will enter into, indemnification agreements with its directors and officers. The form of the indemnification agreements is attached as an exhibit to this registration statement. Under the indemnification agreements, we are required to indemnify each indemnitee to the fullest extent permitted by Delaware law against all losses arising from any claim related to such person’s service as a director or officer. The agreements require the Company to advance expenses within ten days of request, subject to an undertaking to repay if the indemnitee is ultimately determined not to be entitled to indemnification. The agreements also provide for specific protections following a Change in Control (as defined therein), including the right to select Independent Counsel and a presumption in favor of indemnification. The agreements survive the indemnitee’s cessation of service and obligate the Company to maintain directors’ and officers’ liability insurance for the duration of any potential claim period.

Registrant intends to enter into written agreements (“Director Agreements”) with each of its Directors which shall also contain a provision that the registrant will indemnify and defend a Director against any liability incurred in the performance of the services to the fullest extent authorized in registrant’s Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws, as amended and applicable law. That the registrant agrees to maintain a Director’s and Officer’s (D&O) insurance policy to further indemnify Director against any liability incurred in the performance of his duties as a director.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, our Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation, which Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation have been filed as exhibits to this registration statement.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Please refer to the form of underwriting agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On July 3, 2026, the Company issued an aggregate of 16,500,000 shares of Class B Common Stock to the following persons: (1) 71,355 shares of Class B Common Stock to Pingxin Wang, our Chief Executive Officer and Chairman, (2) 7,599,226 shares of Class B Common Stock to Dongwei Wang, our Interim Chief Financial Officer, Director; (3) 7,135,425 shares of Class B Common Stock to Huiqin Zhang, a principal shareholder and employee of the Company; (4) 1,025,715 shares of Class B Common Stock to James Wang, a shareholder of the Company; and (5) 668,279 shares of Class B Common Stock to Austin Wang, a shareholder of the Company.

Because these shares of Class B Common Stock were issued for no cash or other consideration, the Company does not believe that the issuance constituted a “sale” of securities within the meaning of Section 2(a)(3) of the Securities Act. To the extent the issuance is deemed to involve an offer or sale of securities, the Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act because the issuance was made only to existing stockholders, did not involve any public offering or general solicitation, and no underwriters, placement agents, brokers or dealers were involved in the issuance. No underwriting discounts, commissions, placement agent fees or similar compensation were paid in connection with the issuance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-2 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Description
1.1	Form of Underwriting Agreement

3.1	Certificate of Incorporation, as currently in effect

3.2	Certificate of Correction

3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the closing of the offering

3.4	Bylaws, as currently in effect

3.5	Form of Amended and Restated Bylaws, to be in effect immediately prior to the closing of the offering

4.1	Specimen Stock Certificate

4.2	Form of Warrant

5.1	Opinion of Womble Bond Dickinson (US) LLP regarding the validity of the Shares of Class A Common Stock being registered

10.1#	Form of Executive Employment Agreement

10.2#	Form of Director and Officer Indemnification Agreement

10.3	Form of Director Agreement

10.4**	Manufacturing Agreement effective as of July 1, 2018 by and between Varsal Technology (Tianjin) Co., Ltd. and Varsal, LLC

10.5**	Manufacturing Agreement effective as of July 1, 2018 by and between Shanghai Varsal Co., Ltd., Varsal Chemicals (Tangshan) Co., Ltd. and Ltd. and Varsal, LLC

10.6	Form of Customer Agreement

14.1	Code of Business Conduct and Ethics of the Registrant

21.1	Subsidiaries

23.1	Consent of Grassi & Co., CPAs, P.C.

23.2	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1**	Consent of Kenneth D. Federman

99.2**	Consent of Jerry Lewin

99.3**	Consent of George Lovas

107**	Filing Fee Table

**	Previously filed
#	Indicates a management contract or any compensatory plan, contract or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warminster, State of Pennsylvania, on this 17th day of August, 2026.

Varsal Tech, Inc.

By:	/s/ Pingxin Wang
Pingxin Wang
Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pingxin Wang and Dongwei Wang as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pingxin Wang	Chairman and Chief Executive Officer (Principal Executive Officer)	August 17, 2026
Name: Pingxin Wang

/s/ Dongwei Wang	Interim Chief Financial Officer, Director (Principal Financial and Accounting Officer)	August 17, 2026
Name: Dongwei Wang

/s/ Ken Federman	Director Nominee	August 17, 2026
Name: Ken Federman

/s/ Jerry Lewin	Director Nominee	August 17, 2026
Name: Jerry Lewin

/s/ George Lovas	Director Nominee	August 17, 2026
Name: George Lovas

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